UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2

                                WINDSORTECH, INC.
                  --------------------------------------------
                 (Name of small business issuer in its charter)


           DELAWARE                      7389                    13-2599131
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                                  70 Lake Drive
                              Hightstown, NJ 08520
                              Phone: (609) 426-4666
          (Address and telephone number of principal executive offices and principal place of business)

                    Marc Sherman                           Copies of all
                  WindsorTech, Inc.                      correspondence to:
                    70 Lake Drive                         Alan Burger, Esq.
                Hightstown, NJ 08520                  Burger, Trailor & Farmer
                Phone: (609) 426-4666               1601 Forum Place, Suite 404
                 Fax: (609) 426-4543                 West Palm Beach, Fl 33401
                                                       Phone: (561-689-1663)
  (Name, address, including zip code, and telephone     Fax: (561-689-1707)
 number, including area code, of agent for service)

     Approximate date of proposed sale to the public: From time to time after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

============================== ======================= =================== ===================== ===================
                                                        Proposed maximum     Proposed maximum
   Title of each class of           Amount to be         offering price     aggregate offering       Amount of
 securities to be registered       registered(1)          per unit(2)             price           registration fee
------------------------------ ----------------------- ------------------- --------------------- -------------------
Common stock, $.01 par value
          per share               28,604,750 shares         $1.85            $52,918.788            $6,705.00
============================== ======================= =================== ===================== ===================


(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2) Estimated in accordance with Rule 457 solely for the purpose of determining the registration fee.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 25, 2004


                               [GRAPHIC OMITTED]

                                 WINDSORTECH INC

                                28,604,750 Shares

                                  Common Stock


     This prospectus relates to 28,604,750 shares of our common stock, par value $.01 per share, which will be sold at various times by the Selling Shareholders listed in this prospectus starting on page 13. More information about the shares is under "Description of Capital Stock."


     The Selling Shareholders may sell the shares of common stock in one or more transactions (which may include "block transactions") on the OTC Bulletin Board, in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sales, at prices related to such prevailing market prices or at negotiated prices.


     Our shares are listed on the OTC Bulletin Board under the symbol "WSRT.OB". On June 24, 2004, the last reported sale price of our common stock was $1.85.


     We  will  not  receive  any  proceeds  from  shares  sold  by  the  Selling
Shareholders and we will bear all the expenses incurred in connection with registering this offering of common stock.


     The Selling Shareholders may sell the shares of common stock directly or through underwriters, dealers or agents. They may also pledge or hypothecate some of the shares of common stock. This prospectus also relates to any sale of shares of common stock that might take place following any foreclosure of such a pledge. More information about the way the Selling Shareholders may distribute the common stock is under the heading "Plan of Distribution."


     Investing in shares of our common stock involves risks. See the information under the heading "Risk Factors" starting on page 7, which describes certain factors you should consider before purchasing the common stock.


     Our principal office is at 70 Lake Drive, Hightstown, NJ 08520, and our telephone number is (609) 426-4666.

                           --------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                           --------------------------

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference into this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in, and incorporated by reference into, this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.


                  The date of this prospectus is June 25, 2004.




                                              TABLE OF CONTENTS

Summary.................................................................................................4
Risk Factors............................................................................................7
Use of Proceeds........................................................................................12
Determination of Offering Price........................................................................13
Dilution...............................................................................................13
Selling Shareholders...................................................................................13
Plan of Distribution...................................................................................17
Directors, Executive Officers, Promoters and Control Persons...........................................18
Security Ownership of Certain Beneficial Owners and Management.........................................21
Description of Capital Stock...........................................................................22
Legal Matters..........................................................................................24
Experts................................................................................................25
Indemnification........................................................................................25
Description of Business................................................................................26
Management's Discussion and Analysis of Financial Condition and Results of Operations..................35
Property...............................................................................................43
Certain Relationships and Related Transactions.........................................................44
Market for Common Equity and Related Stockholder Matters...............................................46
Executive Compensation.................................................................................48
Financial Statements...................................................................................52
Changes In and Disagreements With Accountants on Accounting and Financial Disclosure...................54
Where You Can Find More Information....................................................................54


50


                                     SUMMARY

     The information below is only a summary of more detailed information included in other sections of this prospectus. The other information is important, so please read this entire prospectus carefully. You should read the following summary together with the more detailed information and financial statements and related notes thereto appearing elsewhere in this prospectus. This prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" contain a discussion of the factors that could contribute to those differences.


                                WINDSORTECH, INC.


What We Do

     We are a technology services company. We purchase and sell computer equipment and related products worldwide. We also provide maintenance services for IBM mainframes and associated peripherals and provide complete equipment asset management services including data security services and environmental compliance.

     We purchase excess, used and off-lease, "as-is" and refurbished IBM mainframes and associated IBM peripherals, midrange computers and pc computer equipment and related products from a variety of sources including Fortune 1000 companies, and leasing and finance companies. Our products are remarketed to brokers, exporters, wholesalers, retailers, value added resellers, schools, corporate end-users, or we disassemble them and remarketed them as component parts.

     We sell a wide range of used, "as-is" and refurbished products, including mainframe and associated peripherals, midrange computers, notebook and desktop computers, monitors, processors, disk drives, CD's, DVD's, modems, printers and memory. We only remarket mainframe and associated peripherals that are manufactured by IBM. The majority of the pc computers we offer for sale are brand name Intel Pentium class or equivalent products manufactured by IBM, Dell, Compaq, Apple, Sony, Fujitsu, Hewlett-Packard, Gateway, Toshiba and other major manufacturers. We provide maintenance services for IBM mainframes and associated peripherals and provide complete equipment asset management services including data security services and environmental compliance. We consider these items to be our "principal product". We operate in one segment and consider the sales of these products and services provided as our single source of revenue. Our business is marginally seasonal, with the July - September period usually being slower than other periods.

     In the fourth quarter of 2002 we established an Asset Management Group ("AMG"), a new division of the Company, to provide complete computer asset management and recovery services to leasing companies and major corporations. For a fee, we will receive, inspect and test each piece of equipment, remove sensitive data and report the results in a customized audit report to our client. We will then assist the client in the disposition of the equipment. One of the many benefits providing this service is that we receive the opportunity to become aware of opportunities to acquire inventory for resale or may acquire a right of first refusal on the client's computer asset base. This service is different from our current business practice in that we expect to contract with a particular customer, for a fee, to receive, inspect, test, and issue an audit report. We expect to then, for an additional fee, assist the customer in the disposition of the computer equipment or store it for future use, or dispose of it, in accordance with the customer's instructions and state and federal laws.


     On October 27, 2003 we filed U.S. Patent Application titled "System and Method of Erasing a Hard Drive via a Computer Network". Hard drive erasing software is installed into a software program, which simulates the booting of a floppy disk; the integrated software is subsequently installed into a software installation program and is delivered to the client's computer over the Internet or via a network. At the client computer, the hard drive erasing software is executed on the client's computer hard drive by executing the boot simulation software. This system and method provides an easy, fast and effective way for erasing hard disks, which meets US Department of Defense sanitizing standards. The erasing software is a DOS-based software program, which can remove sensitive information from a computer before the machine goes to a new or unprotected environment or to clear a hard disk of all programs and data before installing a new system. The software, which is licensed under a long-term license agreement, incorporates overwriting patterns which use up to 99 passes over hard disk sectors to ensure complete erasing of all sensitive data. All erasing procedures and results can be verified and displayed to the client. Other than this software, we do not sell any other products under license nor do we have any franchise or concession agreements.


     On May 28, 2004, we purchased QualTech International Corp and QualTech Services Group. QualTech International Corp sells refurbished IBM mainframes and associated IBM peripherals to companies around the world. QualTech Services Group provides hardware maintenance solutions and information systems consulting services to businesses in the United States. The combined revenues for 2002 and 2003 averaged $16 million annually. With this acquisition, we expand both our product and service offerings, grow our base of recurring service revenue, and gain access to an established base of corporate clients for potential cross marketing campaigns. The two companies have offices in Eagan, Minnesota, California, Colorado, Connecticut, Illinois, New York, Texas, Michigan and Wyoming.








About Us

     We were incorporated in Delaware on November 17, 1967, and commenced our current business operations on October 1, 2001. Our principal offices are located at 70 Lake Drive, Hightstown, NJ 08520. Our telephone number is (609) 426-4666. Our website is www.WindsorTechInc.com. The information on our website is not incorporated by reference into this prospectus.



                                               The Offering

Common stock offered by the Selling Shareholders        28,604,750 shares.

Use of Proceeds..............................           We will not receive any proceeds from the sale of
                                                        shares sold by the Selling Shareholders.

Number of Shares Outstanding ................           24,426,585 shares as of June 21, 2004

OTC Bulletin Board Symbol ...................           WSRT.OB.

Dividend Policy .............................           We have not paid dividends on our common stock and
                                                        do not anticipate paying dividends.  See "Dividend
                                                        Policy", page 46.

Market Price of Common Stock ................           Our common stock commenced trading on the OTC
                                                        Bulletin Board on October 24, 2003.
                                                        The marked price of the common stock has
                                                        ranged from a high of $4.40 to a low of
                                                        $1.20 since our common stock was quoted on the


                                                        OTC Bulletin Board.


     You should be aware that the total shares outstanding after this offering do not include:

     o shares reserved for issuance under our 2002 Employee Flexible Stock Plan; and

     o    shares reserved for issuance under outstanding options.

Risk Factors

     See "Risk Factors," starting on page 7, to read about factors you should consider before you purchase shares of our common stock. These factors include the following:

     o There could be significant uncertainty about our future financial results;

     o    We expect fluctuations in future quarterly results;

     o    We have limited principal markets and customers;

     o    We have significant dependence on major customers;

     o    There is a risk of industry concentration;

     o    We have no  significant  operating  history  for our Asset  Management
          Group;

     o    We rely on merchandise vendors as sources for our products;

     o We are subject to risks that our inventory may decline in value before we sell it or that we may not be able to sell the inventory at the prices we anticipate;

     o Declining prices for new computer equipment could reduce demand for our products;

     o If we need additional financing for unanticipated working capital needs or to finance acquisitions, we may not be able to obtain such capital, which could adversely affect our ability to achieve our business objectives;

     o    We rely on our principal stockholders/executive officers for funding;

     o If we experience problems in our distribution operations, we could lose customers;

     o    The industry in which we compete in is highly competitive;

     o We do not anticipate paying dividends on our common stock and we have the authority to issue potentially dilutive, senior preferred stock;

     o We recently commenced trading on the OTCBB and there is a lack of trading and liquidity of our common stock;

     o    We are dependent on key individuals;

     o    We are controlled by five principal stockholders;

     o    We have anti-takeover provisions.


                                  RISK FACTORS



FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK

     Certain statements in this registration statement constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. We intend that such forward-looking statements be subject to the safe harbors created thereby.


     All such forward-looking information involves risks and uncertainties and may be affected by many factors, some of which are beyond our control. These factors include:

     o    Our growth strategies.

     o    Anticipated trends in our business and demographics.

     o Our ability to successfully integrate the business operations of recently acquired companies; and o Regulatory, competitive or other economic influences.

     Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: our continued ability to sustain our growth through continuing vendor relationships, development of our Asset Management Group ("AMG") and future business acquisitions; the successful consummation and integration of future acquisitions; the ability to hire and retain key personnel; the continued development of our technical, manufacturing, sales, marketing and management capabilities; relationships with and dependence on third-party suppliers; anticipated competition; uncertainties relating to economic conditions where we operate and payment and clearance systems to which we are subject; uncertainties relating to government and regulatory policies; uncertainties relating to customer plans and commitments; rapid technological developments and obsolescence in the products we sell and the industries in which we operate and compete; existing and potential performance issues with suppliers and customers; governmental export and import policies; global trade policies; worldwide political stability and economic growth; the highly competitive environment in which we operate; potential entry of new, well-capitalized competitors into our markets; and changes in our capital structure and cost of capital. The words "believe", "expect", "anticipate", "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.


FACTORS AFFECTING FUTURE OPERATING RESULTS


     In addition to the other information contained herein, the following factors should be considered in evaluating our Company and our business. These risks and uncertainties include, but are not limited to those set forth herein, and from time to time in our other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference.

Uncertainty Of Future Financial Results


     We are a relatively newly formed business having been in business approximately three years. Even though we have been profitable in the past two quarters, our future financial results are uncertain. There can be no assurance that we will continue to achieve profitability, and we may incur losses in the foreseeable future. Achieving and sustaining profitability depends upon many factors, including our ability to raise capital when needed, the success of our various marketing programs, and the maintenance or reduction of expense levels.


Fluctuations In Future Quarterly Results


     Due to the uncertainty of future operating results, we may experience quarterly fluctuations. Quarterly operating results may fluctuate as a result of a variety of factors, including the timing of our delivery of significant orders; the ability of manufacturers to deliver, in a timely fashion, products for which we have received orders; the length of the sales cycle; receipt of volume discounts; the demand for products and services we offer; the introduction or announcements by computer manufacturers relating to the remarketing of new and used equipment; the hiring and training of additional personnel; as well as general business conditions.


     We expect that the size and timing of our sales transactions may vary substantially from quarter to quarter, and we expect such variations to continue in future periods, including the possibility of losses in one or more fiscal quarters. These fluctuations may be caused by delays in shipping certain computer systems for which we receive orders that we expect to deliver during that quarter. In addition, our collection periods may fluctuate due to periodic shortages of goods available for shipment, which may result in the delay of payment from customers who will not pay until their entire order is shipped. Accordingly, it is likely that in one or more future fiscal quarters, our operating results could be below investors' expectations.


   We Have Limited Principal Markets And Customers;
  We Have Significant Dependence On Major Customers;
 There Is A Risk Of Unfavorable Economic Conditions.


     We operate solely in the United States and have no assets in foreign countries. We sell and deliver IBM mainframes and associated IBM peripherals, midrange computers, pc computer systems, peripheral devices and parts throughout the United States and worldwide.


     We do not have any significant exclusive long-term arrangements with our customers for the continued sales of our product. Our failure to acquire additional significant or principal customers or to maintain our relationships with our existing principal customers could have a material adverse effect on our results of operations and cash flows.


     Primarily all of our sales of our products are remarketed worldwide to brokers, exporters, wholesalers, retailers, value added resellers, schools, or corporate end-users. All of our sales and purchases are denominated in US dollars and we recorded no foreign currency transaction gains or losses during any period.


     Although we are striving to broaden our market focus and penetration, unfavorable economic conditions or factors might result in reductions in capital expenditures or changes in companies' information processing system requirements. This could have a material adverse effect on our results of operations.

We Have No Significant Operating History For The AMG


     We established our AMG in the fourth quarter of 2002 and are in the process of hiring and training personnel to operate this group. At this time we do not have any significant AMG clients, and there can be no assurance that we will be successful in attracting or retaining the client base we need to achieve profitability for the AMG.


We Rely On Merchandise Vendors As Sources For Our Products


     The availability of off-lease and excess inventory computer equipment is unpredictable. We have no long-term arrangements with our vendors that assure the availability of equipment. We purchase equipment from a small number of vendors, and we have no formal commitments with or from any of them. We cannot assure you that our current vendors will continue to sell equipment to us as they have in the past, or that we will be able to establish new vendor relationships that ensure equipment will be available to us in sufficient quantities and at favorable prices. If we are unable to obtain sufficient quantities of equipment at favorable prices, our business will be adversely affected. In addition, we may become obligated to deliver specified types of computer equipment in a short time period and, in some cases, at specified prices. Because we have no formal relationships with vendors, we may not be able to obtain the required equipment in sufficient quantities in a timely manner, which could adversely affect our ability to fulfill these obligations. As we continue to establish relationships with other vendors, we expect to reduce our reliance on purchases from any one vendor. There can be no assurance, however, that any of our vendors will continue to do business with us. The loss of any our vendors would significantly impact our ability to offer products for sale.


We Are Subject To Risks That Our  Inventory  May  Decline In Value  Before We
    Sell It Or That We May Not Be Able To Sell The Inventory At The Prices
    We Anticipate


     We purchase and warehouse inventory, most of which is excess, used and off-lease, "as-is" and refurbished IBM mainframes and associated IBM peripherals, midrange computers and pc computer equipment and related products. As a result, we assume inventory risks and price erosion risks for these products. These risks are especially significant because computer equipment generally is characterized by rapid technological change and obsolescence. These changes affect the market for refurbished or excess inventory equipment. Our success will depend on our ability to purchase inventory at attractive prices relative to its resale value and our ability to turn our inventory rapidly through sales. If we pay too much or hold inventory too long, we may be forced to sell our inventory at a discount or at a loss or write down its value, and our business could be materially adversely affected.


Declining Prices For New Computer Equipment Could Reduce Demand For Our Products


     The cost of new computer equipment, particularly personal computers, has declined dramatically in recent years. As the price of new computer products declines, consumers may be less likely to purchase refurbished computer equipment unless there is a substantial discount to the price of the new equipment. Accordingly, if we were to sell "as-is" or refurbished equipment directly to end users, we would have to offer the products at a substantial discount to the price of new products. As prices of new products continue to decrease, our revenue, profit margins and earnings could be adversely affected. There can be no assurance that we will be able to maintain a sufficient pricing differential between new products and our "as-is" or refurbished products to avoid adversely affecting our revenues, profit margins and earnings.

If We Need Additional  Financing For  Unanticipated  Working Capital Needs
     Or To Finance Acquisitions, We May Not Be Able To Obtain Such Capital, Which Could Adversely Affect Our Ability To Achieve Our Business Objectives

     We believe that cash generated from operations, together with an available credit line of up to $2.25 million that is currently available to help fund Qualtech , will be sufficient to meet our cash requirements for at least the next 12 months. The Qualtech credit line is currently guaranteed by the President of Qualtech. We must use our best efforts to replace the Qualtech credit line by July 28, 2004. If we cannot replace this line, we may not have the continued availability of the credit line. We may also need to raise additional funds to finance unanticipated working capital requirements or acquire complementary businesses, although we have not identified any specific acquisition candidates.


     We do not yet have a lending commitment from any bank or other third party and, until and unless we arrange for such commitment, we will rely on advances or investments from our principal stockholders and officers. While they have made significant loans and advances in the past, they have no obligation to advance funds to us, or invest funds in us in the future. We cannot assure you that additional financing will be available on favorable terms or at all. If funds are not available when required for our working capital needs or we cannot obtain the necessary credit line to replace the current Qualtech line, our ability to carry out our business plan could be adversely affected, and we may be required to scale back our growth and operations to reflect the extent of available funding. If we are able to arrange for credit facilities or investments from other lenders or investors, the debt or equity instruments will probably include limitations on our ability to incur other indebtedness, pay dividends, create liens, sell or purchase our capital stock, sell assets or make acquisitions or enter into other transactions. Such restrictions may adversely affect our ability to finance our future operations or capital needs or to engage in other business activities. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced. These securities may have rights, preferences or privileges senior to those of our common stockholders.


We Rely On Our Principal Stockholders/Executive Officers for Funding


     On April 24, 2002, the Company entered into a secured loan agreement with its principal stockholders. The agreement was amended on September 30, 2002, February 28, 2003 and March 29, 2004 to extend the maturity date. The loans are secured by substantially all of the assets of the Company. Each principal stockholder loaned the Company $110,000 (for an aggregate of $550,000). The loans bear interest at the rate of 12% per annum with interest only payments payable monthly in arrears. As of May 31, 2004, the outstanding principal stockholder loans were $500,000. $100,000 plus all accrued interest is due and payable on January 31, 2005. $400,000 plus all accrued interest is due and payable on January 31, 2006. If funds are not available when the loans become due, our ability to carry out our business plan could be adversely affected, and we may be required to scale back our growth and operations, or liquidate the assets of the business to satisfy the loans.


If We Experience Problems In Our Distribution Operations, We Could Lose
     Customers


     In addition to product vendors, we depend on several other third parties over whom we have limited control, including, in particular, Federal Express, United Parcel Service and common carriers for delivery of products to and from our distribution facility and to our customers. We have no long-term relationships with any of those parties. We are therefore subject to risks, including risks of employee strikes and inclement weather, which could result in failures by such carriers to deliver products to our customers in a timely manner, which could damage our reputation and name.

The Industry In Which We Compete In Is Highly Competitive

     We face intense competition in each area of our business, and many of our competitors have greater resources and a more established market position than we have. Our primary competitors include:

     o major manufacturers of computer equipment such as, Dell Computer Corporation, Hewlett Packard and IBM, each of which offer "as-is", refurbished and new equipment through direct sales personnel, through their websites and direct e-mail broadcast campaigns;

     o privately and publicly owned businesses such as Redemtech, Solectron and Spacefitters that offer asset management and end-of-life product refurbishment and remarketing services;

     o traditional store-based computer retailers, such as Best Buy Co., Inc., Circuit City Stores, Inc., CompUSA and Gateway Country; and

     o    online competitors and auction sites, such as e-Bay


     Major manufactures and many traditional store-based and online competitors have longer operating histories, larger customer or user bases, greater brand name recognition and significantly greater financial, marketing and other resources than we do. Many of these competitors already have an established brand name and can devote substantially more resources to increasing brand name recognition and product acquisition than we can. In addition, larger, well-established and well-financed entities may join with online competitors or computer manufacturers or suppliers as the use of the Internet and other online services increases. Our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently or adopt more aggressive price or inventory availability policies than we can. Traditional store-based retailers also enable customers to see and test products in a manner that is not possible in the wholesale business. Our product offerings must compete with other new computer equipment and related products offered by our competitors. That competition will intensify if prices for new computers continue to decrease.


No Dividends On Common Stock; Issuance Of Preferred Stock


     We do not have a history of paying dividends on our Common Stock, and there can be no assurance that we will pay any dividends in the foreseeable future. We intend to use any earnings, which may be generated to finance the growth of our businesses. Our Board of Directors has the right to authorize the issuance of preferred stock, without further shareholder approval, the holders of which may have preferences over the holders of the Common Stock as to payment of dividends.


     Lack Of Trading and Liquidity of Our Common stock


     Our Common Stock is listed on the Over the Counter Bulletin Board ("OTCBB") under the symbol "WSRT.OB". Trading commenced on October 24, 2003 and there has been limited market activity. Prior to October 24, 2003 there was no public market for our Common Stock.


     Dependence On Key Individuals


     Our future success is highly dependent upon our ability to attract and retain qualified key employees. We are organized with a small senior management team. If we were to lose the services of the following members of our management team, our overall operations could be adversely affected. We consider our key individuals to be:



 Name                                            Position
---------------------------------------------------------------------------------------------
 Marc Sherman...............      Chairman, President and Chief Executive Officer, Director
 Joel Owens.................      President, Qualtech International Acquisition Corporation
                                  and Qualtech Services Acquisition Corporation.
 Edward L. Cummings.........      Vice President, CFO, Treasurer
 David Harris...............      Vice President, Information Technology and Systems



     Control By Principal Stockholders


     As a result of the completion of the Merger, Marc Sherman, Edward L. Cummings, David A. Loppert, Carl C. Saracino and Michael P. Sheerr, who are all executive officers of the Company (except for Mr. Loppert who was removed as an officer on February 19, 2004), beneficially owned approximately 75% of our outstanding common stock. On May 26, 2004, in a private placement, Barron Partners, LP became a principal stockholder. Barron Partners and Messrs. Sherman, Cummings, Saracino and Sheerr, collectively have effective control of the Company and the power to control the outcome of matters submitted to a vote of the stockholders, such as the election of at least a majority of the members of our Board of Directors and to direct the future operations of the Company. Such concentration may have the effect of discouraging, delaying or preventing a future change in control of the Company.


     Anti-Takeover Provisions


     Certain provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated By-laws and Delaware law may be deemed to have an anti-takeover effect. Our certificate of incorporation provides that our Board of Directors may issue additional shares of Common Stock or establish one or more classes or series of Preferred Stock with such designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors fixes without stockholder approval. In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Each of the foregoing provisions may have the effect of rendering more difficult, delaying, discouraging, preventing or rendering more costly an acquisition of the Company or a change in control of the Company.


     Quantitative and Qualitative Disclosures About Market Risk


     We presently do not use any derivative financial instruments to hedge our exposure to adverse fluctuations in interest rates, foreign exchange rates, fluctuations in commodity prices or other market risks, nor do we invest in speculative financial instruments. Borrowings from our majority stockholders/officers are at 12% per annum. Due to the nature of our borrowings and our lack of short-term investments, we have concluded that there is no material market risk exposure and, therefore, no quantitative tabular disclosures are required.


                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus. Rather, the selling security holder will receive those proceeds directly. We may receive proceeds in connection with the exercise of warrants whose underlying shares may in turn be sold by selling security holder. Although the amount and timing of our receipt of any such proceeds are uncertain, such proceeds if received will be used for general corporate purposes.

                         DETERMINATION OF OFFERING PRICE


     There is no new offering. All shares to be registered have been previously issued and acquired, except for those shares, which underlie the warrants issued to various investors in a private transaction dated May 26, 2004.


                                    DILUTION


     There is no dilution. All shares to be registered have been previously issued and acquired, except for those shares, which underline the warrants issued to various investors in a private transaction dated May 26, 2004. There is potential dilution if the market price for Windsortech, Inc. common stock exceeds the warrant exercise price on the date of such exercise.


                              SELLING SHAREHOLDERS


     The following table sets forth information regarding the ownership of our common stock by the selling shareholders and the shares being offered under this prospectus.


     We have issued shares from time to time in connection with the acquisition of all of the outstanding shares of Qualtech International Acquisition Corporation and Qualtech Services Acquisition Corporation, in consideration for services rendered, including employee bonuses and pursuant to shares sold to certain individuals pursuant to Rule 506 of Regulation D.


     The percentage owned prior to and after the offering reflects the outstanding common shares at the time of the registration statement. Unless otherwise stated, the amount and percentage owned after the offering assumes the sale of all of the shares of the common stock being registered on behalf of the selling shareholders.


     The following table provides information about the selling shareholders referred to in this registration statement:



                                 Position,
                                office, or
                              other material                                                            Ownership
                               relationship         Ownership Prior to        Number of Shares to       After The
Selling Shareholder             with Company            The Offering           be Offered Hereby         Offering
-------------------             ------------            ------------           -----------------         --------
                                                        Shares          %          Shares    Note        Shares    %
                                                        ------          -     -    -------  ------       ------    -
Stanley Adelman                      -                   5,000          *            5,000       6            -    *





                                       13



                                 Position,
                                office, or
                              other material                                                            Ownership
                               relationship         Ownership Prior to        Number of Shares to       After The
Selling Shareholder             with Company            The Offering           be Offered Hereby         Offering
-------------------             ------------            ------------           -----------------         --------
                                                        Shares          %          Shares    Note        Shares    %
                                                        ------          -     -    -------  ------       ------    -

Harvey Albert                        -                  15,000          *           15,000       6            -    *
Mike Belisle & Linda A.
 Gary, Tenants in Common
                                     -                  71,429          *           71,429       6            -    *
Bismark Intervest, Inc.              -                                                         6,7,           -
                                                       666,666          *          666,666      11                 *
Brian Cockerham,                     -                   5,000          *            5,000       5            -    *
Edward L. Cummings            Vice President,
                               CFO, Director                                                   2,4,
                                                     2,111,200       8.64        2,111,200     5,6            -    *
Erik Cummings                     Employee              50,000          *           50,000       5            -    *
John R. Doss                         -                 300,000       1.23          300,000       6            -    *
Steven Gadon & Barbara
 Gadon, Tenants by Entirety
                                     -                  85,000          *           85,000       6            -    *
Andrew L. Granat                     -                  15,000          *           15,000       6            -    *
Alan J. Haber                        -                   3,000          *            3,000       6            -    *
Barry S. Hanburger                   -                   2,500          *            2,500       6            -    *
David Harris                   Vice President          150,000          *          150,000       5            -    *
Bernard & Carol Harris, JT
 TEN WROS                            -                   2,000          *            2,000       6            -    *
Jonathan Martin Harris,
 Minor, Amy Elizabeth
 Harris, Custodian, UGMA
                                     -                   1,000          *            1,000       6            -    *
Robert Jackson                 Vice President          150,000          *          150,000       5            -    *
Rodney D. and Linda L.
 Johnson, JT TEN WROS
                                     -                   2,000          *            2,000       6            -    *
Craig G. Langweiler                  -                  10,000          *           10,000       6            -    *
Monte Lang & Lillian M
 Lang, JT TEN WROS                   -                  30,000          *           30,000       6            -    *
David A. Loppert                     -               2,300,000       9.42        2,300,000     2,5            -    *
Anne E. B. Loppert, Minor,
 David A. Loppert,
 Custodian, UGMA
                                     -                  43,500          *           43,500       6            -    *
Jeffrey E. B. Loppert,
 Minor, David A. Loppert,
 Custodian, UGMA
                                     -                  43,500          *           43,500       6            -    *
Max & Delayne Loppert,
 Tenants in Entirety                 -                  70,000          *           70,000       6            -    *
Eleanor McDonald                  Employee               5,000          *            5,000       5            -    *




                                       14




                                 Position,
                                office, or
                              other material                                                            Ownership
                               relationship         Ownership Prior to        Number of Shares to       After The
Selling Shareholder             with Company            The Offering           be Offered Hereby         Offering
-------------------             ------------            ------------           -----------------         --------
                                                        Shares          %          Shares    Note        Shares    %
                                                        ------          -     -    -------  ------       ------    -

Martin Miller                        -                   2,857          *            2,857       6            -    *
Wayne Neuls                       Employee               5,000          *            5,000       5            -    *
Robert Parker & Penni
 Parker, JT TEN WROS                 -                  14,300          *           14,300       6            -    *
RBC Dain Rauscher
 Custodian, FBO Harvey
 Albert IRA                          -                  20,000          *           20,000       6            -    *
Lois G. Rosenberg              Vice President              500          *              500       6            -    *
Paul Rosen & Wendy Rosen,
 Tenants by Entirety
                                     -                  85,000          *           85,000       6            -    *
Carl C. Saracino               Vice President        2,315,000       9.48        2,315,000   2,5,6            -    *
Philip & Lilyan Sherman, JT
 TEN WROS                            -                  20,000          *           20,000       6            -    *
Michael P. Sheerr              Vice President        2,344,000       9.59        2,344,000   2,5,6            -    *
Marc Sherman                  President, CEO,
                                  Chairman           2,300,000       9.42        2,300,000     2,5            -    *
Alexandra J. Sherman,
 Minor, Marc Sherman
 Custodian, UGMA                     -                  28,433          *           28,433       6            -    *
Maximilian B. Sherman,
 Minor, Marc Sherman
 Custodian, UGMA                     -                  28,433          *           28,433       6            -    *
Zachary T. Sherman, Minor,
 Marc Sherman Custodian,
 UGMA                                -                  28,434          *           28,434       6            -    *
Laura Kruse                          -                 250,000       1.02          250,000       4            -    *
Jonathan E. Stoll                    -                   2,500          *            2,500       6            -    *
Gail M. Thompson                     -                   1,000          *            1,000       6            -    *
Elizabeth A. Buck                    -                   1,500          *            1,500       9            -    *
Marianne E. Buck                     -                   1,000          *            1,000       9            -    *
Yolanda Castillo                     -                     500          *              500       9            -    *
Margaret Goldwater                   -                  20,000          *           20,000       9            -    *
Alfred D. Morgan                     -                 126,000          *          126,000       9            -    *
Mazuko Morgan                        -                  10,000          *           10,000       9            -    *
Larry Newman                         -                  20,000          *           20,000       6            -    *
Edith Newman Revocable
 Trust, Paul L. Newman,
 Trustee                             -                  40,000          *           40,000    6,11            -    *
Paul Lee Newman                      -                  60,000          *           60,000    6,11            -    *
McDonald Investments Inc
 FBO Paul Lee Newman Roth
 Ira                                 -                 100,000          *          100,000    6,11            -    *




                                       15



                                 Position,
                                office, or
                              other material                                                            Ownership
                               relationship         Ownership Prior to        Number of Shares to       After The
Selling Shareholder             with Company            The Offering           be Offered Hereby         Offering
-------------------             ------------            ------------           -----------------         --------
                                                        Shares          %          Shares    Note        Shares    %
                                                        ------          -     -    -------  ------       ------    -

Estate of Joan Perlman               -                  20,000          *           20,000       9            -    *
Karen Polignani C F UGMA
 Jonathan Polgnani
                                     -                  10,000          *           10,000       9            -    *
Karen Polignani C F UGMA
 Michael Polgnani
                                     -                  10,000          *           10,000       9            -    *
Louis Nuccio                         -                  50,000                      50,000       5            -    *
Jack B. Tull Sr.                     -                   3,000          *            3,000       1            -    *
John D. & Dorothy J.
 Wright, JT TEN WROS                 -                   1,000          *            1,000       1            -    *
Michael Weiss                        -                 166,800          *          166,800       7            -    *
Frederick E. Smithline               -                 250,000       1.02          250,000       4            -    *
Susan Smithline                      -                 250,000       1.02          250,000       4            -    *
Lawrence Newman                      -                  25,000          *           25,000       6            -    *
Odin Partners LP                     -                 233,200          *          233,200       7            -    *
Joel Owens                           -               1,715,911       7.02        1,715,911       8            -    *
Jolene Owens                         -                 241,920          *          241,920       8            -    *
Barron Partners LP                   -               9,666,667      19.79        9,666,667       7            -    *
Guerilla Partners LP                 -               1,433,200       2.93        1,433,200       7            -    *
Guerilla IRA Partners LP             -                 166,800          *          166,800       7            -    *
Dominick & Dominick                  -                 400,000          *          400,000      10            -    *

                                                   ------------               -------------
   Total                                            28,604,750                  28,604,750
                                                   ============               =============
-------------------
* = Less than 1%.



1. Represents shares issued in connection with the Merger in a transaction negotiated by the WTI shareholders in connection with the Merger, which Merger transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The Merger Agreement included an acknowledgment that the sale was not registered, that the WTI shareholders were acquiring the shares for investment and not for resale, and that such shareholder acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. The shares were issued in exchange for 5,000,000 shares from each of the stockholders of WindsorTech, Inc. (New Jersey corporation) as merger consideration. Each share was valued at $0.0278.

2. Represents shares, valued at $0.0278 per share, issued as a transaction fee in connection with the Merger, which transaction was exempt from registration pursuant to Section 4(2) of the Act. The certificates representing the shares were legended to indicate that they were restricted. Mr. Stone and Mr. Barbera introduced the WindsorTech shareholders to Alfred Morgan, the principal stockholder of Delta and received the shares as a finders fee for making such introduction.

3. Represents shares issued to for past legal services rendered to Delta in lieu of cash. The shares issued by Delta prior to the Merger were valued by Delta at $0.01 per share. The certificate representing the shares was legended to indicate that they were restricted.

4.   Represents shares transferred from principal shareholder.

5. Represents shares issued in lieu of cash compensation. Each share was valued at $0.026. The certificates representing the shares were legended to indicate that they were restricted. The shares issued to each of Mr. Cummings, Loppert, Saracino, Sheerr and Sherman are reflected in the Summary Compensation Table on page 48, under the "Bonus" column in 2002.

6. Represents an aggregate of 1,354,586 restricted shares of our common stock sold to 33 investors for a total of $474,105, or $.35 per share, which transaction was exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act. The investors were either accredited investors or sophisticated investors, and the total offering was to less than 35 non-accredited investors. There was no general solicitation or advertising for the sale of these shares, and the investors had access to or were provided with relevant financial and other information relating to us. The certificates representing the shares were legended to indicate that they were restricted.

7. Represents an aggregate of 6,000,000 restricted shares of our common stock sold to 6 investors for a total of $3,600,000, or $.60 per share plus 6,000,000 warrants which transaction was exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act. The investors were either accredited investors or sophisticated investors, and the total offering was to less than 10 non-accredited investors. There was no general solicitation or advertising for the sale of these shares, and the investors had access to or were provided with relevant financial and other information relating to us. The certificates representing the shares were legended to indicate that they were restricted.

8. Represents shares issued in connection with the acquisition of Qualtech International Corporation and Affiliate, valued at $1.66 per share, which transaction was exempt from registration pursuant to Section 4(2) of the Act. The certificates representing the shares were legended to indicate that they were restricted.

9.   Represents shares held at the time of the merger with Delta States Oil.

10.  Warrants for services rendered

11.  Includes warrants issued




                              PLAN OF DISTRIBUTION


     After the issuance of shares of our common stock, the selling shareholders may sell the shares offered hereby in one or more transactions (which may include "block" transactions) on The OTC Bulletin Board, in the over-the-counter market, in negotiated transactions, through the settlement of short sales or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholders may effect such transactions by selling the shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchaser(s) of the shares of our common stock for whom they may act as agent or to whom they may sell as principals, or both. The selling shareholders may also pledge certain of the shares of our common stock from time to time, and this prospectus also relates to any sale of shares of our common stock that might take place following any foreclosure of such a pledge. The selling shareholders also may transfer the shares of common stock in other circumstances in which case the transferees, pledges or other successors in interest will be the selling beneficial owners for purposes of the prospectus. The selling shareholders and any agents, dealers or underwriters that act in connection with the sale of the shares of our common stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of the shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.


     In connection with sales of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved).


     We will receive no portion of the proceeds from the sale of the shares and will bear all of the costs relating to the registration of this offering (other than any fees and expenses of counsel for the selling shareholders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the selling shareholders.


     At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.


     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS



As of June  25, 2004, Our Directors and Executive Officers are:

Name                                 Age                                    Position
------------------------------------ ------ ----------------------------------------------------------
Marc Sherman                         41     Chairman, President and Chief Executive Officer, Director
R. Keith Elliott................     60     Director
Seth A. Grossman................     38     Director
Edward L. Cummings..............     55     Vice President, Chief Financial Officer, Treasurer
Carl C. Saracino................     34     Vice President, Operations
Michael P. Sheerr...............     47     Vice President, Sales
Robert D. Jackson...............     37     Vice President, Investor Relations
David Harris  ..................     41     Vice President, Information Technology and Systems



     Following the Merger, Alfred D. Morgan, Saul Horing, Robert Maerz and Larry Neuman, who had served as officers and directors of Delta prior to the Merger, resigned those positions. Marc Sherman, David A. Loppert, Andrew Paciocco and Constance K. Weaver were appointed to fill the vacancies. In August 2002, Constance K. Weaver resigned form the Board and in January 2003 R. Keith Elliott was appointed to the Board to fill the vacancy. Andrew Paciocco resigned from the Board of Directors in May 2003.


     Marc Sherman founded WindsorTech, Inc. in August 2001 and has served as Chairman, President and Chief Executive Officer since then. His term of office expires at the 2004 annual meeting and he has indicated he is available for reelection. Mr. Sherman served as a director of and Chief Executive Officer of

Intellesale, Inc. (and its predecessor, Universal Commodities Corp.), from December 1994 to July 2001, a company that purchased and sold large volumes of off-lease/off finance excess, used, refurbished and "as-is" computer equipment and related products and which provided technology asset management to companies wishing to maximize the value of their computer equipment coming to the end of its useful or book lives. Prior to 1994, Mr. Sherman served in key positions in various family businesses. Mr. Sherman has over fifteen years of experience in marketing, operations and executive management. Mr. Sherman is the brother-in-law of Mr. Sheerr.

     R. Keith Elliott was appointed to the board of directors in January 2003 to fill a vacancy. His term of office expires at the 2004 annual meeting and he has indicated he is available for reelection. Mr. Elliott is the retired chairman and chief executive officer of Hercules, Inc. He had been elected chairman and chief executive officer of Hercules, Inc. in 1997. From 1991 to April 2000, he served Hercules, Inc. as Senior Vice President and Chief Financial Officer; Executive Vice President and Chief Financial Officer; President and Chief Operating Officer; President and Chief Executive Officer; and Chairman of the Board of Directors. Hercules, Inc. is a multi-national specialty chemical manufacturer serving the paper, water, construction, pharmaceutical, food, consumer non-durable and adhesive markets and industries. Mr. Elliott is a member of the Board of Directors of Checkpoint Systems, Inc., a multi-national manufacturer of electronic labeling systems used in the retail industry to identify products and reduce theft, Sithe Energies Company, which develops peaking power plants based on gas, oil and coal fuels, Wilmington Trust Company, which provides customized financial alternatives for wealth advisory clients, corporate clients, and regional banking clients, Computer Task Group, an information technology staffing and solutions company, and the Institute for Defense Analyses, a federally funded research and development company. He also serves as a member of the National Advisory Board for the University of South Carolina. Mr. Elliott serves as Chairman of the Audit Committee and is a member of the Compensation Committee of the Board of Directors. The Board of Directors has determined that Mr. Elliott is an Audit Committee Financial Expert, as that term is defined in the rules issued pursuant to the Sarbanes-Oxley Act of 2002. This designation does not impose any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed by being a member of the audit committee or board of directors. The Board of Directors has also determined that Mr. Elliott is independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 and rules thereunder.

     Seth A. Grossman joined the Board of Directors in November 2003. His term of office expires at the 2004 annual meeting and he has indicated that he is available for reelection. Mr. Grossman is the Executive Vice President and Chief Strategic Officer of Paxson Communications Corporation (AMEX:PAX). He joined Paxson Communications in 1995 as its Director of Finance, before assuming additional responsibilities as SVP of Investor Relations and Corporate Development and then Chief Financial Officer. Prior to his tenure at Paxson, Mr. Grossman was a Senior Associate with Houlihan, Lokey, Howard & Zukin, a specialty investment bank in New York where he concentrated on corporate finance, valuation advisory and restructuring. Mr. Grossman was also a partner with McFerren Holding Co., a Central and Eastern European privatization consulting firm. Mr. Grossman holds a BBA with distinction from the University of Michigan and an MBA from the Harvard Graduate School of Business Administration. He currently sits on the Board of the Enterprise Development Corporation of South Florida, a not-for-profit technology enterprise development concern. Mr. Grossman sits on the Audit and Compensation Committees of the Board of Directors of the Company.


     Edward L. Cummings co-founded WindsorTech and has served as its Vice President, Chief Financial Officer and Treasurer since inception. Mr. Cummings joined the Board of Directors of the Company in February 2004 to fill a vacancy. He served as Executive Vice President, Chief Financial Officer and Secretary of Intellesale, Inc. from July 1999 to February 2001. He joined its predecessor company Universal Commodities Corp. in October 1995 as controller and was elected to the board of directors in January 1997. From September 1994 to October 1995 he owned TCC, Inc., an operator of several retail gift shops. From December 1981 to September 1994 he was Chief Financial Officer and Treasurer of Albert E. Price, Inc., a giftware import and export company.


     Carl C. Saracino co-founded WindsorTech and has served as its Vice President, Operations since inception. He served as Vice President, Operations of Intellesale, Inc. from July 1999 to June 2001. He joined its predecessor company Universal Commodities Corp. in October 1995 as operations manager. Prior thereto, he served as assistant to Mr. Sherman in several of Mr. Sherman's businesses.


     Michael P. Sheerr joined WindsorTech in September 2001 as Vice President. He served as Vice President of Cybertech, Inc., a company engaged in remarketing computer memory, from January 2001 to September 2001. From September 1997 to January 2001 he was Vice President of Garden State Metals, a metal trading company. From October 1992 to September 1997 he owned Consolidated Metal
Trading, a metal trading company. From 1984 to October 1992 he was Vice President and owner of Pennmetal, Inc., a metal trading company. Mr. Sheerr is the brother-in-law of Mr. Sherman.


     Robert D. Jackson joined WindsorTech in April 2002 as Vice President, Investor Relations. From December 1999 to August 2001, Mr. Jackson served as Vice President, Investor Relations for Applied Digital Solutions, an advanced technology development company. Prior to that Mr. Jackson served on the management team at Janus mutual funds in Denver, Colorado. From February 1997 to January 1999, Mr. Jackson was President and CEO of R.D. Jackson & Associates, Inc., an investment banking and investor relations consulting firm which he founded.


     David Harris joined WindsorTech in May 2002 as Vice President, Information Technology and Systems. Mr. Harris is responsible for the development, implementation and maintenance of the Company's information technology systems and processes. Prior to joining the Company, Mr. Harris was, from October 2001 to May 2002 a private consultant and, from April 1998 to October 2001, Network and Systems Administrator for Intellesale, Inc. Prior thereto, from 1984 to 1998 he has held various positions as Network and Systems Administrator and Programmer for various companies.


         None of the Directors or Executive Officers of the Company:

     o have filed a bankruptcy petition or served as a general partner or an executive officer of any entity that has filed or had filed against it a bankruptcy petition;

     o have been convicted in a criminal proceeding or is the subject of a pending criminal proceeding;

     o    are  subject  to any  order,  judgment  or  decree,  not  subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoined, barred or suspended or otherwise limited in their involvement in any type of business, securities or banking activities; or

     o have been found by a court of competent jurisdiction in a civil action, the Commission or the Commodity Futures Trading Commission to have violated federal or state securities or commodities law and the judgment has not been reversed, suspended or vacated.

     Code of Ethics for Staff Members and Directors


     The Company has adopted a Code of Ethics for Staff Members and Directors, which applies to all employees, including our Chief Executive and Chief Financial Officers. The Code is available on the "Investor Relations" portion of our web site at www.windsortechinc.com.

     Compliance with Section 16(a) of the Exchange Act


     Section 16(a) of the Securities Exchange Act of 1934 and regulations of the SEC require our executive officers, directors, and persons who beneficially own more than 10% of our Common Stock, as well as certain affiliates of those persons, to file reports of initial ownership and changes in ownership with the SEC. Based solely on its review of copies of such reports received by us, we believe that, during the period January 1, 2004 to June 21, 2004, Its executive officers and directors complied with all of the applicable Section 16(a) filing requirements.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     Ownership of Equity Securities in the Company


     The following table sets forth information regarding beneficial ownership of the Company's common stock by each director and by each executive officer named in the Summary Compensation Table and by all the directors and executive officers as a group as of June 21, 2004:


------------------- ------------------------------------------- ------------------------- ---------------------------
                                                                 Amount and Nature of
  Title of Class       Name and Address of Beneficial Owner       Beneficial Owner(1)          Percent of Class
  --------------       ------------------------------------       ----------------             ----------------

------------------- ------------------------------------------- ------------------------- ---------------------------
Common              Edward L. Cummings                                      2,711,200                     9.9%
                    c/o 70 Lake Drive
                    Hightstown, NJ 08520
------------------- ------------------------------------------- ------------------------- ---------------------------
Common              R. Keith Elliott                                          225,000                     *
                    c/o 70 Lake Drive
                    Hightstown, NJ 08520
------------------- ------------------------------------------- ------------------------- ---------------------------
Common              Seth A. Grossman                                          225,000                     *
                    c/o 70 Lake Drive
                    Hightstown, NJ  08520
------------------- ------------------------------------------- ------------------------- ---------------------------
Common              Carl C. Saracino                                        2,665,000                     9.4%
                    c/o 70 Lake Drive
                    Hightstown, NJ 08520
------------------- ------------------------------------------- ------------------------- ---------------------------
Common              Michael P. Sheerr                                       2,694,000                     9.5%
                    c/o 70 Lake Drive
                    Hightstown, NJ
------------------- ------------------------------------------- ------------------------- ---------------------------
Common              Marc Sherman (2)                                        3,510,300                    11.7%
                    c/o 70 Lake Drive
                    Hightstown, NJ 08520
------------------- ------------------------------------------- ------------------------- ---------------------------
Common              All Directors  and  Executive  Officers as             14,392,500                    42.6%
                    a Group (8 Persons)
------------------- ------------------------------------------- ------------------------- ---------------------------


------------------------------------


* The amount shown is less than 1% of the outstanding shares of common stock.

     1. This table includes presently exercisable stock options. The following directors and executive officers hold the number of presently exercisable options (all of which may be exercised at any time) set forth following their respective names: Edward L. Cummings - 700,000;
          R. Keith Elliott - 225,000; Seth A. Grossman - 225,000; Carl C. Saracino - 350,000; Michael P. Sheerr - 350,000; Marc Sherman -
          875,000; and all directors and executive officers as a group (8 persons) - 2,875,000. The following directors and executive officers hold the number of unexercisable options set forth following their respective names: Edward L. Cummings - 250,000; R. Keith Elliott - 100,000; Seth A. Grossman - 100,000; Carl C. Saracino - 150,000;
          Michael P. Sheerr - 150,000; Marc Sherman - 1,000,000; and all directors and executive officers as a group (8 persons) - 2,050,000.

     2. Includes 85,300 shares beneficially owned by Mr. Sherman's children for whom Mr. Sherman has sole voting and dispositive power and 250,00 shares owned by his spouse.

     Set forth in the table below is information, as of June 21, 2004, with respect to persons known to the Company (other than the directors and executive officers shown in the preceding table) to be the beneficial owners of more than five percent of the Company's issued and outstanding Common Stock:

Name and Address                    Number of Shares         Percent Of Class
                                   Beneficially Owned
-------------------------------  ----------------------    ------------------

Barron Partners                       4,833,333                   19.8%
730 Fifth Avenue, 9th Floor
New York, NY  10019
Joel L. Owens                         1,957,831                    8.0%
8895 Legends Club Drive
Prior Lake, MN  55372
David A. Loppert                      2,387,000                    9.8%
107 Pembroke Drive
Palm Beach, FL  33418

       Securities authorized for issuance under equity compensation plans

         Set forth in the table below is information, as of December 31, 2003, regarding securities authorized for issuance under equity compensation plans:



                                                                                             Number of securities
                                                                                            remaining available for
                                      Number of Securities           Weighted-average        future issuance under
                                to be issued upon exercise        exercise price of        equity compensation plans
                                  of outstanding options,       outstanding options,         (excluding securities
                                    warrants and rights          warrants and rights       reflected in column (a))
     Plan Category                            (a)                          (b)                          (c)
------------------------------- ---------------------------- ---------------------------- ----------------------------

     Equity compensation
plans approved  by security
holders                                    4,175,000                      $1.314                     2,286,417

     Equity compensation
plans not approved by
security holders                           1,350,000                      $0.026                         -

------------------------------- ---------------------------- ---------------------------- ----------------------------
     Total                                 5,525,000                      $0.999                     2,286,417
=============================== ============================ ============================ ============================



                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue capital stock of Forty Million (40,000,000) shares of stock, of which Thirty Five Million (35,000,000) shares are designated as shares of common stock, par value $.01 per share, and Five Million (5,000,000) shares of which are designated as preferred stock, par value $.01 per share.

     Common Stock

     As of June 21, 2004, there were 24,426,585 shares of our common stock outstanding and approximately 3,306 holders of record of our common stock.


     This registration statement relates to the registration of 28,604,750 shares of our shares of common stock, par value $.01 per share.

     We do not have a history of paying dividends on our Common Stock, and there can be no expectation that we will pay any dividends in the foreseeable future. We intend to use any earnings that may be generated to finance the growth of our business. Our Board of Directors has the right to authorize the issuance of preferred stock, without further shareholder approval, the holders of which may have preferences over the holders of the common stock as to payment of dividends.

     Holders of our common stock have no preemptive or other subscription rights, and there are no conversion, redemption or sinking fund provisions applicable thereto. Pursuant to Stock Purchase Agreements dated May 28, 2004 between the company and certain investors, the company is required to file a registration statement pertaining to the securities sold and use its best efforts to cause the registration to become effective within 120 days of the date of agreement with such investors. Under the agreements, the holders of a majority of the shares registered thereunder have a right to demand registration of the shares. Any failure of the company to meet certain deadlines contained in the agreements may cause the investors to impose penalties, which include substantial per diem interest charges, at an annual rate of thirty percent, and equitable relief including specific performance. As to each investor, the company's obligation to maintain registration statements terminates upon an investor divesting itself or more than 20% of the securities registered hereunder. Investors also have "piggy-back rights with respect to future registrations. Subject to certain black-out periods, the registration must remain effective for up to 36 months following the date of agreement. Investors are required to fulfill certain terms, conditions and qualifications in order to participate in future offerings.

     In connection with the company's acquisition of the Qualtech companies, the company agreed to file a registration statement pertaining to the shares of the company transferred as part of the consideration for the acquisition. Should such registration statement not become effective within nine months of the date of the acquisition, Qualtech's shareholders may, unless otherwise agreeing to an extension, require re-conveyance of the Qualtech shares acquired by the company by returning all shares of the company and cash consideration paid plus interest to the company. Any failure of the Qualtech shareholders to timely request rescission acts as an irrevocable waiver of such right of rescission. Until Mr. Owens shares are timely registered with an effective registration statement, the shares of Qualtech cannot be sold or pledged as collateral.

     Each share of common stock entitles the holder thereof to one vote. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Any other action shall be authorized by a majority of the votes cast except where the General Corporation Law of the State of Delaware ("General Corporation Law") prescribes a different percentage of votes and/or a different exercise of voting power, and except as may be otherwise prescribed by the provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws. In the election of directors, and for any other action, voting need not be by ballot.

     Any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Action taken pursuant to this paragraph shall be subject to the provisions of Section 228 of the General Corporation Law.

     Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances (such directors being referred to as "Specified Directors"), the directors, other than the Specified Directors, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number of directors as practicable, the term of office of the first class ("Class I") to expire at the 2003 annual meeting of shareholders, the term of the second class ("Class II") to expire at the 2004 annual meeting of shareholders and the term of office of the third class

("Class III") to expire at the 2005 annual meeting of shareholders. Each director shall hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of shareholders, commencing with the 2003 annual meeting, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified. Vacancies may be filled by the Board of Directors at any time except as otherwise provided with respect to Specified Directors. Directors may be elected by the shareholders to fill any vacancy for an unexpired term on the Board of Directors, regardless of how such vacancy has been created, only if and when authorized by a resolution of the Board of Directors. The Board of Directors shall increase or decrease the number of directors in one or more classes as may be appropriate whenever it increases or decreases the number of directors to constitute the full Board of Directors in order to ensure that the three classes shall be as nearly equal in number of directors as practicable. The Chief Executive Officer shall be designated by the Board of Directors.

     Certain provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware law may be deemed to have an anti-takeover effect. Our Amended and Restated Certificate of Incorporation provides that our Board of Directors may issue additional shares of common stock or establish one or more classes or series of Preferred Stock with such designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors fixes without stockholder approval. In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Each of the foregoing provisions may have the effect of rendering more difficult, delaying, discouraging, preventing or rendering more costly an acquisition of the Company or a change in control of the Company.

Preferred Stock

     Preferred stock may be created and issued from time to time by our board of directors with such rights and preferences as it may determine. Because if its broad discretion with respect to the creation and issuance of any series of preferred stock without shareholder approval, our board of directors could adversely affect the voting power of our common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of us.

Options and Warrants

     As of June 24, 2004, there were options and warrants held by the Company's employees and others to purchase 13,475,000 shares.

                                  LEGAL MATTERS

     On April 19, 2004, David A. Loppert filed a Complaint against the Company in the Chancery Court of New Castle County, Delaware, Case No. 394-N, in which he asserted that he remained a director and officer of the Company notwithstanding the Company's position that he no longer held those positions. Settlement discussions were held and a dispute arose as to whether agreement had been reached. On May 14, 2004, Mr. Loppert filed a second lawsuit, Case No. 441-N in which he asserted that a settlement had been reached and that he would acknowledge that he was no longer an officer or director provided the Company delivered to him warrants to purchase 1.1 million shares of the Company's common stock at $1.10 per share. The Company defended and asserted that final agreement had never been reached. However, on June 25, 2004, the Delaware

Chancery Court ruled that an enforceable settlement had been reached. The Company is presently evaluating whether to appeal. Additionally, the Court ruled the Company must pay Mr. Loppert's legal fees related to this matter. Based on the Court's decision in this matter, the Company expects to record a settlement expense which may have a material effect on the Company's results of operations for the quarter ended June 30, 2004 and the year ended December 31, 2004. The Company does not expect a material impact on its cash flows, as the warrants in question are a non-cash item.

     The Company also is party to legal proceedings, which arise from time to time in the ordinary course of business. In the opinion of management, these proceedings are not likely to have a material adverse affect on the financial position, results of operations or cash flows of the Company. Such estimate of potential impact on the Company could change in the future depending upon matters in suit and the course of specific litigation.


                                     EXPERTS

     The Board of Directors has determined that Mr. Elliott is an Audit Committee Financial Expert, as that term is defined in the rules issued pursuant to the Sarbanes-Oxley Act of 2002. This designation does not impose any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed by being a member of the audit committee or board of directors. The Board of Directors has also determined that Mr. Elliott is independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 and rules thereunder.

     The financial statements of WindsorTech, Inc. as of December 31, 2003 and the financial statements of Qualtech International Corporation and Affiliate as of December 31, 2003, included in this prospectus have been so included in reliance on the report of Rubin, Brown, Gornstein & Co. LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.


                                 INDEMNIFICATION

     The Company is a Delaware corporation. Our Amended and Restated Certificate of Incorporation provides that the personal liability of the directors of the Company is eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the Delaware General Corporation Law, as the same may be amended and supplemented. In general, paragraph (7) provides that a Delaware corporation's certificate of incorporation may include, among other things, a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Such a provision, however, may not eliminate or limit the liability of a director for: (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful stock dividends, stock purchases or stock redemptions, which are addressed by Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit.

     Moreover, the Company shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify directors and officers under said section from and against any and all of the expenses (including reasonable attorneys' fees), liabilities, or other matters referred to in or covered by said section and the Company may, upon the determination of the Board of Directors of the Company, to the fullest extent permitted by the provisions of
Section 145 of the Delaware General Corporation Law, as the same may be amended or supplemented, indemnify employees or agents of the Company and any and all other persons whom it shall have power to indemnify under said section, from and against any and all of the expenses (including reasonable attorneys' fees), liabilities, or other matters referred to in or covered by said section. The Company may pay and advance expenses (including reasonable attorneys' fees) to directors and officers for matters covered by indemnification to the fullest extent permitted by the provisions of Section

145 of the Delaware General Corporation Law, and may similarly pay and advance expenses for employees and agents as shall be approved by the Board of Directors of the Company.


                             DESCRIPTION OF BUSINESS

     Change of Control of Registrant; Merger of WindsorTech, Inc. with and into Delta States Oil, Inc.

     On January 30, 2002, pursuant to the terms of an Agreement and Plan of Merger among WindsorTech, Inc. (the "Company" or "WTI"), Delta States Oil, Inc. ("Delta") and Alfred D. Morgan, PhD., the Company was merged with and into Delta in a tax-free merger (the "Merger"), and Delta was renamed WindsorTech, Inc. Delta, in consideration for acquiring 100%, or 25,000,000 shares, of the outstanding common stock of WTI, issued an aggregate of 9,000,000 shares of its common stock, allocated equally among Marc Sherman, Edward L. Cummings, David A. Loppert, Carl C. Saracino and Michael P. Sheerr. The exchange ratio was 0.36 Delta shares for each WTI share.

     Following the merger, the surviving Company had 11,999,168 shares of its Common Stock outstanding, 9,000,000, or approximately 75% of which, were then owned equally by Marc Sherman, Edward L. Cummings, Carl C. Saracino, Michael P. Sheerr and David A. Loppert.

     Delta, a publicly owned company with approximately 3,300 shareholders, was incorporated in Delaware on November 17, 1967 under the name Camco Systems, Inc., which was changed in December 1967 to Automated Data Sciences, Inc. and on January 28, 1974 to Delta. Delta was previously engaged in oil and gas exploration and drilling operations but had not engaged in any active business since May 4, 1981.

     The business purpose of the Merger was to allow the Company to merge into and become part of an entity that would allow it to satisfy requirements for listing on a recognized stock exchange. The surviving Company, which is a Delaware corporation, is now actively engaged in purchasing and selling large volumes of off-lease/off finance excess, used, refurbished and "as-is" computer equipment and related products and has established the AMG to provide services to companies wishing to maximize the value of their computer equipment coming to the end of its useful or book life. For accounting purposes, the Merger of Delta and WTI has been treated as a recapitalization of WTI as the acquirer (reverse acquisition). The historical financial statements of WTI became those of the Registrant and the assets and liabilities of Delta were accounted for as required under the purchase method of accounting. Pro forma information giving effect to the acquisition has not been presented since the Merger was essentially a capital transaction and not a business combination.

     Alfred D. Morgan, Saul Horing, Robert Maerz and Larry Neuman, who had served as officers and directors of Delta prior to the Merger, resigned those positions. Marc Sherman, David A. Loppert, Andrew Paciocco and Constance K. Weaver were appointed to fill the vacancies on the board of directors created by such resignations, and the following persons became the Company's officers:




               Name                  Age                                Position
-------------------------------- --------- ------------------------------------------------------
Marc Sherman                         41    Chairman, Chief Executive Officer and President
Edward L. Cummings..............     55    Vice President, Chief Financial Officer and Treasurer
Carl C. Saracino................     34    Vice President, Operations
Michael P. Sheerr...............     47    Vice President, Sales
David A. Loppert(1).............     49    Vice President, Business Development and Secretary



(1)  On February 19, 2004, by Action of Consent of Majority Shareholders,  David
     A. Loppert was removed from the Board of Directors. Thereafter, the Board of Directors removed Mr. Loppert as an officer of the Company.

Change in Authorized Share Capital

     Delta's Stockholders and Directors voted to amend Delta's Articles of Incorporation on January 30, 2002, to increase the total number of authorized shares of capital stock of Delta to Forty Million (40,000,000) shares:
Thirty-five Million (35,000,000) shares of which are shares of common stock at $.01 par value and Five Million (5,000,000) shares of which are Preferred Stock at $.01 par value. On February 2, 2002, the Company filed an appropriate amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware.

Other Information

     On April 5, 2002, the Board of Directors and the Stockholders approved the adoption of the Company's 2002 Flexible Stock Plan (the "Plan"). The Plan permits the Company to initially issue up to 5,000,000 shares of common stock plus an annual increase, effective on the first day of each calendar year, equal to 10% of the number of outstanding shares of common stock outstanding on such date, but in no event more than 30,000,000 shares in the aggregate. As of December 31, 2003, 6,491,417 options are available to be granted under the Plan, 4,305,000 of which have previously been granted by the committee designated for such purpose.

     On August 19, 2002, Constance K. Weaver resigned as a member of our board of directors for personal reasons. On January 13, 2003, R. Keith Elliott was appointed to fill the vacancy. On May 27, 2003, Andrew Paciocco resigned as a member of our board of directors for personal reasons. On November 1, 2003, Seth
A. Grossman was appointed to fill the vacancy.

     On June 24, 2003, we offered 2,000,000 shares of our common stock for sale in a Confidential Private Placement to certain investors. The offering, which closed on July 18, 2003, was not fully subscribed and 1,354,586 shares were sold at $.35 per share. Officers and directors (including their children) purchased 207,200 shares, or 15.3% of the total shares sold.

     On August 28, 2003, we offered 20 Units at a price of $10,000 per Unit. Each Unit consists of (i) 10,000 shares of our common stock, and warrants to purchase 10,000 shares of our common stock, exercisable for a period of three years at a price of $1.00 per share (the "Warrants"). The offering closed on September 2, 2003.

     On February 19, 2004, by Action of Consent of Majority Shareholders,  David
A. Loppert was removed from the Board of Directors. Thereafter, the Board of Directors removed Mr. Loppert as an officer of the Company.

     On May 26, 2004, in a Confidential Private Placement to certain investors, we completed the sale of 6,000,000 shares of our Common Stock at $.60 per share and 6,000,000 warrants. 3,000,000 of the warrants are exercisable for a period of five years at a price of $1.50 per share and 3,000,000 of the warrants are exercisable for a period of five years at a price of $3.60 per share. The exercise price of the warrants is subject to an adjustment, based on the Company's earnings before interest, taxes, depreciation and amortization (EBITDA) for the year ended December 31, 2004.

     On May 28, 2004, we completed the purchase of all of the outstanding shares QualTech International Corporation and its affiliate, QualTech Services Group, Inc. Under the terms of the agreement, QualTech's shareholders will receive a combination of Windsortech common stock and cash totaling $6.5 million of which $3.25 million is cash and $3.25 million is common stock.

WHAT WE DO

     We are a technology services company. We purchase and sell computer equipment and related products worldwide. We also provide maintenance services for IBM mainframes and associated peripherals and provide complete equipment asset management services including data security services and environmental compliance.

     We purchase excess, used and off-lease, "as-is" and refurbished IBM mainframes and associated IBM peripherals, midrange computers and pc computer equipment and related products from a variety of sources including Fortune 1000 companies, and leasing and finance companies. Our products are remarketed to brokers, exporters, wholesalers, retailers, value added resellers, schools, corporate end-users, or we disassemble them and remarketed them as component parts.

     We sell a wide range of used, "as-is" and refurbished products, including mainframe and associated peripherals, midrange computers, notebook and desktop computers, monitors, processors, disk drives, CD's, DVD's, modems, printers and memory. We only remarket mainframe and associated peripherals that are manufactured by IBM. The majority of the pc computers we offer for sale are brand name Intel Pentium class or equivalent products manufactured by IBM, Dell, Compaq, Apple, Sony, Fujitsu, Hewlett-Packard, Gateway, Toshiba and other major manufacturers. We provide maintenance services for IBM mainframes and associated peripherals and provide complete equipment asset management services including data security services and environmental compliance. We consider these items to be our "principal product". We operate in one segment and consider the sales of these products and services provided as our single source of revenue. Our business is marginally seasonal, with the July - September period usually being slower than other periods.

     On May 28, 2004, we purchased QualTech International Corp and its Affiliate, QualTech Services Group. QualTech International Corp is a worldwide re-seller of refurbished IBM mainframes and attachable IBM peripherals. QualTech Services Group provides hardware maintenance solutions and information systems consulting services to businesses in the United States. QualTech International buys used IBM hardware in either the wholesale or retail marketplace, and then sells them to companies with data centers that continue to rely on the mainframe for its processing needs. In addition to its mainframe expertise and strategic inventory of mainframe hardware, they also sell products that include IBM tape and disk, IBM midrange products (RS/6000 and AS/400), IBM connectivity products (Escon and Ficon) IBM controllers, IBM mainframe printers and IBM front-end processors. Technology that is introduced by IBM is often available in the used marketplace as early as 9-12 months after being introduced as a result of companies merging data centers, filing bankruptcy, upgrading to the latest technology, or when hardware goes off lease. In many instances, the hardware is shipped to our offices in Eagan, Minnesota, where it is tested, refurbished and sometimes upgraded. With this acquisition, we expand both our product and service offerings; grow our base of recurring service revenue, and gain access to an established base of corporate clients for potential cross marketing campaigns. Qualtech has offices in Eagan, Minnesota, California, Colorado, Connecticut, Illinois, New York, Texas, Michigan and Wyoming.


     On October 27, 2003 we filed U.S. Patent Application titled "System and Method of Erasing a Hard Drive via a Computer Network". Hard drive erasing software is installed into a software program, which simulates the booting of a floppy disk; the integrated software is subsequently installed into a software installation program and is delivered to the client's computer over the Internet or via a network. At the client computer, the hard drive erasing software is executed on the client's computer hard drive by executing the boot simulation software. This system and method provides an easy, fast and effective way for erasing hard disks, which meets US Department of Defense sanitizing standards. The erasing software is a DOS-based software program, which can remove sensitive information from a computer before the machine goes to a new or unprotected environment or to clear a hard disk of all programs and data before installing a new system. The software, which is licensed under a long-term license agreement, incorporates overwriting patterns which use up to 99 passes over hard disk sectors to ensure complete erasing of all sensitive data. All erasing procedures and results can be verified and displayed to the client. Other than this software, we do not sell any other products under license nor do we have any franchise or concession agreements.

     In the fourth quarter of 2002 we established an Asset Management Group ("AMG"), a new division of the Company, to provide complete computer asset management and recovery services to leasing companies and major corporations. For a fee, we will receive, inspect and test each piece of equipment, remove sensitive data and report the results in a customized audit report to our client. We will then assist the client in the disposition of the equipment. One of the many benefits providing this service is that we receive the opportunity to become aware of opportunities to acquire inventory for resale or may acquire a right of first refusal on the client's computer asset base. This service is different from our current business practice in that we expect to contract with a particular customer, for a fee, to receive, inspect, test, and issue an audit report. We expect to then, for an additional fee, assist the customer in the disposition of the computer equipment or store it for future use, or dispose of it, in accordance with the customer's instructions and state and federal laws. The cost to fully implement our AMG was approximately $200,000, primarily for the purchase of computer software and hardware, material handling equipment and leasehold improvements, all of which have been fully paid for and installed.

Our Business Model

     Demand for refurbished, used or "as-is" brand name computer equipment is growing as more and more businesses realize they can purchase these products that can serve their needs at substantial discounts from the price of new equipment. At the same time, the introduction of the latest technology by the manufacturer coupled with shorter product cycles are leading to increased off-lease and excess inventory computer equipment which vendors and leasing companies need to dispose of in large quantities without conflicting with their primary distribution channels. We offer such vendors and leasing companies the ability to conveniently sell all their products in a single transaction. We believe that our ability to acquire many different types of equipment in large quantities through our established vendor relationships provides us with a significant competitive advantage.


     In order to be able to offer attractive prices yet maintain our margins, we must be able to acquire a sufficient amount of equipment at favorable prices. In order to continue and expand our procurement capability, we strive to maintain and enhance existing relationships with leasing companies, manufacturers and other sources of equipment and to pursue new relationships.


     Growth in our industry has been fueled by several factors, including:

     o    Introduction of the latest technology in mainframes by IBM

     o Increased need for leasing companies and corporations to manage their computer assets cost effectively.

     o A large and growing number of installed personal computers in the home and workplace.

     o Multiple computers in the home and workplace fueled by increased use and acceptance of the Internet among consumer and business users; and

     In November 2002, the Gartner Group, a research and advisory firm, predicted that "end-of-life issues rather than technology innovation will be the major PC growth driver in 2003". "Budget-constrained organizations are holding on to their PC's longer as cost reduction continues to be implemented." In March 2003, Gartner Dataquest projected that PC shipments will grow 6.6 percent in 2003 and 11.4 percent in 2004. Gartner reaffirmed these forecasts in June 2003.

     In September 2003, Gartner reported that "recent U.S. economic data shows signs that the long-awaited recovery is beginning". Stronger than expected second quarter results caused Gartner to again increase its 2003 PC unit shipment forecast from 7.2 percent to 8.9 percent; however economic indicators suggest only moderate business buying growth in 2003.

     In February 2004, Gartner reported, "strong PC market growth outside the United States, coupled with an improving economy has caused us to boost our near-term PC market forecast." Gartner reported PC Unit shipment grew 10.8% in 2003 and projects it will grow 12.8% in 2004. According to a revised report published in December 2003 by International Data Corporation ("IDC"), a market research firm, and a unit of International Data Group, worldwide new PC shipments in 2004 are expected to increase by 11.4% to 169.9 million units.


     We expect that US corporations will most likely start to implement conversions to new operating systems late in the first quarter of 2004 or in the second quarter of 2004, including the replacement of PC computer equipment, resulting in a potential greater source of used computer equipment becoming available for resale. Gartner believes that large pools of installed PC's, purchased from 1998 to 2001, are due for replacement and it forecasts that most of the replacements will begin late in 2003 and extend into 2004. Gartner's most likely economic scenario predicts an improved economy late in the fourth quarter of 2003 and into the first quarter of 2004. They predict that "the IT market noticeably recovers one quarter after the economic upturn". Gartner believes that "sustained PC growth will depend on increased U.S. business buying", that "economic indicators suggest only moderate business buying growth in 2003" and that "a U.S. economic recovery remains and essential ingredient for a strong PC market".


     IDC has designed a Life Cycle Value model that organizes the cost to own, maintain and replace technology into three stages: procurement, use and disposition. Redemtech, Inc., a national equipment remarketer, estimates that end-of-life disposition costs alone constitute as much as 5% of the Total Cost of Ownership ("TCO"), nearly one-third as much as the original procurement cost. Much of this expense stems from the fact that used equipment from various diverse or distributed environments present many challenges which enterprises are generally not equipped to address such as:

     o    Diverse equipment locations.

     o    Unrecorded  or  undocumented   changes  in  original   configurations,
          upgrades and peripheral additions.

     o    Inoperative units.

     o    Varying cosmetic conditions.

     o    Inability to dispose of large volumes in the secondary market.

     o    Deployment of expensive  technical staff against low value  residuals;
          and

     o    Lack of original packaging, thereby making shipping more difficult.

     Substantial TCO savings are possible based on the timing of the purchase within the product life cycle, the technology refresh rate within an enterprise and end-of-life management practices.


     According to Redemtech, most technology depreciates at an average of 6% per month. Redemtech believes that the dominant factor influencing a used item's value in the marketplace is the price and power of similar, new, "state of the art" technology. They believe that for many years the trend has been toward an acceleration of new technology introductions offering even greater values as measured by power/price.


     In recent years, the number of companies leasing rather than purchasing computer equipment has increased significantly, primarily due to shorter product life cycles and issues involving end of life costs or residual recovery. Corporate leases generally have a three-year term after which the equipment is replaced and a new lease cycle begins. Off-lease equipment is generally from brand-name manufacturers and still has a relatively high resale value whether refurbished or not.

     The disposal of refurbished and excess inventory computer equipment represents a substantial burden on most owners. Such computers and peripherals are currently sold through different outlets, including wholesale distributors, resellers and specialized retailers. Because of the highly fragmented and relatively undeveloped nature of the market for those products, prices received by leasing companies and vendors tend to be highly variable and subject to negotiation based on quantity, age and condition of the product. Our experience has indicated that leasing companies and vendors look favorably upon distribution channels that enable them to dispose of significant quantities of product quickly without affecting their traditional sales channels.


     A proactive, well-defined end of life management policy can reduce a client's total cost of equipment ownership. Our clients are able to deploy their information technology specialists much more productively, without having to worry about end of life equipment disposal. End-of-life disposition costs for older technology often exceed the market value of such asset, resulting in negative residuals. One of our objectives is to prevent clients from incurring negative residuals simply because they lack an effective end-of-life management program. The key to avoiding negative residuals is to retire an asset while its market value is still greater than its disposition costs.


     We have designed an asset management  system with which we expect to assist
our  clients  in  significantly   reducing  their  equipment   lifecycle  costs.
Lifecycles vary, but can generally be categorized as follows:

     o Power Users - state of the art equipment is purchased and refreshed every 12- 24 months. These are considered high cost sites. The equipment is fully capable of performing all functions within an organization but the user must have the latest hardware and operating system. Unless this equipment is effectively redeployed within the organization, costly operating system licenses may be lost as the licenses are not be transferred to other equipment or are too expensive to do so.

     o Three Year Lifecycle - generally, organizations that tend to refresh their technology platforms every 30 - 36 months tend to experience the lowest lifecycle costs. This practice reduces the need to perform costly upgrades on older systems, maintains an "in-warranty" inventory, and reduces the IT training load incurred when new systems are installed frequently.

     o Older PC's and Operating Systems and Homogeneous Environments - generally these are lower cost sites because they are slower to adopt new operating systems and tend to upgrade hardware and software simultaneously.

     Used technology presents a unique set of operational challenges that we can address through our asset management system:

     o Used system configurations are inconsistent - many have had upgrades and peripheral parts added or removed.

     o    Many used systems are not in good working condition.

     o Many used systems have cosmetic damage that may affect value and suitability for other use.

     o Used systems contain proprietary data and software licenses, which must be erased before reuse.

     o Manual processing methods are prohibitively costly for relatively low value used systems.

     The asset management system we have implemented has been designed to process an unsorted stream of technology according to a service profile developed for each client. Comprehensive reporting provides a tool for managing the asset base. Using proprietary technology, used equipment is registered, evaluated and then routed for services designed to maximize value for the equipment owner. The process is fully documented for each system in our database and:

     o Service delivery should be consistent because our proprietary system provides step-by-step technical instructions based on a client's unique profile.

     o Data reliability should be high because manual data entry will be reduced.

     o Service performance will be 100% audited. No equipment will be permitted to exit the process until all specified services, e.g., hard drive erasure or sanitation, have been performed.

     o Costs should be minimized through the application of value-appropriate services and production line efficiency, eliminating the need to sort and pre-inventory the product.

     o Complete accountability should be assured by maintaining serial number detail for all services performed.

HOW WE ACQUIRE PRODUCTS


     We believe our ability to acquire computer equipment in large quantities at favorable prices is a key competitive advantage. We purchase product around the world from finance and leasing companies, computer manufacturers, corporate information technology departments and others looking for a reliable channel for equipment disposition. Other sources for our products include independent brokers, federal, state and local governments, liquidators and educational institutions. In all instances, we either prepay for the product we purchase or we receive terms from the vendor from whom we purchase the product. In each case, we generally finance the purchase by utilizing existing cash resources, including cash generated from operations or, in some instances, from funds borrowed from our principal stockholders or the use of our credit line. We purchase a majority of our products from a relatively small number of suppliers and as we continue to establish relationships with other vendors, we expect to reduce our reliance on purchases from any one vendor.


     We receive information about new sources of products from prior contacts, subscription to online resources, advertising, industry publications, trade associations and e-mail and fax bid requests received. We have an experience management team and a team of account executives and product managers that have access to sources of equipment around the world. Since product availability is unpredictable, a strong base of vendor relationships is important to our success. We maintain ongoing personal contact through targeted e-mail campaigns and telephone calls with our vendors and potential suppliers to learn when products will become available.


     The age of the products that we purchase is generally 6 months to 36 months old. The average time between our purchase of an item and sale of that item is approximately 30 days. With some of the product we purchase, we assume inventory and price risk associated with selling these products. We believe our ability to sell our inventory quickly through our distribution channels justify the risk. With some of the product we purchase, we have a matching sale. We believe our ability to sell our inventory quickly through our distribution channels justify any risk associated with the purchase.


     There are no set formulas for determining the purchase prices we pay to our suppliers. The pricing is usually negotiated for each transaction based on the current market prices for similar equipment, the condition and location of the equipment and the cost and effort anticipated in packing and transporting the equipment.

     Our mainframe and associated peripherals are banded and certified working by IBM prior to the purchase of or shipment of the product. This means that IBM guarantees that the product works. If there is a problem, IBM must fix it. On PC equipment, we provide a limited "DOA Warranty" in connection with some of our product sales. DOA means "Dead On Arrival" and is a commonly used term in the computer industry. If provided to our customer, this warranty applies to used computers, disk drives, CD drives or DVD drives that do not power-up when they are received or, in some cases, for a period of up to 60 days from receipt and provides that the covered equipment can be returned for a full refund or replacement product, if available. The decision whether to provide a refund or replacement product is generally at our option, but in limited circumstances, it may be at the customer's option. We analyze our estimated warranty costs and provide an allowance as necessary based on experience. At March 31, 2004 and at March 31, 2003 warranty reserves were not considered necessary.


HOW WE MARKET OUR PRODUCTS AND SERVICES

     We remarket our products and sell our services worldwide. We sell a wide range of used, "as-is" and refurbished products, including mainframe and associated peripherals, midrange computers, notebook and desktop computers, monitors, processors, disk drives, CD's, DVD's, modems, printers and memory. We only remarket mainframe and associated peripherals that are manufactured by IBM. The majority of the pc computers we offer for sale are brand name Intel Pentium class or equivalent products manufactured by IBM, Dell, Compaq, Apple, Sony, Fujitsu, Hewlett-Packard, Gateway, Toshiba and other major manufacturers. We provide maintenance services for IBM mainframes and associated peripherals and provide complete equipment asset management services including data security services and environmental compliance. We consider these items to be our "principal product". We operate in one segment and consider the sales of these products and services provided as our single source of revenue. Our business is marginally seasonal, with the July - September period usually being slower than other periods.

     We have developed a detailed prospect/customer database that has been carefully segmented by region and organized by account executive. This database has over 3,000 contacts with the type of computer equipment that is being used and the number they are using. We send targeted messages to targeted prospects each month. Our team of account executives reaches each of their prospects by telephone at least on time every four to six weeks. During the phone call, we verify the information in our database and update it if necessary. We also sell over the Internet by posting "Want To Sell" or "WTS" offers through web portals or subscription services such as Powersource, the TBN Network and Exporters.com. Generally, within 1-3 hours of posting these WTS offers, we receive e-mail offers from interested parties to purchase product.


     In addition to one-on-one contact, a short message is conveyed once per month to help our customers and potential customers fully understand the value we can bring to them. In these contacts, we make sure to carefully cross-market our products and services. We advertise in two periodicals and attend trade shows to further our marketing efforts.


     We sell IBM hardware and attachable IBM peripherals to companies with data centers that continue to rely on the mainframe for its processing needs. We market pc parts domestically to customers that are manufacturer authorized warranty service providers to whom we sell all types of replacement parts including hard disk drives, CD Drives, DVD Drives, power supplies, mother boards and computer cases. Our international customers generally purchase lower-end whole systems and monitors for resale in third world countries, such as in Africa, and the brokers with whom we deal purchase everything from high to low-end monitors and systems and all sorts of parts.


     We market our AMG services via one-on-one contact with the appropriate individuals within a potential client corporation. We develop leads on potential client corporations through our memberships in professional equipment asset management associations, by attending industry conventions and by presenting the benefits of our AMG services at conventions.

     While we do not focus on any particular industry, we concentrate on large corporations, which tend to refresh, or replace, their installed computers on a regular cycle.


     As part of our AMG services, we market our ability to ensure "End-of-Life Data Security". Privacy laws strictly govern consumer information that may be present on computer hard drives and other media removed from service. We advise clients and potential clients on the most appropriate methods to consider when destroying corporate data when they remove systems or media from service. We are paying particular attention to healthcare organizations, banks, insurance companies, brokerages, and other financial services companies that are impacted by these privacy laws.


     We receive referrals from existing clients, and we monitor financial and technical news sources for workforce reductions, plant closings, and technology upgrade announcements that may provide opportunities for us to present our AMG services.


HOW WE DETERMINE SELLING PRICES


     We determine our selling prices on the basis of current market conditions, market availability, market demand and the type or number of items we have on hand, as well as our target profit margins for various types of products. In setting the prices, we compare prices of similar new equipment, if any, as well as prices offered by our competitors for similar products. To guide us, we use sources such as brokers with which we have existing relationships, on-line auction houses, on-line search engines such as Google, trade publications and in other published advertisements. Given the nature of our products and the rapid technological changes in the industry, we may have to reduce prices over time, and a portion of our inventory may have to be recycled or sold as scrap. However, we attempt to take these factors into account when we purchase equipment.


     Customers place orders by telephone, fax or via e-mail. On accepted orders, a sales order and picking slips are generated and delivered to our warehouse for processing. The product is picked and appropriately packed, then is shipped by United Parcel Services, Federal Express or common carrier.


DEPENDENCE ON MAJOR CUSTOMERS


     We do not have any exclusive long-term arrangements with our customers for the continued sales of our product. We operate solely in the United States and have no assets in foreign countries. We sell and deliver IBM mainframes and associated IBM peripherals, midrange computers, pc computer systems, peripheral devices and parts throughout the United States and worldwide. For the three months ended March 31, 2004 and 2003, sales to our top ten customers comprised approximately 63% and 62% of our revenue, respectively. In each of the periods referred to, Keystone Memory Group, a "related party" for accounting purposes, was one of our top ten customers.


     A significant portion of our revenues is also derived from export sales. Primarily all of our sales of computer systems, peripheral devices and parts were to remarketers based in the United States or brokers based both in and out of the United States for whom we directly exported product. For the three months ended March 31, 2004 and 2003, export sales comprised 19% and 13% of revenue, respectively.


EMPLOYEES


     As of June 21, 2004, we employed 48 full-time and 7 part-time employees. We have no collective bargaining agreements and believe our relations with our employees are good.


BACKLOG

     Customers typically do not place recurring "long-term" orders with us, resulting in a limited order backlog at any point in time. Our failure to receive orders from customers on a continuous basis could have a material adverse effect on our financial condition, results of operations and cash flows given our lack of recurring orders.


COMPLIANCE WITH ENVIRONMENTAL REGULATIONS


     Federal, state, and local laws or regulations which have been enacted or adopted regulating the discharge of materials into the environment have not had, and under present conditions we do not foresee that they will have, a material adverse effect on our capital expenditures, earnings, cash flows or our competitive position. We will continue to monitor our operations with respect to potential environmental issues and costs, including changes in legally mandated standards.


     We recycle used equipment that may contain hazardous materials through Waste Management's Recycle America - Asset Recovery Group ("ARG") division. ARG, for a fee, manages commodities and materials for recycling in accordance with applicable local, state and federal laws, rules and regulations. Upon receipt of materials for recycling, ARG provides us with a Certification of Destruction that, in part, certifies that the materials were accepted for the purpose of recycling and/or destruction in accordance with all applicable standards including federal, state and local requirements.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATIONS RESULTS OF OPERATIONS

     This discussion should be read in conjunction with the accompanying financial statements and related notes in Part F/S of this registration statement. Certain statements made in this registration statement may contain forward-looking statements. For a description of risks and uncertainties relating to such forward-looking statements, see the Factors Affecting Future Operating Results section in this Item 2 of this registration statement.

     OVERVIEW

     We operate in a highly competitive industry, which in turn places pressures on maintaining gross profit margins. Many of our product sales are of large quantities of low value used personal computers, or of component parts that are use in personal computers, such as hard disk drives, CD drives, DVD drives, memory, and system boards, some of which produce lower than average gross profit margins. To overcome those lower margins, we established an Asset Management Group ("AMG") in the 4th quarter of 2002 to provide computer asset management services to leasing companies and major corporations that are expected to yield higher than average gross profit margins, as we attract new AMG clients. We had virtually no revenue from AMG clients in 2002 and very low expenses. We incurred direct AMG expenses in the first half of 2003 as we started hiring and training employees. In December 2003, we started generating continuing revenue from AMG Clients and anticipate growth during 2004.


     RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated below, the relationships to total revenue of line items in our statements of operations.

                                                       Three Months Ended
                                                            March 31,
                                                 -------------------------------
                                                         2004             2003
                                                           %                %

Revenue                                                 100.0            100.0
Cost Of Sales                                            71.3             83.9
------------------------------------------------ --------------- ---------------
Gross Profit                                             28.7             16.1
Selling, General And Administrative Expenses             23.8             24.0
Depreciation And Amortization                              .9              0.6
Interest Expense, net                                      .6              1.5
------------------------------------------------ --------------- ---------------
Income (Loss) Before Provision (Benefit) For              3.4           (10.0)
   Income Taxes
Provision (Benefit) For Income Taxes                      0.3            (0.1)
------------------------------------------------ --------------- ---------------
Net Income (Loss)                                         3.1           (10.1)
================================================ =============== ===============

Quarter Ended March 31, 2004 Compared to Quarter Ended March 31, 2003


     Revenue for the quarter ended March 31, 2004 was $2,681,857 compared to revenue of $1,715,472 for the quarter ended March 31, 2003, a $966,385 increase, or 56.3%. Revenues increased as we were able to find new sources of product, which made more products available for sale. We increased our sales staff to help increase our market penetration. In December 2003, we started generating continuing revenue from our AMG clients that continued to grow during the three months ended March 31, 2004.


     Gross profit for the quarter ended March 31, 2004 was $770,386 compared to a gross profit of $276,466 for the quarter ended March 31, 2003, a $493,920 increase, or 178.7%. Gross margin was 28.7% for the quarter ended March 31, 2004 compared to 16.1% for the quarter ended March 31, 2003.


     Gross margin for 2004 significantly increased over the same period in 2003. During the quarter ended March 31, 2003, we were faced with a market that slowed down due to the war in Iraq. As a result, we had to sell product at lower margins to attract buyers. Our trend of better margins in the fourth quarter of 2003 continued through the quarter ended March 31, 2004. This trend is the result of our ability to acquire product at more favorable prices and our shift in revenue mix from selling complete systems to selling parts, where the margins are better.


     In 2004, we expect that US corporations will most likely continue to implement the conversions to new operating systems that began in the second half of 2003. This necessitates the replacement of PC computer equipment, resulting in a potential greater source of used computer equipment becoming available for resale. These expectations are supported by recent Gartner Dataquest reports. In February 2004 Gartner reported, "Strong PC market growth outside the United States, coupled with an improving economy has caused us to boost our near-term PC market forecast." Gartner reported PC Unit shipment grew 10.8% in 2003 and projects it will grow 12.8% in 2004. According to a revised report published in December 2003 by International Data Corporation ("IDC"), a market research firm, and a unit of International Data Group, worldwide new PC shipments in 2004 are expected to increase by 11.4% to 169.9 million units.


     Selling, general and administrative expenses for the quarter ended March 31, 2004 were $637,219 compared to selling, general and administrative expenses of $412,464 for the quarter ended March 31, 2003, a $224,755 increase, or 54.5%. Selling, general and administrative expense increased as the Company had a full quarter of employee benefits and payroll for employees that were hired during 2003, increased the use of temporary help agencies to obtain qualified personnel, and had salary increases from 2003 that were in effect for the full quarter of 2004.

     Depreciation and amortization for the quarter ended March 31, 2004 was $25,109 compared to depreciation and amortization of $10,823 for the quarter ended March 31, 2003, a $14,286 increase, or 132.0%, all as a result of a full quarter of fixed asset acquisitions and leasehold improvements that were made during 2003.


     Interest expense for the quarter ended March 31, 2004, was $16,367 compared to interest expense of $25,395 for the quarter ended March 31, 2003, a $9,028 decrease, or (35.5)%, commensurate with a decrease in the level of the Company's borrowings.


     The Company recorded estimated state tax obligations for the quarters ended March 31, 2004 and 2003. The company did not recognize a federal deferred tax benefit during these quarters as it anticipates that such benefit is not more likely than not to be realized.


Geographic Areas


     We operate solely in the United States and have no assets in foreign countries. However, we sell to customers in foreign countries. For the three months ended March 31, 2004 and 2003, export sales comprised approximately 19% and 13% of revenue, respectively. All of our purchases and sales are denominated in US dollars, and we recorded no foreign currency transaction gains or losses during any period.


Liquidity and Capital Resources

     Net cash used in operating activities in the three months ended March 31, 2004 was $450,181 compared to $39,521 of cash provided by operating activities in the three months ended March 31, 2003. Cash used in operating activities during the period ended March 31, 2004 was primarily as a result of an increase in accounts receivable and inventories, offset by net income and an increase in accounts payable and accrued expenses. Net cash provided by operating activities in the period ended March 31, 2003 was the result of a decrease in inventory, an increase in payables offset by an increase in accounts receivable and the net loss for the period.

     Net cash used in investing activities in the three months ended March 31, 2004 and 2003 was $10,651 and $64,497, respectively. Cash used in investing activities in the three months ended March 31, 2004 and 2003 was for the purchase fixed assets.

     Net cash provided by financing activities for the three months ended March 31, 2004 and 2003 was $235,720 and $37,945, respectively. Net cash provided by financing activities for both periods were the result of increased borrowings from officers reduced by principal payments on capital leases. Additionally, cash of $15,000 was used in the quarter ended March 31, 2004 for the payment of deferred financing fees relating to a potential financing agreement.

     We believe that cash generated from operations, together with our available cash resources, will be sufficient to meet our cash requirements for at least the next 12 months. However, we may need to raise additional funds to finance unanticipated working capital requirements or to acquire complementary businesses.

     We expect that US corporations will most likely start to implement conversions to new operating systems late in the first quarter of 2004 or in the second quarter of 2004, including the replacement of PC computer equipment, resulting in a potential greater source of used computer equipment becoming available for resale. Gartner believes that large pools of installed PC's, purchased from 1998 to 2001, are due for replacement and it forecasts that most of the replacements will begin late in 2003 and extend into 2004. Gartner's most likely economic scenario predicts an improved economy late in the fourth quarter of 2003 and into the first quarter of 2004. They predict that "the IT market noticeably recovers one quarter after the economic upturn". Gartner believes that "sustained PC growth will depend on increased U.S. business buying", that "economic indicators suggest only moderate business buying growth in 2003" and that "a U.S. economic recovery remains and essential ingredient for a strong PC market".

     We do not have any material commitments for capital expenditures during the
next  twelve  months.  Any  required   expenditure  will  be  completed  through
internally generated funding.


     We did not have any significant elements of income or loss not arising from continuing operations in either of the periods ended March 31, 2004 and 2003 and do not expect any in the remainder of fiscal 2004. While our business is marginally seasonal, we do not expect this seasonality to have a material adverse affect on our results of operations or cash flows.

Off-Balance Sheet Arrangements

The company does not have any off-balance sheet arrangements as of March 31, 2004.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated below, the relationships to total revenue of line items in our statements of operations for the years ended December 31, 2003 and 2002.

                                                Year Ended      Year Ended
                                            ----------------------------------

                                                December 31,    December 31,
                                                    2003            2002
                                            ----------------------------------

                                                        %               %
  Revenue                                           100.0           100.0
  Cost of sales                                      73.4            86.5
                                            ----------------------------------
  Gross profit                                       26.6            13.5
  Selling, general and administrative
      expenses                                       26.6            23.1
  Depreciation and amortization                       1.0             0.3

  Interest expense                                    1.0             0.9
                                            ----------------------------------
  Income (loss) before provision (benefit)           (2.0)          (10.8)
      for income taxes
  Provision (benefit) for income taxes                  --           (1.9)
                                            ----------------------------------
  Net income (loss)                                  (2.0)           (8.9)
                                            ==================================

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002


     Revenue for the year ended December 31, 2003 was $7,484,472 compared to revenue of $6,543,147 for the year ended December 31, 2002, a $941,324 increase, or 14.4%. Revenues increased because we were able to find new sources of product, which made more products available for sale and we increased our sales staff to help increase our market penetration. In December 2003, we started generating continuing revenue from our AMG clients and anticipate growth during 2004.


     Our revenue by geographic segment is as follows
--------------------------------------------------------------------------------------------------------------
                                                                                                       %
Years Ended December 31,       2003             %         2002             %       Change           Change
--------------------------------------------------------------------------------------------------------------

United States            $5,198,400           70%   $4,716,122           72%   $  482,278             10%



                                       38

Asia                        817,707           11%    1,320,633           20%     (502,926)           (38)%
Europe                      349,715            5%         --           --         349,715            100%
Africa                      703,073            9%      334,016            5%      369,057            111%
United Kingdom              155,834            2%      118,228            2%       37,606             32%
Canada                      223,458            3%       64,148            1%      159,310            248%
Australia                    24,500         --            --                       24,500            100%
South America                11,785         --            --                       11,785            100%
--------------------------------------------------------------------------------------------------------------
   Total                 $7,484,472          100%   $6,543,147          100%   $  941,325             14%
==============================================================================================================



     Gross profit for the year ended December 31, 2003 was $1,992,411 compared to a gross profit of $883,701 for the year ended December 31, 2002, a $1,108,710 increase, or 125.5%. Gross margin was 26.6% for the year ended December 31, 2003 compared to 13.5% for the year ended December 31, 2002. Gross profit increased because of increased revenues and increased gross margins.


     Gross margin for 2003 increased because of our ability to acquire product at more favorable prices and our shift from selling complete systems to selling parts, where the margins are better.


     In 2004, we expect that US corporations will most likely continue to implement the conversions to new operating systems that began in the second half of 2003. This necessitates the replacement of PC computer equipment, resulting in a potential greater source of used computer equipment becoming available for resale. These expectations are supported by recent Gartner Dataquest reports. In February 2004 Gartner reported, "Strong PC market growth outside the United States, coupled with an improving economy has caused us to boost our near-term PC market forecast." Gartner reported PC Unit shipment grew 10.8% in 2003 and projects it will grow 12.8% in 2004. According to a revised report published in December 2003 by International Data Corporation ("IDC"), a market research firm, and a unit of International Data Group, worldwide new PC shipments in 2004 are expected to increase by 11.4% to 169.9 million units.


     Selling, general and administrative expenses for the year ended December 31, 2003, were $1,988,091 compared to selling, general and administrative expenses of $1,509,339 for the year ended December 31, 2002, a $478,752 increase, or 31.7%. Selling, general and administrative expense increased as the Company added infrastructure and hired an additional full time sales employee in 2003, a full year of employee benefit programs that were added in 2002, increased directors and officers liability insurance coverage, and annual salary increases.


     Depreciation and amortization for the year ended December 31, 2003, was $71,973 compared to depreciation and amortization of $20,621 for the year ended December 31, 2002, a $51,352 increase, or 249.0%, as a result of one full year of depreciation for fixed asset acquisitions and leasehold improvements that occurred throughout 2002.


     Interest expense for the year ended December 31, 2003, was $79,656 compared to interest expense of $59,052 for the year ended December 31, 2002, a $20,604 increase, or 34.9%, commensurate with the increase in the Company's borrowings.


     The Company recognized a deferred tax benefit during 2002 by decreasing its deferred tax asset valuation allowance as it anticipates that such benefit is more likely than not to be realized. During 2003, the Company did not recognize a deferred tax benefit as it increased its deferred tax asset valuation allowance.


Geographic Areas

     We operate solely in the United States and have no assets in foreign countries. However, we sell to customers in foreign countries. For the years ended December 31, 2003 and 2002, export sales comprised approximately 31% and 28% of revenue, respectively. All of our purchases and sales are denominated in US dollars, and we recorded no foreign currency transaction gains or losses during any period.

Liquidity and Capital Resources

     Our current ratios at December 31, 2003 and December 31, 2002 were 1.3 and 0.8, respectively. Working capital at December 31, 2003 was $236,892 compared to a negative ($147,756) at December 31, 2002. Working capital increased primarily from the proceeds received from the issuance of common stock and warrants. This amount was reduced by financing the operations of the company and by the repayment of net amounts due officers for loans and payroll.

     Net cash provided by operating activities for the year ended December 31, 2003 was $185,700 compared to $515,162 of cash used for the year ended December 31, 2002. Cash provided by operating activities for the year ended December 31, 2003 was primarily a result of an increase in accounts payable and accrued expenses, depreciation, and stock warrants issued for services, offset by an increase in accounts receivable and the net loss. Cash used in operations in the period ended December 31, 2002 was primarily from the net loss, an increase in inventory, prepaid expenses and deferred taxes, offset by depreciation and a decrease in accounts receivable, and an increase in accounts payable and accrued expenses, deferred interest and stock issued for services.

     Net cash used in investing activities for the years ended December 31, 2003 and 2002 was $112,358 and $164,024, respectively. For the year ended December 31, 2003, cash was used to purchase equipment, computer software and to apply for the EraseYourHardDrive.com patent. For the year ended December 31, 2002, cash was used to purchase property, equipment, computer software and fund leasehold improvements

     Net cash provided by financing activities for the year ended December 31, 2003 was $142,430 and was provided for by the sale of common stock and warrants and reduced by payments on notes payable and principal reductions on capital lease obligations. Net cash provided by financing activities for the year ended December 31, 2003 was $640,967, and was provided by loans from officers offset by principal payments on capital leases.

     We believe that cash generated from operations, together with our available cash resources, will be sufficient to meet our cash requirements for at least the next 12 months. However, we may need to raise additional funds to finance unanticipated working capital requirements or to acquire complementary businesses although we have not identified any specific acquisition candidates.

     Since the last quarter of 2001, there has been a general downward trend of IT spending in the US and the rest of the world. These less robust machines are not capable of supporting the newest operating systems. That fact, when coupled with the termination of manufacturer's support for widely used operating systems, such as Microsoft's Windows 95 and Windows 98 (in accordance with Microsoft's Life Cycle Support Policy), leads us to believe that end-users will be forced to upgrade their PC's in order to have fully functioning PC's and manufacturer supported operating systems.

     In 2004, we expect that US corporations will most likely continue to implement the conversions to new operating systems begun in the second half of 2003, including the replacement of PC computer equipment, resulting in an anticipated greater source of used computer equipment becoming available for resale. In February 2004 Gartner reported, "Strong PC market growth outside the United States, coupled with an improving economy has caused us to boost our near-term PC market forecast." Gartner reported PC Unit shipment grew 10.8% in 2003 and projects it will grow 12.8% in 2004. According to a revised report published in December 2003 by International Data Corporation ("IDC"), a market research firm, and a unit of International Data Group, worldwide new PC shipments in 2004 are expected to increase by 11.4% to 169.9 million units.


     We do not have any material commitments for capital expenditures nor do we expect to incur any material commitments for capital expenses during 2004.


     We did not have any significant elements of income or loss not arising from continuing operations in 2003 or 2002 and do not expect any in 2004. While our business is marginally seasonal, we do not expect this seasonality to have a material adverse affect on our results of operations or cash flows.

Off-Balance Sheet Arrangements


The company does not have any off-balance sheet arrangements as of December 31, 2003.


Critical Accounting Policies


     Management is responsible for the integrity of the financial information presented herein. The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Where necessary, they reflect estimates based on management's judgment. When selecting or evaluating accounting alternatives, management focuses on those that produce from among the available alternatives information most useful for decision-making. Significant accounting policies that are important to the portrayal of the Company's financial condition and results, which in some cases require management's judgment, are summarized in the Notes to Financial Statements, which are included herein.


     The Company believes that the critical accounting policies discussed below involve additional management judgment due to the sensitivity of the methods, assumptions and estimates necessary in determining the related asset, liability, revenue and expense amounts.


     The Company recognizes revenue when it is realized or realizable and earned. The Company provides a limited "DOA Warranty" in connection with some of our product sales. DOA means "Dead On Arrival" and is a commonly used term in the computer industry. If provided to our customer, this warranty applies to used computers, disk drives, CD drives or DVD drives that do not power-up when they are received or, in some cases, for a period of up to 60 days from receipt and provides that the covered equipment can be returned for a full refund or replacement product, if available. The decision whether to provide a refund or replacement product is generally at our option, but in limited circumstances, it may be at the customer's option. Based on an internal study by management, we determined that less that 5% of the Company's sales are covered under this warranty and, of those sales, less than 10% are returned to the Company. If the equipment sold does not power-up, the Company has alternative methods to sell this equipment, by tearing it down and selling the working components as parts and the non-working components to metal recyclers. The alternative sales methods are rarely below the original cost of the equipment. The Company has not had any significant differences for the years ended December 31, 2003 and 2002. Therefore, no warranty reserve has been recorded. Should a reserve be recorded, it would increase both cost of sales and accrued expenses.


     The Company provides estimated inventory allowances for excess, slow-moving and obsolete inventory as well as for inventory whose carrying value is in excess of net realizable value. These reserves are based on current assessments about future demands, market conditions and related management initiatives. Management continually monitors its inventory valuation, and makes an assessment of its inventory allowance on a monthly basis. If market conditions and actual demands are less favorable than those projected by management, additional inventory write-downs may be required, which would be a decrease to our inventory balance and an increase to cost of sales.


     The Company evaluates the realizability of its deferred tax assets on an ongoing basis by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. In the determination of the valuation allowance, the Company has considered future taxable income and the feasibility of tax planning initiatives. Should the Company determine that it is more likely than not that it will realize certain of its deferred tax assets in the future, an adjustment would be required to reduce the existing valuation allowance and reduce tax expense. On the contrary, if the Company determined that it would not be able to realize a deferred tax asset created by net operating losses and other timing differences between the book and tax methods of accounting, an adjustment to increase the valuation allowance would be charged to income tax expense in the period such conclusion was made. Currently, the Company has provided for a valuation allowance. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. Although the Company is not currently being audited by any taxing authority, there is the possibility of future audits, whose resolution could have an adverse impact of the results of operations and cash flows of the Company.


     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Had the Company elected to account for stock-based employee compensation arrangements in accordance with SFAS No. 123 as an alternative to APB Opinion No. 25, additional expense would have been recognized in the statement of operations. For options issued to non-employees, the Company applies SFAS No. 123. Expense is recognized using the Black -Scholes option pricing model, which contains estimates on the volatility of the stock price, the risk free interest rate, and the expected life of the options granted. The Company bases its estimates on the best available information. Increases in estimated volatility, expected life, and the risk free interest rate would all increase the amount of expense recognized in the Statement of Operations.


IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS


     In May 2001, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections eliminates the requirement to classify gains and losses from the extinguishment of indebtedness as extraordinary, requires certain lease modifications to be treated the same as a sale-leaseback transaction, and makes other non-substantive technical corrections to existing pronouncements. The Company adopted this statement in 2002, which had no impact on the Company's financial position or results of operations.

     In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 changes the timing of when certain costs associated with restructuring activities may be recognized. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. The Company adopted this statement in 2003, which had no impact on the Company's financial position or results of operations.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment to SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Disclosures required by this standard are included in the notes to these financial statements. The transition provisions of this statement apply upon the adoption of the SFAS No. 123 fair value based method. The Company did not change its method of accounting for employee stock-based compensation from the intrinsic method to the fair value based alternative.

     In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No.150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The Company adopted the provisions of SFAS No. 150 effective July 1, 2003, which had no impact on the Company's financial position or results of operations.

     In November 2002, the FASB issued Interpretation (FIN) No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company adopted this interpretation in 2003, which had no impact on the Company's financial position or results of operations.

     In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company will be required to apply FIN 46R to variable interests in VIEs created after December 31, 2003. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The Company believes that the adoption of this standard will have no impact on its financial position or results of operations.


                                    PROPERTY


     We lease approximately 38,000 square feet of general warehouse and office space in Hightstown, New Jersey pursuant to a five-year lease at a current annual rental of approximately $159,000, escalating each year. In addition to fixed rentals, the real property lease requires the Company to pay all maintenance, real estate taxes and insurance. This lease expires in September 2006. This facility, with approximately 34,000 feet of warehouse space, is in good condition and ideally suited to our existing business and has adequate and sufficient capacity for our current and estimated future business needs.


     We lease approximately 8,300 square feet of general warehouse and office space in Eagan Minnesota pursuant to a five-year lease at a current annual rental of approximately $47,000, escalating in June, 2004. In addition to fixed rentals, the real property lease requires the Company to pay all maintenance, real estate taxes and insurance. This lease expires in June 2006. This facility, with approximately 6,000 feet of warehouse space, is in good condition. We expect to lease a new building in the future and combine this location with the additional warehouse space listed below.


     We also lease approximately 12,500 square feet of warehouse space in Eagan, Minnesota pursuant to a month to month lease.


     The approximate minimum payments required under the lease for the years 2004 - 2006 are as follows:

            Year                                               Amount
            ------------------------------------ ----------------------

            2004                                              238,000
            2005                                              244,000
            2006                                              166,000
            ------------------------------------ ----------------------

                                                            $ 648,000
            ==================================== ======================

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Loans from Principal Stockholders/Executive Officers


     A. On October 12, 2001 the Company  executed a Variable  Amount  Promissory
Note in the amount of $250,000 in favor of David A. Loppert, an executive officer and director of the Company in consideration for Mr. Loppert extending to the Company a revolving line of credit of up to $250,000. The amounts outstanding were due on demand and bore interest at the rate of 12% per annum. Interest payments were paid monthly in arrears. The highest principal amount outstanding on the loan was $158,170. The Company repaid the outstanding balance on April 24, 2002.


     B. On April 24, 2002, the Company entered into a secured loan agreement with its principal stockholders in order to provide the Company with working capital. The agreement was amended on September 30, 2002, February 28, 2003 and again on March 29, 2004 to extend the maturity date. The loans are secured by substantially all of the assets of the Company. Each principal stockholder loaned the Company $110,000 (for an aggregate of $550,000). The Company has repaid $10,000 on each loan. The balance remaining is as follows:


    Name                      Amount of             Maturity           Interest
                                  Loan                                 Rate
    ----------------------  --------------   ---------------------  ------------
    Marc Sherman               $100,000          January 31, 2006          12%
    Edward L. Cummings         $100,000          January 31, 2006          12%
    David A. Loppert           $100,000          January 31, 2005          12%
    Carl C. Saracino           $100,000          January 31, 2006          12%
    Michael P. Sheerr          $100,000          January 31, 2006          12%


     The loans bear interest at the rate of 12% per annum with interest only payments payable monthly in arrears. $100,000 plus all accrued interest is due and payable on January 31, 2005. $400,000 plus all accrued interest is due and payable on January 31, 2006. The loan agreement, as amended, provides, among other standard and customary terms, that when the Company arranges permanent long or short- term financing, the principal stockholder loans will be subordinate to such permanent financing, if required.

     At maturity, at the election of the principal stockholders, the Company shall repay such loans in cash or in a combination of cash and shares of the Company's Common Stock, with such stock valued at the current "market value" determined by a professional valuation service. For example, if each stockholder elects to receive all of his loan repayment in common stock, and if, for illustrative purposes only, the value of each share of common stock is $.01 at maturity, the Company will be required to issue 55,000,000 shares of its common stock. In this scenario, the Company will be required to obtain shareholder approval to increase its authorized share capital so that there will be sufficient shares available for issuance. If the Company's common stock is publicly traded at the time of maturity, the current "market value" will be based on the average of the closing price for the ten business days preceding the maturity date. If the Company's common stock is not publicly traded, the method of valuation will be selected by the professional valuation service.


     The Company and the principal stockholders also entered into an Intercreditor Agreement dated as of April 24, 2002, that provides, among other standard and customary terms, that until all liabilities under the loan agreement have been paid in full, any payments made by the Company in respect of the loans shall be made in equal amounts to and among the lenders, who will apportion all amounts so paid to any of them in accordance with the Intercreditor Agreement so that no lender receives any payments from the Company before or in preference to any other lender. Additionally, the Intercreditor Agreement would provide for equal treatment of the lenders in connection with any bankruptcy, insolvency, receivership, liquidation or dissolution proceeding of the Company.


     C. In October 2002, the Company executed Company Variable Amount Promissory Notes, each in the amount of $125,000 in favor of each of Edward Cummings, David Loppert, Carl C. Saracino, Michael Sheerr and Marc Sherman, each an executive officer and principal stockholder of the Company, in consideration for each executive extending to the Company a revolving line of credit of up to $125,000. The amounts outstanding are due on demand and bear interest at the rate of 12% per annum. Interest payments are paid monthly in arrears. As of March 31, 2004, $248,041 was due under these notes. As of March 31, 2003 $311,873 was due under these notes.


Sales to Related Party


     The Company had sales to Keystone Memory Group, a customer related to Marc Sherman, Chairman and CEO, and Michael Sheerr, Vice President, both of who are principal stockholders of the Company. Keystone Memory Group is owned by Michael
P. Sheerr and his wife. Mrs. Sheerr is Marc Sherman's sister. Neither Mr. Sherman nor Mr. Sheerr has any business experience with Keystone.


     The Company also had sales to Micro Memory Bank, a customer related to Michael Sheerr, Vice President, who is a principal stockholder of the Company. Micro Memory Bank is owned by Michael Sheerr's brother. Mr. Sheerr does not have any business experience with Micro Memory Bank.


     Sales to Keystone amounted to approximately $345,154 and $187,716 for the three months ended March 31, 2004 and 2003, respectively. Accounts receivable from Keystone amounted to $94,296 and $25,570 at March 31, 2004 and 2003, respectively.


     Sales to Micro Memory Bank amounted to approximately $320 and $-0- for the three months ended March 31, 2004 and 2003, respectively. Accounts receivable from Micro Memory Bank amounted to $62 and $-0- at March 31, 2004 and 2003, respectively.


     Keystone primarily sells memory upgrades for Sun, HP, Cisco, Compaq and IBM workstations, servers and personal computers as well as other computer parts. We sell personal computer memory modules to Keystone in bona fide arms-length negotiated transactions at competitive fair market prices. The products primarily consist of 32Mb, 64Mb, 128Mb and 256Mb RAM, or "Random Access Memory," modules.


     Micro Memory Bank manufactures and sells memory modules for workstations, servers and personal computers. We sell personal computer memory modules to Micro Memory Bank in bona fide arms-length negotiated transactions at competitive fair market prices.

     The products primarily consist of 32Mb, 64Mb, 128Mb and 256Mb RAM or "Random Access Memory" modules.



Shares issued to Principal Stockholders/Executive Officers


Principal Stockholder/                                                                   Number of
Executive Officer           Date Issued         Note         Issued For Shares              Common
----------------------      -----------        ------       -------------------          ----------
Edward L. Cummings           Oct - 2001           A         Capital Contribution          5,000,000
                             Jan - 2002           B         Merger Consideration          1,800,000
                             Dec - 2002           C             Compensation                500,000

David A. Loppert             Oct - 2001           A         Capital Contribution          5,000,000
                             Jan - 2002           B         Merger Consideration          1,800,000
                             Dec - 2002           C             Compensation                500,000

Carl C. Saracino             Oct - 2001           A         Capital Contribution          5,000,000
                             Jan - 2002           B         Merger Consideration          1,800,000
                             Dec - 2002           C             Compensation                500,000

Michael P. Sheerr            Oct - 2001           A         Capital Contribution          5,000,000
                             Jan - 2002           B         Merger Consideration          1,800,000
                             Dec - 2002           C             Compensation                500,000

Marc Sherman                 Oct - 2001           A         Capital Contribution          5,000,000
                             Jan - 2002           B         Merger Consideration          1,800,000
                             Dec - 2002           C             Compensation                500,000


     A. In October 2001, WindsorTech, Inc. (New Jersey Company) sold an aggregate of 50,000 shares of its common stock to Edward Cummings, David Loppert, Carl C. Saracino, Michael Sheerr and Marc Sherman in consideration for $50,000 from each of them. In January 2002, WindsorTech, Inc. (New Jersey Corporation) effected a 100:1 stock split. These shares were restricted within the meaning of the Securities Act of 1933.

     B. On January 30, 2002, in connection with the Merger, Delta issued an aggregate of 9,000,000 shares of its common stock to Edward Cummings, David Loppert, Carl C. Saracino, Michael Sheerr and Marc Sherman in exchange for their 25,000,000 shares of common stock in WindsorTech, Inc. (New Jersey Corporation). The 9,000,000 shares of common stock were valued at $250,000, or $.0278 per share. These shares are restricted within the meaning of the Securities Act of 1933.

     C. In December 2003, the Compensation Committee of the Board of Directors awarded each executive officer a $13,000 bonus, payable in shares of the Company's restricted common stock. Each executive officer received 500,000 restricted shares of common stock valued at $0.026 per share.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

     Our Common Stock is listed on the OTC Bulletin Board under the symbol "WSRT.OB." Our Common Stock became listed on October 24, 2003. During the fourth quarter of 2003, the bid price of our common stock, as reported by Reuters, ranged from a high of $4.40 to a low of $1.90. During the first quarter of 2004, the bid price of our common stock, as reported by Reuters, has ranged from a high of $4.40 to a low of $2.00. During the second quarter of 2004, the bid price of our common stock, as reported by Reuters, ranged from a high of $2.30 to a low of $1.20. The prices stated represent inter-dealer quotations, which do not include retail markups, markdowns or commissions. Such prices do not necessarily represent actual transactions.

Holders

     As of June 21, 2004, there were approximately 3,306 holders of record of our Common Stock.

Dividends

     We do not have a history of paying dividends on our Common Stock, and there can be no expectation that we will pay any dividends in the foreseeable future. We intend to use any earnings, which may be generated, to finance the growth of our businesses. Our Board of Directors has the right to authorize the issuance of preferred stock, without further shareholder approval, the holders of which may have preferences over the holders of the Common Stock as to payment of dividends.


Securities Authorized for Issuance Under Equity Compensation Plans

     Set forth in the table below is information, as of December 31, 2003, regarding securities authorized for issuance under equity compensation plans:



                                                                                              Number of securities
                                                                                            remaining available for
                                      Number of Securities         Weighted-average          future issuance under
                                to be issued upon exercise        exercise price of        equity compensation plans
                                  of outstanding options,       outstanding options,         (excluding securities
                                    warrants and rights          warrants and rights       reflected in column (a))
     Plan Category                            (a)                          (b)                          (c)
------------------------------- ---------------------------- ---------------------------- ----------------------------

     Equity compensation
plans approved  by  security
holders                                    4,175,000                      $1.314                     2,286,417

     Equity compensation
plans  not approved  by
security holders                           1,350,000                      $0.026                         -

------------------------------- ---------------------------- ---------------------------- ----------------------------
     Total                                 5,525,000                      $0.999                     2,286,417
=============================== ============================ ============================ ============================



Equity Compensation Plan not Approved by Security Holders


     The material features of the plan are:


     Option Grant. In October 2001, in connection with their initial employment, WindsorTech, Inc. (New Jersey Corporation) granted to Messrs. Cummings, Loppert, Saracino, Sherman and Sheerr and two other employees options to purchase an aggregate of 1,350,000 shares of its common stock at $0.026 per share, exercisable at any time after October 1, 2001 and on or before December 31, 2010. The options granted were Non-Qualified Options and immediately vested.

     Death. If the option recipient dies, his personal representative and/or beneficiary will have the right (which must be exercised not later than the option expiration date) to exercise the options to the extent they were not exercised at the time of the recipient's death.


     Non-Transferability of Rights; Designation of Beneficiaries. Except as provided below, the options cannot not be transferred by the recipient other than by will or the laws of descent and distribution, and, during the lifetime of the recipient, the options can be exercised only by the recipient, except that, during his lifetime, the recipient may transfer the options for no consideration to members of his immediate family or a trust for the benefit of himself and/or members of his immediate family subject to all of the provisions applicable to the options prior to the transfer.


     Withholding. The Company or any affiliate that employs the recipient has the right to deduct any sums that federal, state or local tax law requires to be withheld with respect to the exercise of the options or as otherwise may be required by such laws. The Company or any such affiliate may require, as a condition to issuing stock upon the exercise of the options, that the recipient or other person exercising the options pay a sum to cover any such taxes. In the alternative, the recipient or other person exercising the options, may elect to pay such sums to the Company or the affiliate by delivering written notice of that election to the Company's corporate headquarters prior to or concurrently with exercise. There is no obligation that the recipient be advised of the existence of the tax or the amount, which may be withheld.


     Changes in Capital Structure. If there is any change in the capital structure of the Company, or if there is be any dividend upon the stock of the Company payable in stock or any other dividend payable in stock, or of there is a stock split, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, the maximum aggregate number of shares with respect to which the options may be exercised and the number and the option price of the shares of stock with respect to which the options were granted, will be proportionately adjusted by the Company if, and to the extent, necessary to prevent dilution or enlargement of the rights of the recipient.


                             EXECUTIVE COMPENSATION


     The following table sets forth certain summary information concerning the total remuneration paid in 2003, 2002 and 2001 to the Company's Chief Executive Officer and its four other most highly compensated executive officers. Total remuneration paid in 2001 was from the date of inception through the end of the year (October 1, 2001 to December 31, 2001).


Summary Compensation Table
                                                                               Long-Term Compensation
                                                                           --------------------------------
                                            Annual Compensation                   Awards          Payouts
                            ----------------------------------------------------------------------------------------
                                                                      Restricted   Securities  LTIP     All
                                                                       Stock       Underlying  Payouts  Other
                                                                       Awards($)    Options /    (#)  Compensation
Name and Principal     Year     Salary     Bonus ($)(2)  Other Annual             Compensation         SAR's
    Position (1)                  ($)                       ($)                        (#)             ($)
--------------------------------------------------------------------------------------------------------------------

Marc Sherman           2003   $  163,384   $     --     $    6,000         --      1,000,000   $--     $--
   Chairman, CEO and   2002   $  100,000   $   13,000   $    2,500         --        125,000   $--     $--
   President           2001   $   10,000   $     --     $     --                     250,000   $--     $--

Edward L. Cummings     2003   $  120,115   $     --     $    6,000         --        250,000   $--     $--
   Vice President,
Treasurer              2002   $  100,000   $   13,000   $    2,500         --        100,000   $--     $--
   and CFO             2001   $   10,000   $     --     $     --                     250,000   $--     $--

David A. Loppert (3)   2003   $  143,192   $     --     $    6,000         --        500,000   $--     $--



                                       48

                                                                               Long-Term Compensation
                                                                           --------------------------------
                                            Annual Compensation                   Awards          Payouts
                            ----------------------------------------------------------------------------------------
                                                                      Restricted   Securities  LTIP     All
                                                                       Stock       Underlying  Payouts  Other
                                                                       Awards($)    Options /    (#)  Compensation
Name and Principal     Year     Salary     Bonus ($)(2)  Other Annual             Compensation         SAR's
    Position (1)                  ($)                       ($)                        (#)             ($)
--------------------------------------------------------------------------------------------------------------------

   Director, Vice
President,             2002   $  100,000   $   13,000   $    2,500         --        125,000   $--     $--
   Secretary           2001   $   10,000   $     --     $     --                     250,000   $--     $--

Carl Saracino          2003   $  120,115   $     --     $    6,000         --        150,000   $--     $--
   Vice President,     2002   $  100,000   $   13,000   $    2,500         --        100,000   $--     $--
                                    2001   $   10,000   $     --     $     --        250,000   $--     $--
Michael P. Sheerr      2003   $  120,115   $     --     $    6,000         --        150,000   $--     $--
   Vice President      2002   $  100,000   $   13,000   $    2,500         --        100,000   $--     $--
                       2001   $   10,000   $     --     $     --                     250,000   $--     $--

-------------------------------

     (1). See "Employment Contracts" below for agreements entered into with executive officers on October 1, 2001.

     (2). The bonuses were satisfied by the issuance of 500,000 shares of restricted stock to each of the named executive officers. The shares were valued at $0.026 per share.

     (3). On February 19, 2004, by Action of Consent of Majority Shareholders, David A. Loppert was removed from the Board of Directors. Thereafter, the Board of Directors removed Mr. Loppert as an officer of the Company.


Option Grants in Last Fiscal Year


     The following table contains information concerning the grant of Stock Options to the named executive officers during 2003:


                                Individual Grants
                       ------------------------------------------------------------------------------------------
                            Number of
                           Securities         % of Total
                           Underlying       Options Granted                                        Grant Date
                        Options Granted       Employees in   Exercise Price                     Present Value ($)
  Name                       (#) (1)             2003             ($/Sh)      Expiration Date          (1)
---------------------- ------------------------------------------------------------------------ -----------------
Marc Sherman              1,000,000             33.7%            $ 2.00          Dec -14         $ 1,710,000
Edward L. Cummings          250,000              8.4%            $ 2.00          Dec -14          $  427,500
David A. Loppert            500,000             16.9%            $ 2.00          Dec -14          $  855,000
Carl Saracino               150,000              5.1%            $ 2.00          Dec -14          $  256,000
Michael P. Sheerr           150,000              5.1%            $ 2.00          Dec -14          $  256,500


----------------------

     (1) Based on the grant date present value of $1.71 per option share which was derived using the Black-Scholes option pricing model and is not intended to forecast future appreciation of the Company's common share price. The Black-Scholes model was used with the following assumptions: dividend yield of 0%; expected volatility of 127.4%; risk-free interest rate of 3.14%; and expected lives of 5 years.


Option Exercises and Fiscal Year-End Values


     The  following  table  sets  forth  information  with  respect to the named
executive   officers   concerning  the  exercise  of  options  during  2003  and
unexercised options held on December 31, 2003:



                  Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                           Number of Securities
                                                          Underlying Unexercised         Value of Unexercised
                                                         Options at Year End 2003    In-The-Money Options at Year
                              Exercised in 2003                     (#)                    End 2003 ($) (1)
                       -------------------------------- ------------------------------------------------------------
                        Shares           Value
                        Acquired Upon   Realized ($)
 Name                   Exercise (#)         (1)         Exercisable  Unexercisable  Exercisable    Unexercisable
------------------------------------------------------- ------------------------------------------------------------
Marc Sherman                -             $ -              375,000      1,000,000     1,509,000        2,050,000

Edward L. Cummings          -               -              350,000        250,000     1,408,400          512,500

David A. Loppert            -               -              375,000        500,000     1,509,000        1,025,000

Carl Saracino               -               -              350,000        150,000     1,408,400          307,500

Michael P. Sheerr           -               -              350,000        150,000     1,408,400          307,500



Compensation Pursuant to Plans


     Other than as disclosed above, the Company has no plans pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals described above.


Compensation of Directors


     Beginning in the first quarter of 2002, the non-employee director compensation was changed from receiving no compensation to fixed quarterly fees in the amount of $1,500 per non-employee director. Such fee may be paid in cash or in shares of the Company's Common Stock, at the election of the board of directors. Reasonable travel expenses are reimbursed when incurred. Individuals who become directors of the Company are automatically granted, on the date they become directors, an initial non-qualified stock option to purchase 125,000 shares of Common Stock, $.01 par value, at the closing price of the Company's Common Stock, expiring ten years from the grant date. Directors who are not also executive officers are not eligible to participate in any other benefit plan of the Company.


Compensation Committee Interlocks and Insider Participation


     None.


Employment Contracts and Termination of Employment, and Change-in-Control Arrangements


     The Company entered into employment and non-compete agreements with the following named executive officers on October 1, 2001.


Name                            Length            Commencing            Base Compensation
-----------------------------------------------------------------------------------------
Marc Sherman                  1 Year(1)        October 1, 2001         $  100,000  (2)(3)

Edward L. Cummings            1 Year(1)        October 1, 2001         $  100,000  (2)(4)

David A. Loppert(6)           1 Year(1)        October 1, 2001         $  100,000  (2)(5)

Carl Saracino                 1 Year(1)        October 1, 2001         $  100,000  (2)(4)

Michael P. Sheerr             1 Year(1)        October 1, 2001         $  100,000  (2)(4)


------------------------------------------

     (1) Automatically renewed for successive additional one-year terms on each anniversary unless either the employee or the Company gives the other party 30 days notice of non-renewal prior to an anniversary date. The employment agreements include certain early termination provisions in the event of the employee's death, retirement, or upon the occurrence of certain events of defaults in performance by either the Company or the employee, as applicable.

     (2) $50,000 per annum for the period from October 1, 2001 to December 31, 2001 then increasing to $100,000 per annum effective January 1, 2002.

     (3)  $200,000 per annum, effective June 1, 2003.

     (4)  $125,000 per annum, effective June 1, 2003.

     (5)  $165,000 per annum, effective June 1, 2003.

     (6) The Company has notified Mr. Loppert that it does not intend to renew his employment contract.

Key provisions of Employment and Non-Compete Agreements


     Compensation. In addition to the base compensation of each named executive listed above, each named executive is entitled to receive such bonuses, incentive compensation, and other compensation, if any, as the Company's board of directors or the compensation committee thereof, or other designated committee shall award such executive from time to time whether in cash, Company stock, stock options, other stock based compensation, other form of remuneration, or any combination of the foregoing.

     Option Grant. Each executive was granted an option to acquire 250,000 shares of the Company's common stock at $0.026 per share, exercisable at any time after October 1, 2001 and on or before December 31, 2010.

     Change of Control. In the event of a change in control of the Company, all options granted to the executives will immediately vest, to the extent not already vested, and will become exercisable in accordance with the plan or terms and conditions under which they were granted. If, after the announcement of a change in control, an executive is terminated by the Company other than for cause, then the executive's base compensation will be increased to three times the current base compensation and such amount shall be payable in a lump sum to the executive in US dollars within 30 days of the date of termination of employment.

     Excise Gross Up. In the event that any payment or benefit payable to an executive under his employment contract, and/or under any other agreement or arrangement with the Company or any person whose actions result in a change of control of the Company, is covered by Section 280G(b)(2) of the Internal Revenue Code of 1986 and is subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the Company will pay the executive an additional amount that covers all excise taxes incurred or to be incurred by the executive because of any such payment or benefit, plus an additional amount to cover all federal and state income taxes and excise taxes on the initial excise gross up payment.

     Vesting of Options. In the event of termination of the executive's employment for any reason other than termination by the Company due to his material default, as described in the employment contract, all stock options granted to him by the Company (or any subsidiary or affiliate) whether granted under and pursuant to a plan or otherwise, will become immediately exercisable to the extent not already exercisable and will remain exercisable until their expiration date.

     Non-Compete Provisions. During the employment term and for a period of one year after termination of employment, if such termination is either voluntarily by the executive, or for cause by the Company, the executive shall not engage, directly or indirectly, either on his own behalf or on behalf of any other person, firm, corporation or other entity, in any business competitive with the business of the Company, in any geographic area in which the Company is conducting business during such executive's employment term or at the time of termination of executive's employment, or own more than 5% of any such firm, corporation or other entity. In addition, the executive must furnish the Company with such information as the Company shall from time to time request in order to determine that executive is in compliance with his non-compete agreement.



                              FINANCIAL STATEMENTS


     Our financial  statements  included in this Registration  Statement on Form
SB-2 listed below begin immediately after page 52 on pages F-1 through F-26.


     A. Windsortech, Inc. December 31, 2003 and 2002

     Report of Independent Registered Public Accounting Firm                                          F-1
     Financial Statements
          Balance Sheets                                                                              F-2
          Statements Of Operations                                                                    F-3
          Statement Of Stockholders' Equity (Deficit)                                                 F-4
          Statements Of Cash Flows                                                                    F-5
          Notes To Financial Statements                                                               F-6 - F-21

     B. Qualtech  International  Corporation and Affiliate December 31, 2003 and
2002

     Report of Independent Registered Public Accounting Firm                                          F-1
     Financial Statements
          Combined Balance Sheets                                                                     F-2
          Combined Statements Of Operations                                                           F-3
          Combined Statement Of Stockholders' Equity                                                  F-4
          Combined Statements Of Cash Flows                                                           F-5
          Notes To Consolidated Financial Statements                                                  F-6 - F-13

     C. March 31, 2004 and 2003

      Interim Financial Statements (all unaudited)
           Balance Sheets -
               March 31, 2004 and December 31, 2003                                                   F-14 - F15
           Statements of Operations -
               Three Months Ended March 31, 2004 and 2003                                             F-16
           Statement of Stockholders' Equity (Deficit) -
              Three Months Ended March 31, 2004                                                       F-17
           Statements of Cash Flows -
              Three Months Ended March 31, 2004 and 2003                                              F-18
           Notes to Financial Statements                                                              F-19 - F-22

    Pro-forma Financial Information.                                                                  F-22 - F-28


===============================================================================




                                WINDSORTECH, INC.


                              FINANCIAL STATEMENTS

                                DECEMBER 31, 2003



===============================================================================

                          [WINDSORTECH GRAPHIC OMITTED]

Contents
-----------------------------------------------------------------------------

                                                                        Page

Report of Independent Registered Public Accounting Firm..................F-1


Financial Statements

    Balance Sheet........................................................F-2

    Statement Of Operations..............................................F-3

    Statement Of Stockholders' Equity (Deficit)..........................F-4

    Statement Of Cash Flows..............................................F-5

    Notes To Financial Statements.................................F-6 - F-22

             Report of Independent Registered Public Accounting Firm


Board of Directors and Stockholders
Windsortech, Inc.
Hightstown, New Jersey


We have audited the accompanying balance sheets of Windsortech, Inc. as of December 31, 2003 and 2002 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Windsortech, Inc. as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rubin, Brown, Gornstein & Co. LLP

St. Louis, Missouri
January 23, 2004

                                Windsortech, Inc.
--------------------------------------------------------------------------------

                                  BALANCE SHEET



                                     Assets
                                                                                               December 31,
                                                                                  ---------------------------------------
                                                                                                2003                2002
                                                                                  ---------------------------------------
Current Assets
 Cash and cash equivalents                                                         $         270,155  $           54,383
 Accounts receivable, net of allowance of $20,000
 and $10,000 in 2003 and 2002, respectively                                                  223,326              21,736
 Accounts receivable - related party                                                          37,173               3,261
 Inventories                                                                                 358,380             427,140
 Prepaid income taxes                                                                             --              72,000
 Prepaid expenses                                                                             46,906              22,049
 Deferred income taxes                                                                        14,528              44,948
-------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                         950,468             645,517

Property And Equipment, Net                                                                  263,187             246,816

Deferred Income Taxes                                                                        112,492              82,072

Other Assets                                                                                  64,851              39,587
-------------------------------------------------------------------------------------------------------------------------

                                                                                   $       1,390,998  $        1,013,992
=========================================================================================================================

                 Liabilities And Stockholders' Equity (Deficit)

Current Liabilities
 Current maturities of capital lease obligations                                   $           7,555  $            9,709
 Accounts payable                                                                            268,958             252,358
 Accrued expenses                                                                            152,796             122,186
 Accrued payroll - principal stockholders                                                    277,075              60,000
 Notes payable - principal stockholders, current portion                                       7,192             349,020
-------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                    713,576             793,273

Notes Payable - Principal Stockholders                                                       500,000             500,000

Capital Lease Obligations                                                                      3,403              10,988
-------------------------------------------------------------------------------------------------------------------------

Total Liabilities                                                                          1,216,979           1,304,261
-------------------------------------------------------------------------------------------------------------------------

Commitments And Contingencies (Note 11)

Stockholders' Equity (Deficit)
 Preferred shares: authorized 5,000,000 in 2003
 and 2002, $0.01 par value, none issued                                                           --                  --
 Common shares: authorized 35,000,000 in 2003 and 2002,
 $0.01 par value; 16,468,754 shares issued and outstanding
 in 2003 and 14,914,168 issued and outstanding in 2002                                       164,688             149,142
 Common stock warrants                                                                       116,000                  --
 Additional paid-in capital                                                                  658,599             176,648
 Retained earnings (deficit)                                                                (765,268)           (616,059)
-------------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity (Deficit)                                                         174,019            (290,269)
-------------------------------------------------------------------------------------------------------------------------

                                                                                   $       1,390,998  $        1,013,992
=========================================================================================================================




See the accompanying notes to financial statements.Page F-3

                                Windsortech, Inc.
--------------------------------------------------------------------------------

                             STATEMENT OF OPERATIONS


                                                                                              For The Years
                                                                                            Ended December 31,
                                                                                  ---------------------------------------
                                                                                                2003                2002
                                                                                  ---------------------------------------
Revenue                                                                            $       7,484,472  $        6,543,147

Cost Of Sales                                                                              5,492,061           5,659,446
-------------------------------------------------------------------------------------------------------------------------

Gross Profit                                                                               1,992,411             883,701

Selling, General And Administrative Expenses                                               1,988,091           1,509,339

Depreciation And Amortization                                                                 71,973              20,621

Interest Expense                                                                              79,656              59,052
-------------------------------------------------------------------------------------------------------------------------

Loss Before Income Taxes                                                                    (147,309)           (705,311)

Provision (Benefit) For Income Taxes                                                           1,900            (126,620)
-------------------------------------------------------------------------------------------------------------------------

Net Loss                                                                           $        (149,209) $         (578,691)
=========================================================================================================================

Net Loss Per Common Share - Basic and Diluted                                      $          (0.010) $           (0.049)
=========================================================================================================================

Weighted Average Number of Common Shares
Outstanding - Basic and Diluted                                                           15,661,593         11,757,159
=========================================================================================================================




See the accompanying notes to financial statements.Page F-3

                                                          Windsortech, Inc.
------------------------------------------------------------------------------------------------------------------------------------

                                             STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                           For The Years Ended December 31, 2003 And 2002



                                                                                                                             Total
                                                        Common Stock          Common    Additional      Retained     Stockholders'
                                                  -----------------------      Stock       Paid-In      Earnings            Equity
                                                      Shares       Amount    Warrants      Capital      (Deficit)         (Deficit)
                                                  ---------------------------------------------------------------------------------
Balance - January 1, 2002                          9,000,000   $   90,000   $      --    $ 160,000       $(37,368)     $    212,632

Merger Consideration - Delta States Oil, Inc. (1)  2,999,168       29,992          --      (29,992)           --                --

Shares Issued For Compensation                     2,915,000       29,150          --       46,640            --            75,790

Net Loss                                                  --           --          --           --       (578,691)         (578,691)
-----------------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 2002                       14,914,168      149,142          --      176,648       (616,059)        (290,269)

Common Stock Issued                                1,554,586       15,546          --      481,951            --           497,497

Common Stock Warrants Issued                              --           --     116,000           --            --           116,000

Net Loss                                                  --           --          --           --       (149,209)        (149,209)
-----------------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 2003                       16,468,754    $ 164,688   $ 116,000    $ 658,599     $ (765,268)   $    174,019
===================================================================================================================================


(1) Delta States Oil, Inc. shares outstanding or issued in connection with the Merger.








--------------------------------------------------------------------------------

See the accompanying notes to financial statements.                          F-4

                                Windsortech, Inc.
--------------------------------------------------------------------------------

                             STATEMENT OF CASH FLOWS


                                                                                                For The Years
                                                                                              Ended December 31,
                                                                                  ---------------------------------------
                                                                                                2003                2002
                                                                                  ---------------------------------------
Cash Flows From Operating Activities
Net loss                                                                                  $ (149,209)         $ (578,691)
Adjustments to reconcile net loss to net cash provided
by (used in) operating activities:
Depreciation and amortization                                                                 71,973              20,621
Deferred interest on notes payable - principal stockholders                                       --              45,721
Deferred income taxes                                                                             --            (127,020)
Common stock issued for services                                                                  --              75,790
Stock warrants issued for services                                                            60,000                  --
Change in assets and liabilities:
Accounts receivable                                                                         (235,502)             98,936
Inventories                                                                                   68,760            (149,232)
Prepaid expenses and other current assets                                                     47,143             (77,186)
Other assets                                                                                  (1,250)               (300)
Accounts payable and accrued expenses                                                        323,785             176,199
-------------------------------------------------------------------------------------------------------------------------
Net Cash Provided By (Used In) Operating Activities                                          185,700            (515,162)
-------------------------------------------------------------------------------------------------------------------------

Cash Flows Used In Investing Activities
Payments for patent                                                                          (24,216)                 --
Payments for property and equipment                                                          (88,142)           (164,024)
-------------------------------------------------------------------------------------------------------------------------
Net Cash Used In Investing Activities                                                       (112,358)           (164,024)
-------------------------------------------------------------------------------------------------------------------------

Cash Flows From Financing Activities
Proceeds from the issuance of common stock and warrants                                      493,997                  --
Net proceeds (repayments) from notes
payable - principal stockholders                                                            (341,828)            647,299
Payments on capital lease obligations                                                         (9,739)             (6,332)
-------------------------------------------------------------------------------------------------------------------------
Net Cash Provided By Financing Activities                                                    142,430             640,967
-------------------------------------------------------------------------------------------------------------------------

Net Increase (Decrease) In Cash And Cash Equivalents                                         215,772             (38,219)

Cash And Cash Equivalents - Beginning Of Period                                               54,383              92,602
-------------------------------------------------------------------------------------------------------------------------

Cash And Cash Equivalents - End Of Period                                                 $  270,155         $    54,383
=========================================================================================================================

Supplemental Disclosure Of Cash Flow Information
Income taxes paid (refunds received)                                                      $  (70,800)        $    72,400
Interest paid                                                                                114,980              13,331
-------------------------------------------------------------------------------------------------------------------------
Noncash investing and financing activities (Note 13)
-------------------------------------------------------------------------------------------------------------------------





-------------------------------------------------------------------------------

See the accompanying notes to financial statements.                         F-5

                                Windsortech, Inc.
--------------------------------------------------------------------------------

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2003 And 2002




1.       Summary Of Significant Accounting Policies

         Business Organization

         Windsortech, Inc. (the Company), was incorporated in August 2001 as a New Jersey corporation and commenced business operations on October 1, 2001. The Company operates out of a 38,000 square foot facility in New Jersey and has satellite sales and business development offices in Florida. On January 30, 2002, the Company merged with and into Delta States Oil, Inc. (Delta), a publicly owned corporation incorporated in Delaware on November 17, 1967. Concurrent with the Merger, Delta changed its name to Windsortech, Inc.

         For accounting purposes, the Merger of Delta and the Company has been treated as a recapitalization of the Company as the acquirer of Delta (reverse acquisition). The historical financial statements of the Company became those of Delta and the assets and liabilities of Delta accounted for as required under the purchase method of accounting. Accordingly, the equity accounts of the Company have been restated based on the common shares received by the former shareholders of the Company in the merger. Pro forma information giving effect to the acquisition has not been presented since the merger was essentially a capital transaction and not a business combination.

         The Company purchases excess, used and off-lease "as-is" and refurbished computer equipment and related products from a variety of sources including Fortune 1000 companies and leasing and finance companies. The Company either remarkets those products to brokers, exporters, wholesalers, retailers, value added resellers, schools, corporate end-users or individuals, or disassembles them and separates and sells the components as parts and recycles the unsaleable components, such as metal covers, plastics and other components, both nationally and internationally.

     Toward the end of 2002, the Company established an asset management group
(AMG) to provide complete computer asset management and recovery services to entities wishing to dispose of, upgrade or recycle their existing technological assets. Revenues and costs relating to the AMG were not material for the years ended December 31, 2003 and 2002.

         Segment Reporting

         The Company operates in one reportable business segment.

         Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Revenue Recognition

         For product sales, the Company recognizes revenue at the time products are shipped and title is transferred, which is in accordance with the stated shipping terms. Revenue is recognized in accordance with these shipping terms so long as a purchase order, electronic, writtten or phone commitment has been received or a contract has been executed, there generally are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectibility is deemed probable. If uncertainties exist regarding customer acceptance or collectibility, revenue is recognized when those uncertainties have been resolved. The Company provides a limited warranty on some of its products. The Company analyzes its estimated warranty costs and provides an allowance as necessary, based on experience. At December 31, 2003 and 2002, a warranty reserve was not considered necessary.

     AMG fees are recognized once the services have been performed and the results reported to the client. In those circumstances where the Company disposes of the client's product, or purchases the product from the client for resale, revenue is recognized as a "product sale" described above.

         Cash And Cash Equivalents

         The Company considers all liquid instruments purchased with a maturity of three months or less to be cash equivalents.

         Accounts Receivable

         Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Changes in the valuation allowance have not been material to the financial statements.

         Inventories

         Inventories consist primarily of computer hardware, parts and related products, and are valued at the lower of average cost or market. Substantially all inventory items are finished goods. The Company closely monitors and analyzes inventory for potential obsolescence and slow-moving items on an item by item basis. Inventory items determined to be obsolete or slow moving are reduced to net realizable value. Inventory in-transit consists of items of inventory for which the Company has purchased and assumed the risk of loss, but which has not yet been received into stock at the Company's facility.

         Property And Equipment

         Property and equipment is stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are charged against operations as incurred. Upon retirement or sale, any assets disposed are removed from the accounts and any resulting gain or loss is reflected in the results of operations. Capitalized values of property under leases are amortized over the life of the lease or the estimated life of the asset, whichever is less.

         Property, equipment, computer software and leasehold improvements are depreciated or amortized using the straight-line method over two to five-year periods.

         Impairment losses on long-lived assets, such as equipment and improvements, are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

         Deposits

         Deposits principally consist of the lease deposit for the Company's New Jersey facility. This deposit is refundable at the expiration of the lease. Since the lease term extends beyond twelve months, the deposit is classified as a long-term asset in other assets on the balance sheet.

         Advertising Costs

         Advertising costs are expensed as incurred. Advertising expense amounted to $14,784 in 2003 and $882 in 2002.

         Income Taxes

         At the commencement of its operations, the Company elected S Corporation status under provisions of the Internal Revenue Code. Through January 30, 2002, the effective date of the Merger with Delta, the Company was not liable for federal income taxes, but rather the stockholders included their distributive share of the taxable income or loss of the Company on their 2002 personal income tax returns. As of January 31, 2002, and as a result of the Merger, the Company reverted to C Corporation status under the Internal Revenue Code. As a result, the Company applies the asset and liability approach to accounting for income taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided against net deferred tax assets where the Company determines realization is not currently judged to be more likely than not. No significant deferred tax assets or liabilities existed at the date of conversion to C Corporation status.

         Earnings (Loss) Per Share

         Basic earnings (loss) per share is computed on the basis of the weighted average number of common share outstanding. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of all dilutive potential common shares that were outstanding during the period. Dilutive securities were not calculated for the year ended December 31, 2002, because the Company's common stock did not have a public market at that time.

     The following table presents the computation of basic and diluted net loss per share:

                                                                                          2003                2002
                                                                             ------------------ --------------------
           Basic and diluted net loss per share:
               Net loss                                                          $    (149,209)      $    (578,691)
           =========================================================================================================

           Determination of basic and diluted shares:
               Weighted average shares outstanding                                  15,661,593          11,757,159
               Effect of dilutive securities:
                    Stock options                                                           --                  --
                    Warrants                                                                --                  --
           ---------------------------------------------------------------------------------------------------------

           Basic and diluted weighted average shares outstanding                    15,661,593          11,757,159
           =========================================================================================================

           Basic and diluted net loss per share                                    $    (0.010)      $      (0.049)
           =========================================================================================================


         In 2003, the Company excluded 420,869 weighted average common share equivalents related to stock options and 106,775 weighted average common share equivalents related to stock warrants because their effect would have been anti-dilutive.

         Fair Value Of Financial Instruments

         The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the relatively short maturity of these instruments. The carrying value of the notes payable and capital lease obligations, including the current portion, approximate fair value based on the incremental borrowing rates currently available to the Company for financing with similar terms and maturities.

         Stock-Based Compensation

         The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation (Note 7). Under APB Opinion No. 25, compensation cost is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

         Had compensation cost for these plans been determined based on the fair value at the grant dates for awards under these plans, consistent with the alternative method set forth under SFAS No. 123, the Company's net loss would have increased. The pro forma amounts are indicated below:

                                                                    2003                 2002
                                                       -------------------- --------------------
Net loss, as reported                                         $ (149,209)          $ (578,691)
Add: stock-based employee compensation
    expense included in reported net loss,
    net of related tax effects                                        --               60,790
Deduct: total stock-based employee
    compensation expense determined
    under fair value based method for
    all awards, net of related tax effects                      (379,426)             (64,194)
------------------------------------------------------------------------------------------------

Pro forma net loss                                            $ (528,635)          $ (582,095)
================================================================================================

Earnings (loss) per share:
Basic and diluted - as reported                               $   (0.010)          $   (0.049)
================================================================================================

Basis and diluted - pro forma                                 $   (0.034)          $   (0.050)
================================================================================================

         The weighted average per share fair value of the options granted was $1.58 and $0.005 for the years ended December 31, 2003 and 2002, respectively. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                           2003                 2002
                                            -------------------- --------------------

     Risk-free interest rates                             3.15%                 4.5%
     Expected option lives                              5 years              5 years
     Expected volatilities                                 117%                   0%
     Expected dividend yields                                0%                   0%

         Impact Of Recently Issued Accounting Standards

         In May 2001, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections eliminates the requirement to classify gains and losses from the extinguishment of indebtedness as extraordinary, requires certain lease modifications to be treated the same as a sale-leaseback transaction, and makes other non-substantive technical corrections to existing pronouncements. The Company adopted this statement in 2002, which had no impact on the Company's financial position or results of operations.

         In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 changes the timing of when certain costs associated with restructuring activities may be recognized. SFAS No. 146 is effective for exit or disposal activities, initiated after December 31, 2002. The Company adopted SFAS No. 146 in 2003, which had no impact on the Company's financial position or results of operations.

              In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment to SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Disclosures required by this standard are included in the notes to these financial statements. The transition provisions of this statement apply upon the adoption of the SFAS No. 123 fair value based method. The Company did not change its method of accounting for employee stock-based compensation from the intrinsic method to the fair value based alternative.

         In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No.150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The Company adopted the provisions of SFAS No. 150 effective July 1, 2003, which had no impact on the Company's financial position or results of operations.

         In November 2002, the FASB issued Interpretation (FIN) No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company adopted this interpretation in 2003, which had no impact on the Company's financial position or results of operations.

         In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company will be required to apply FIN 46R to variable interests in VIEs created after December 31, 2003. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The Company believes that the adoption of this standard will have no impact on its financial position or results of operations.

2.       Inventories

                                                                      2003               2002
                                                         ---------------------------------------
Finished goods                                                   $ 276,794          $ 263,660
Inventory in transit                                                96,586            183,480
Allowance for excess and obsolescence                              (15,000)           (20,000)
------------------------------------------------------------------------------------------------

                                                                 $ 358,380          $ 427,140
================================================================================================


3.       Property And Equipment

                                                                     2003               2002
                                                        ---------------------------------------

Furniture and fixtures                                         $   15,759          $  14,037
Equipment                                                         161,495             45,093
Leasehold improvements                                              7,427              7,427
Computer equipment and software                                   157,237             86,495
-----------------------------------------------------------------------------------------------
                                                                  341,918            153,052
Less:  Accumulated depreciation                                   (93,326)           (21,555)
-----------------------------------------------------------------------------------------------
                                                                  248,592            131,497
Construction in progress                                           14,595            115,319
-----------------------------------------------------------------------------------------------

                                                                $ 263,187          $ 246,816
===============================================================================================

         At December 31, 2003 and 2002, equipment includes assets acquired under capital lease obligations in the amount of $32,135. Related accumulated depreciation amounted to $11,291 and $4,864 at December 31, 2003 and 2002, respectively. Amortization expense of these capital leased assets is included in depreciation expense.

         Depreciation and amortization charged against income for all property and equipment amounted to $71,771 and $20,621 for the years ended December 31, 2003 and 2002, respectively.


4.       Other Assets

                                                                2003                2002
                                                         ------------------- ------------------
Deposits                                                     $ 40,837            $ 39,587
Patent, net of amortization of $202 in 2003                    24,014                  --
-------------------------------------------------------- ------------------- ------------------

                                                             $ 64,851            $ 39,587
======================================================== =================== ==================

         The patent is being amortized over a 20-year life. Patent amortization expense in 2003 amounted to $202. Expected amortization expense in each of the next 5 years is approximately $1,211 per year.


5.       Capital Leases

         The Company leases certain equipment under non-cancelable capital leases. The assets acquired under these leases have been capitalized and the related obligations are included as capital lease obligations in the financial statements. The remaining future minimum lease payments at December 31, 2003 are due as follows:

         Year                                                       Amount
         ------------------------------------------------------------------

         2004                                                      $ 8,123
         2005                                                        3,477
         ------------------------------------------------------------------
         Total future minimum lease payments                        11,600
         Less:  Amount representing interest                           640
         ------------------------------------------------------------------
         Present value of future minimum lease payments             10,960
         Less:  Current portion                                      7,555
         ------------------------------------------------------------------

                                                                   $ 3,405
         ==================================================================


6.       Notes Payable - Principal Stockholders

                                                                       2003               2002
                                                         ---------------------------------------
Notes  payable,  secured  by  substantially  all of the
Company's  assets,  with  interest only payments at 12%
payable monthly in arrears, with all principal and
accrued interest due and payable on January 31, 2005              $ 500,000          $ 508,000

Revolving lines of credit, secured by substantially all
of the Company's assets, due on demand, bearing
interest at 12% per annum                                             7,192            341,020
------------------------------------------------------------------------------------------------
                                                                    507,192            849,020
Less current maturities                                               7,192            349,020
------------------------------------------------------------------------------------------------

                                                                  $ 500,000          $ 500,000
================================================================================================

     On April 24, 2002, the Company entered into a secured loan agreement with its principal stockholders. This agreement, as amended, provides for each principal stockholder to loan the Company $110,000 (for an aggregate of $550,000). The loan agreement, as amended, provides, among other standard and customary terms, that when the Company arranges permanent long or short-term financing, the principal stockholder loans will be subordinate to such permanent financing, if required. At maturity, and at the election of the principal stockholders, the Company shall repay such loans in cash or in a combination of cash and shares of the Company's common stock, with such common stock valued at the current "market value" determined by a professional valuation service.

         The Company has also entered into revolving lines of credit with certain principal stockholders in the aggregate of $750,000. Advances under the lines are at the discretion of such principal stockholders, and are due on demand. At December 31, 2003 and 2002, $7,192 and $341,020, respectively, had been advanced.


7.       Stockholders' Equity

         Stock Option Grants

         In October 2001, the Company granted 1,350,000 options to its shareholders and employees to acquire shares of its common stock at $0.026 per common share pursuant to individual option grants. The terms of the grants provided for immediate vesting, and the options may be exercised at any time for a period of ten years commencing October 1, 2001.

         In January 2002, the Company's stockholders approved the 2002 Flexible Stock Plan (the "2002 Plan"). Under the 2002 Plan, the number of shares which may be issued or sold, or for which options, stock appreciation rights (SAR's) or performance shares may be granted to certain directors, officers and employees of the Company is 5,000,000, plus an annual increase, effective of the first day of each calendar year commencing with 2003, equal to 10% of the number of shares outstanding as of the first day of such calendar year but in no event more than 30,000,000 shares in the aggregate.

     A summary of stock option activity is as follows:

                                                                   2003                              2002
                                                       --------------- --------------   --------------- ---------------
                                                                          Weighted-                          Weighted-
                                                                            Average                            Average
                                                                           Exercise                           Exercise
                                                               Shares         Price            Shares            Price
                                                       --------------- --------------  --------------- ---------------
           Outstanding - Beginning of Period                2,560,000         $ 0.026       1,350,000         $ 0.026
           Granted                                          2,965,000           1.839       1,240,000           0.026
           Exercised                                               --              --              --              --
           Forfeited                                               --              --          30,000           0.026
           ------------------------------------------- --------------- --------------  --------------- ---------------

           Outstanding on December 31                       5,525,000         $ 0.999       2,560,000           0.026
           =========================================== =============== ==============  =============== ===============

           Exercisable on December 31                       2,935,000         $ 0.116       2,500,000          $ 0.026
           =========================================== =============== ==============  =============== ===============

     The following table summarizes information about the options outstanding at December 31, 2003:

                                                                                                Exercisable Stock
                                               Outstanding Stock Options                             Options
                                   ---------------------------------------------------    ------------------------------

                                                          Weighted-
                                                            Average         Weighted-                         Weighted-
                                                          Remaining           Average                           Average
              Range Of
                         Exercise                       Contractual          Exercise                          Exercise
                           Prices          Shares              Life             Price             Shares          Price
            ---------------------- --------------- ----------------- ----------------- -- --------------- --------------
                          $ 0.026       2,810,000         8.0 years           $ 0.026          2,810,000        $ 0.026
                 $ 2.00 to $ 2.13       2,715,000        10.9 years             2.006            125,000           2.13
                                   ---------------                                        ---------------

                $ 0.026 to $ 2.13       5,525,000         9.4 years           $ 0.999          2,935,000        $ 0.116
                                   ===============                                        ===============

         The Company applies APB Opinion No. 25 and related interpretations in accounting for all grants. For all options granted, the exercise price is equal to the fair market value at the date of grant, and, accordingly, no compensation cost has been recognized under these grants.

         Warrants

         In July 2003, the Company issued 400,000 warrants for investment banking services. These warrants have a strike price of $0.50 per share, and are exercisable from the date of issuance through 36 months after the effective date of a registration statement registering the shares of common stock underlying the warrants. These warrants were valued at $60,000 and recorded as expense when issued.

         In August 2003, the Company issued 20 Units at a price of $10,000 per Unit. Each Unit consists of (i) 10,000 shares of common stock, and warrants to purchase 10,000 shares of common stock, exercisable for a period of three years at a price of $1.00 per share. These warrants were valued at $56,000, based on the relative fair value of the warrants as compared to the common stock issued.

8.       Income Taxes

         The provision (benefit) for income taxes consists of the following:

                                                                      2003                2002
                                                        ---------------------------------------
Current                                                           $  1,900      $          400
Deferred                                                                 --           (127,020)
-----------------------------------------------------------------------------------------------

                                                                   $ 1,900          $ (126,620)
===============================================================================================

         The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

                                                                       2003               2002
                                                         ---------------------------------------

Deferred Tax Assets:
   Liabilities and reserves                                     $    14,528        $    44,850
   Net operating loss carryforwards                                 331,387            223,723
------------------------------------------------------------------------------------------------
   Gross deferred tax assets                                        345,915            268,573
   Valuation allowance                                             (180,648)          (127,000)
------------------------------------------------------------------------------------------------
                                                                    165,267            141,573
------------------------------------------------------------------------------------------------
Deferred Tax Liabilities:
   Property and Equipment                                            28,881             14,553
   Patent                                                             9,366                 --
------------------------------------------------------------------------------------------------
                                                                     38,247             14,553
------------------------------------------------------------------------------------------------

Net Deferred Tax Asset                                           $  127,020         $  127,020
================================================================================================

         The current and long-term components of the deferred tax asset are as follows:

                                                                      2003                2002
                                                        ---------------------------------------
Current deferred tax asset                                      $   14,528      $       44,948
Long-term deferred tax asset                                       112,492              82,072
-----------------------------------------------------------------------------------------------

                                                                 $ 127,020           $ 127,020
===============================================================================================

         At December 31, 2003, the Company had aggregate net operating loss carryforwards of approximately $850,000 for income tax purposes that expire beginning in 2022.

         The reconciliation of the effective tax rate with the statutory federal income tax benefit rate is as follows:

                                                                          2003               2002
                                                             --------------------------------------
                                                                             %                  %
                                                             --------------------------------------

Statutory benefit rate                                                      34                 34
State income taxes, net of federal benefits                                  5                  6
Change in deferred tax asset valuation allowance                           (36)               (18)
Other                                                                       (4)                (4)
---------------------------------------------------------------------------------------------------

                                                                            (1)                18
===================================================================================================


9.       Concentrations

         Major Customers

         For the years ended December 31, 2003 and 2002, sales to the Company's top ten customers (including sales to a related party - see Note 12) comprised 51% and 55% of revenue, respectively. These customers also comprised 67% and 15% of the combined accounts receivable and accounts receivable - related party at December 31, 2003 and 2002, respectively.

         Company Data By Operating And Geographic Segment

         The Company has one reportable segment - Product Sales. In the future, as revenue from AMG increases, the Company will report the AMG as a separate reportable segment.

         The Company operates solely in the United States and has no assets in foreign countries. All of the Company's purchases and sales are denominated in US dollars. The Company has not recorded any foreign currency transaction gains or losses in 2003 or 2002.

         For the years ended December 31, 2003 and 2002, export sales comprised 31% and 28% of revenue, respectively.

         Revenue by Geographic Segment comprised:

                                         2003               2002
                                 ---------------------------------------

United States                      $ 5,198,400        $ 4,706,122
Asia                                   817,707          1,320,633
Europe                                 349,715                 --
Africa                                 703,073            334,016
United Kingdom                         155,834            118,228
Canada                                 223,458             64,148
Australia                               24,500                 --
South America                           11,785                 --
------------------------------------------------------------------------

                                   $ 7,484,472        $ 6,543,147
========================================================================

         Purchases

         The Company purchases a majority of its products from a small number of suppliers. Approximately 30% and 64% of product purchases were from two vendors for the years ended December 31, 2003 and 2002, respectively.


10.      Benefit Plan

     The Company instituted a 401(k) defined contribution benefit plan on January 1, 2003. The Company contributes three percent of eligible employees' salaries to the plan. The Company contributed $28,347 to the plan for the year ended December 31, 2003.


11.      Commitments And Contingencies

         Lease

         The Company has an operating lease on real property expiring in the year 2006. In addition to fixed rentals, the real property lease requires the Company to pay all maintenance, real estate taxes and insurance.

         Rent expense and other charges totaled $192,305 and $203,664 for the years ended December 31, 2003 and 2002, respectively.

         The approximate minimum payments required under the operating lease at December 31, 2003 are:

Year                                               Amount
------------------------------------ ----------------------

2004                                            $ 163,000
2005                                              167,000
2006                                              128,000
------------------------------------ ----------------------

                                              $458,000.00
==================================== ======================

         Environmental

         The Company recycles used equipment that may contain hazardous materials. The Company contracts with a licensed waste management company for the purpose of recycling or destruction of these materials in accordance with all applicable environmental standards. Therefore, management believes it is not necessary to record a liability for environmental contingencies in the accompanying financial statements.

         Legal Proceedings

         The Company is party to legal proceedings arising in the ordinary course of business. In the opinion of management, these proceedings are not likely to have a material adverse affect on the financial position, results of operations or cash flows of the Company. The estimate of potential impact on the Company could change in the future.


12.      Related Party Transactions

         In 2003 and 2002, the Company had sales to two customers related to two stockholders and officers of the Company. Sales to such customers for the years ended December 31, 2003 and 2002 amounted to approximately $958,000 and $1,160,000, respectively. Accounts receivable from these customers amounted to $37,173 and $3,261 at December 31, 2003 and 2002, respectively.


13.      Supplemental Cash Flow Information

         During 2003, the Company issued shares of its common stock to settle an accounts payable balance with a vendor for $59,500. During 2002, the Company acquired equipment under a capital leases in the amounts of $13,886.

================================================================================




                             QUALTECH INTERNATIONAL
                            CORPORATION AND AFFILIATE

                  COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003



================================================================================






                           [QUALTECH GRAPHIC OMITTED]

Contents
-------------------------------------------------------------------------------

                                                                          Page

Report of Independent Registered Public Accounting Firm...................F-1


Combined Financial Statements

    Combined Balance Sheet................................................F-2

    Combined Statement Of Operations......................................F-3

    Combined Statement Of Stockholders' Equity............................F-4

    Combined Statement Of Cash Flows......................................F-5

    Notes To Combined Financial Statements.........................F-6 - F-13

             Report of Independent Registered Public Accounting Firm


Board of Directors
Qualtech International Corporation
Eagan, Minnesota


We have audited the accompanying combined balance sheets of Qualtech International Corporation and Qualtech Services Group, Inc. (the Company) as of December 31, 2003 and 2002 and the related combined statements of operations, stockholders' equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Qualtech International Corporation and Qualtech Services Group, Inc. as of December 31, 2003 and 2002 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rubin, Brown, Gornstein & Co. LLP

St. Louis, Missouri April 9, 2004, except for Note 8, which is dated May 28, 2004

                                     QUALTECH INTERNATIONAL CORPORATION AND AFFILIATE
-------------------------------------------------------------------------------------------------------------------------
                                                  COMBINED BALANCE SHEET



                                     Assets
                                                                                               December 31,
                                                                                  ---------------------------------------
                                                                                                2003                2002
                                                                                  ---------------------------------------
Current Assets
 Cash and cash equivalents                                                         $          97,949  $          283,422
 Accounts receivable, net of allowance of $15,870
 in 2003                                                                                     597,423             956,220
 Inventories                                                                                 909,900           1,345,323
 Prepaid expenses                                                                             15,524                  --
 Other current assets                                                                          6,840               5,640
-------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                       1,627,636           2,590,605

Property And Equipment, Net                                                                  141,049             191,596

Other Assets                                                                                  11,341              10,623
-------------------------------------------------------------------------------------------------------------------------

                                                                                   $       1,780,026  $        2,792,824
=========================================================================================================================



                      Liabilities And Stockholders' Equity

Current Liabilities
 Accounts payable                                                                  $         372,133  $          752,093
 Accrued expenses                                                                            216,763              42,264
    Accrued shareholder distributions                                                             --             397,400
-------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                    588,896           1,191,757

Notes Payable                                                                                400,000                  --
-------------------------------------------------------------------------------------------------------------------------

Total Liabilities                                                                            988,896           1,191,757
-------------------------------------------------------------------------------------------------------------------------

Stockholders' Equity
 Common stock (Note 4)                                                                         2,000               1,000
 Retained earnings                                                                           789,130           1,600,067
-------------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                                   791,130           1,601,067
-------------------------------------------------------------------------------------------------------------------------

                                                                                   $       1,780,026  $        2,792,824
=========================================================================================================================








See the accompanying notes to combined financial statements.            Page F-2

                QUALTECH INTERNATIONAL CORPORATION AND AFFILIATE
--------------------------------------------------------------------------------
                        COMBINED STATEMENT OF OPERATIONS


                                                           For The Years
                                                         Ended December 31,
                                                  ------------------------------
                                                      2003             2002
                                                  ------------------------------

Revenue                                           $15,096,387      $16,859,613

Cost Of Sales                                      12,013,397       13,112,496
                                                  -----------      -----------

Gross Profit                                        3,082,990        3,747,117

Selling, General And Administrative Expenses        2,638,166        1,524,165

Depreciation And Amortization                         122,758           95,714

Interest Expense                                       15,531             --
                                                  -----------      -----------

Net Income                                        $   306,535      $ 2,127,238
                                                  ===========      ===========



--------------------------------------------------------------------------------
See the accompanying notes to combined financial statements.            Page F-3



                QUALTECH INTERNATIONAL CORPORATION AND AFFILIATE
--------------------------------------------------------------------------------
                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
                 For the Years Ended December 31, 2003 and 2002


                                            Common Stock                             Total
                                       ------------------------     Retained         Stockholders'
                                       Shares          Amount       Earnings         Equity
                                       ----------------------------------------------------------

Balance - January 1, 2002              1,000      $     1,000      $ 1,576,442       $ 1,577,442

Net Income                              --               --          2,127,238         2,127,238

Distributions Declared                  --               --         (2,103,613)       (2,103,613)
                                       ----------------------------------------------------------

Balance - December 31, 2002            1,000            1,000        1,600,067         1,601,067

Capital Contribution                   1,000            1,000             --               1,000

Net Income                              --               --            306,535           306,535

Distributions Declared                  --               --         (1,117,472)       (1,117,472)
                                       ----------------------------------------------------------

Balance - December 31, 2003            2,000      $     2,000      $   789,130       $   791,130
                                       ==========================================================





--------------------------------------------------------------------------------
See the accompanying notes to combined financial statements.            Page F-4




                QUALTECH INTERNATIONAL CORPORATION AND AFFILIATE
--------------------------------------------------------------------------------
                   COMBINED STATEMENT OF CASH FLOWS

                                                                 For The Years
                                                               Ended December 31,
                                                        -----------------------------
                                                            2003             2002
                                                        -----------------------------
Cash Flows From Operating Activities
Net income                                            $   306,535       $ 2,127,238
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization                             122,758            95,714
Change in assets and liabilities:
(Increase) decrease in accounts receivable                358,797          (358,833)
(Increase) decrease in inventories                        435,423          (476,731)
Increase in prepaid expenses and other
current assets                                            (16,724)           (1,466)
(Increase) decrease in other assets                          (718)           (4,763)
Increase (decrease) in accounts payable and
accrued expenses                                         (205,461)          424,943
-------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities               1,000,610         1,806,102
-------------------------------------------------------------------------------------

Cash Flows Used In Investing Activities
Payments for property and equipment                       (72,211)         (152,925)
-------------------------------------------------------------------------------------

Cash Flows From Financing Activities
Proceeds from the issuance of common stock                  1,000              --
Net proceeds from notes payable                           400,000              --
Distributions paid                                     (1,514,872)       (1,706,213)
-------------------------------------------------------------------------------------
Net Cash Used In Financing Activities                  (1,113,872)       (1,706,213)
-------------------------------------------------------------------------------------

Net Decrease In Cash And Cash Equivalents                (185,473)          (53,036)

Cash And Cash Equivalents - Beginning Of Year             283,422           336,458
-------------------------------------------------------------------------------------

Cash And Cash Equivalents - End Of Year               $    97,949       $   283,422
=====================================================================================

Supplemental Disclosure Of Cash Flow Information
Interest paid                                         $    15,531       $      --
-------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
See the accompanying notes to combined financial statements.            Page F-5

                QUALTECH INTERNATIONAL CORPORATION AND AFFILIATE
--------------------------------------------------------------------------------
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           December 31, 2003 And 2002







1.       Summary Of Significant Accounting Policies

         Business Organization

         Qualtech International Corporation was incorporated in May 2000 as a Minnesota S Corporation. Qualtech Services Group, Inc. was incorporated in February 2003 as a Minnesota S Corporation.

         Qualtech International Corporation and Qualtech Services Group, Inc., collectively, the "Company", are owned by related parties and operate under common management. As such, their financial position and results of operations have been presented combined in the accompanying financial statements. All significant intercompany transactions and balances have been eliminated in combination.

         Qualtech International Corporation purchases and remarkets IBM mainframe computers, both nationally and internationally, to retail end users, IBM Business Partners, and leasing companies. Qualtech Services Group, Inc. provides maintenance contracts for IBM mainframe computers. Credit is granted to selected customers both domestically and internationally. All sales and purchase transactions are denominated in US Dollars.

         Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



--------------------------------------------------------------------------------
See the accompanying notes to financial statements.                     Page F6

--------------------------------------------------------------------------------

         Revenue Recognition

         For product sales, the Company recognizes revenue at the time products are shipped and title is transferred, which is in accordance with the stated shipping terms. Revenue is recognized in accordance with these shipping terms so long as a purchase order, electronic, written or phone commitment has been received or a contract has been executed, there generally are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectibility is deemed probable. If uncertainties exist regarding customer acceptance or collectibility, revenue is recognized when those uncertainties have been resolved. Warranties are generally provided by IBM Corporation.

         For maintenance contracts, revenue is recognized ratably over the term of the contract.

         Cash And Cash Equivalents

         The Company considers all liquid instruments purchased with a maturity of three months or less to be cash equivalents.

         Accounts Receivable

         Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Changes in the valuation allowance have not been material to the financial statements.

         Inventories

         Inventories consist primarily of computer hardware, parts and related products, and are valued at the lower of cost (FIFO basis) or market. Substantially all inventory items are finished goods. The Company closely monitors and analyzes inventory for potential obsolescence and slow-moving items on an item by item basis. Inventory items determined to be obsolete or slow moving are reduced to net realizable value.


--------------------------------------------------------------------------------
See the accompanying notes to financial statements.                     Page F7

         Property And Equipment

         Property and equipment is stated at cost, net of accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged against operations as incurred. Upon retirement or sale, any assets disposed are removed from the accounts and any resulting gain or loss is reflected in the results of operations.

         Furniture, fixtures, equipment, computer software and leasehold improvements are depreciated or amortized using accelerated methods over three to seven-year periods or shorter lease lives, if applicable.

         Impairment losses on long-lived assets, such as equipment and improvements, are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

         Advertising Costs

         Advertising  costs  are  expensed  as  incurred.   Advertising  expense
         amounted to $53,285 in 2003 and $4,715 in 2002.

         Income Taxes

         The Company has elected S Corporation status under provisions of the Internal Revenue Code and similar provisions under Minnesota state law. As such, the Company is not liable for income taxes, but rather the stockholders include their distributive share of the taxable income of the Company on their personal income tax returns.

         Fair Value Of Financial Instruments

         The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the relatively short maturity of these instruments. The carrying value of the notes payable approximate fair value based on the incremental borrowing rates currently available to the Company for financing with similar terms and maturities.


--------------------------------------------------------------------------------
See the accompanying notes to financial statements.                     Page F8

         Impact Of Recently Issued Accounting Standards

         In May 2001, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Correction. SFAS No. 145 eliminates the requirement to classify gains and losses from the extinguishment of indebtedness as extraordinary, requires certain lease modifications to be treated the same as a sale-leaseback transaction, and makes other non-substantive technical corrections to existing pronouncements. The Company adopted this statement in 2002, which had no impact on the Company's financial position or results of operations.

         In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 changes the timing of when certain costs associated with restructuring activities may be recognized. SFAS No. 146 is effective for exit or disposal activities, initiated after December 31, 2002. The Company adopted SFAS No. 146 in 2003, which had no impact on the Company's financial position or results of operations.

         In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No.150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The Company adopted the provisions of SFAS No. 150 effective July 1, 2003, which had no impact on the Company's financial position or results of operations.



--------------------------------------------------------------------------------
See the accompanying notes to financial statements.                     Page F9

         In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company adopted this interpretation in 2003, which had no impact on the Company's financial position or results of operations.

         In December 2003, the FASB issued FIN 46R (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and, accordingly, should consolidate the entity. FIN 46R replaces FIN 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company will be required to apply FIN 46R to variable interests in variable interest entities (VIEs) created after December 31, 2003. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The Company believes that the adoption of this standard will have no impact on its financial position or results of operations.


2.       Property And Equipment

                                                   2003               2002
                                        -------------------------------------

Furniture and fixtures                        $  65,797         $   68,684
Equipment                                       188,057            197,705
Leasehold improvements                           15,929              9,617
Computer equipment and software                 139,342             79,303
-----------------------------------------------------------------------------
                                                409,125            355,309
Less:  Accumulated depreciation and
     amortization                               268,076            163,713
-----------------------------------------------------------------------------

                                              $ 141,049         $  191,596
=============================================================================


--------------------------------------------------------------------------------
See the accompanying notes to financial statements.                     Page F10

--------------------------------------------------------------------------------

         Depreciation and amortization charged against income for all property and equipment amounted to $122,758 and $95,714 for the years ended December 31, 2003 and 2002, respectively.

3.       Notes Payable

         During the year ended December 31, 2002, the Company entered into a revolving credit loan with a bank. This loan provided for borrowings limited to the lesser of $750,000 or the borrowing base of 75% of eligible accounts receivable. Interest on the loan was payable monthly at prime (4.0% at December 31, 2003). The loan was secured by all of the assets of the Company and the personal guarantee of the stockholders.

         This loan was amended in July 2003 and again in February 2004, extending the maturity date to April 30, 2005. The new terms include a borrowing base of 75% of eligible accounts receivable plus 25% of inventories, with eligible inventories not to exceed $1,200,000.

         The Company arranged a second revolving line of credit with the same bank in February 2004. This loan provides for borrowings limited to the lesser of $1,500,000 or the borrowing base of 75% of eligible accounts receivable plus 25% of inventories, with eligible inventories not to exceed $1,200,000. Interest on this loan is payable at the prime rate plus one percent, with all principal due April 30, 2005. This line of credit contains a covenant whereby the Company must maintain a liabilities to tangible net worth ratio of not greater than 2.5 to 1.0.

         At December 31, 2003, the Company had borrowings in excess of its borrowing base. The Company received a waiver from the bank regarding this default.

         Interest paid on the revolving credit loans amounted to $15,531 in 2003. There was no interest paid on revolving credit loans in 2002.


--------------------------------------------------------------------------------
See the accompanying notes to financial statements.                     Page F11

--------------------------------------------------------------------------------


4.       Stockholders' Equity

         Stockholders' equity consists of the following at December 31:

                                                                        2003            2002
                                                          -------------------------------------
Qualtech International Corporation
   No par value, 10,000 shares authorized, 1,000 issued
   and outstanding in 2003 and 2002                                  $ 1,000           $ 1,000

Qualtech Services Group, Inc.
   No par value, 100,000 shares authorized, 1,000 issued
   and outstanding in 2003                                             1,000                --
-----------------------------------------------------------------------------------------------

                                                                     $ 2,000           $ 1,000
===============================================================================================



5.       Concentrations

         Major Customers

         For the years ended December 31, 2003 and 2002, sales to the Company's top ten customers comprised 51% and 15% of revenue, respectively. These customers also comprised 47% and 24% of accounts receivable at December 31, 2003 and 2002, respectively.

6.       Benefit Plan

         The Company implemented a 401(k) defined contribution benefit plan in 2003. Company contributions to the plan are discretionary, and are not allowed to exceed $1,000 per employee per year. The Company contributed $10,446 to the plan for the year ended December 31, 2003.

7.       Commitments And Contingencies

         Lease

         The Company has a noncancelable operating lease on an office and warehouse facility expiring in the year 2006. In addition to fixed rentals, the lease requires the Company to pay its pro-rata share of building maintenance, taxes and insurance. Additionally, the Company has a month-to-month lease for additional warehouse space.

         Rent expense and other charges totaled $107,080 and $74,587 for the years ended December 31, 2003 and 2002, respectively.

--------------------------------------------------------------------------------
See the accompanying notes to financial statements.                     Page F12

--------------------------------------------------------------------------------



         The approximate minimum payments required under the noncancelable operating lease at December 31, 2003 are:

                      Year                                Amount
                      --------------------- ----------------------

                      2004                            $   75,000
                      2005                                77,000
                      2006                                38,000
                      --------------------- ----------------------

                                                       $ 190,000
                      ===================== ======================


8.       Subsequent Event

         On May 28, 2004, the Company merged with WindsorTech, Inc., an unrelated company. The effective date of the merger for accounting purposes was May 1, 2004.



--------------------------------------------------------------------------------
See the accompanying notes to financial statements.                     Page F13



                                WINDSORTECH, INC.
                                 BALANCE SHEETS
                                   (Unaudited)

                                                                 March 31,        December 31,
                                             Assets                 2004              2003
                                                                -----------       -----------

Current Assets

Cash and cash equivalents                                       $    45,043       $   270,155

Accounts receivable                                                 644,264           223,326

Accounts receivable-related party                                    94,358            37,173

Inventories                                                         880,525           358,380


Prepaid expenses and other current assets                            32,982            46,906

Deferred income taxes                                                14,528            14,528
                                                                -----------       -----------


Total Current Assets                                              1,711,700           950,468

Property and Equipment, Net                                         249,032           263,187

Deferred Income Taxes                                               112,492           112,492

Other Assets                                                         83,548            64,851
                                                                -----------       -----------


                                                                $ 2,156,772       $ 1,390,998
                                                                ===========       ===========

                      Liabilities And Stockholders' Equity

Current Liabilities

Current maturities of capital lease obligations                 $     6,243       $     7,555

Accounts payable                                                    601,198           268,958

Accrued expenses                                                    179,467           152,796

Accrued payroll - principal stockholders                            318,328           277,075

Customer deposits and other current liabilities                      31,452

Notes payable-principal stockholders, current portion               360,468             7,192
                                                                -----------       -----------




--------------------------------------------------------------------------------
See the accompanying notes to financial statements.                     Page F14





Total current Liabilities                                         1,497,156           713,576

Notes payable-Principal Stockholders                                400,000           500,000

Capital Lease Obligations                                             2,159             3,403
                                                                -----------       -----------


Total Liabilities                                                 1,899,315         1,216,979
                                                                -----------       -----------

Stockholders' Equity
Preferred shares: Authorized 5,000,000 shares in 2004 and 2003, $0.01 per value, none issued
Common shares: authorized 35,000,000 shares in 2004 and 2003, $0.01 par value; 16,468,754,

Shares Issued and Outstanding in 2004 and 2003                      164,688           164,688

Common Stock Warrants                                               116,000           116,000

Additional paid-in capital                                          658,599           658,599

Retained earnings (deficit)                                        (681,830)         (765,268)
                                                                -----------       -----------
Total Stockholders' Equity
                                                                    257,457           174,019
                                                                -----------       -----------


                                                                $ 2,156,772       $ 1,390,998
                                                                ===========       ===========




--------------------------------------------------------------------------------
See the accompanying notes to financial statements.                     Page F15



                                WINDSORTECH, INC.
                            STATEMENTS OF OPERATIONS
            For The Three Month Periods Ended March 31, 2004 and 2003
                                   (Unaudited)


                                                                      2004              2003
                                                                  ------------      ------------
Revenue                                                           $  2,681,857      $  1,715,472


Cost of sales                                                        1,911,471         1,439,006
                                                                  ------------      ------------


Gross profit                                                           770,386           276,466


Selling, general and administrative expenses                           637,219           412,464

Depreciation and amortization                                           25,109            10,823

Interest expense, net                                                   16,367            25,395
                                                                  ------------      ------------


Income (loss) before provision (benefit) for income taxes               91,691          (172,216)


Provision for income taxes                                               8,253             1,100

                                                                  ------------      ------------

Net income (loss)                                                 $     83,438      $   (173,316)
                                                                  ============      ============


Net income (loss) per common share- basic                         $      0.005      $     (0.012)

Net income (loss) per common share- diluted                       $      0.004      $     (0.012)
                                                                  ============      ============

Weight average number of common shares outstanding - Basic          16,468,754        14,914,168
Weight average number of common shares outstanding - diluted        19,107,521        14,914,168



--------------------------------------------------------------------------------
See the accompanying notes to financial statements.                     Page F16




                        STATEMENT OF STOCKHOLDERS' EQUITY
                    For The Three Months Ended March 31, 2004
                                   (Unaudited)



                                                Common Stock         Common       Additional     Retained        Total
                                       --------------------------     Stock        Paid-in       Earnings     Stockholders'
                                          Number     Amount          Warrants       Capital      (Deficit)        Equity

                                       ----------- -------------- ------------ -------------- ------------- -----------------

     Balance - December 31, 2003        16,468,754  $ 164,688       $ 116,000     $ 658,599    $ (765,268)      $ 174,019

             Net Income                     --         --               --           --           83,438         83,438
-------------------------------------- ----------- -------------- ------------ -------------- ------------- -----------------

      Balance - March 31, 2004          16,468,754  $ 164,688       $ 116,000     $ 658,599    $ (681,830)      $ 257,457
-------------------------------------- ----------- -------------- ------------ -------------- ------------- -----------------



--------------------------------------------------------------------------------
See the accompanying notes to financial statements.                     Page F17



                            STATEMENTS OF CASH FLOWS
               For The Three Months Ended March 31, 2004 and 2003
                                   (Unaudited)

                                                                                         2004            2003
                                                                                      ---------       ---------
Cash Flows From Operating Activities
   Net Income (Loss)                                                                  $  83,438       $(173,316)
   Adjustments to reconcile net income (loss) to net cash provided by (used
      in) operatingactivities:
         Depreciation and amortization                                                   25,109          10,823
         Changes in assets and liabilities:
            (Increase) in accounts receivable                                          (478,122)       (172,223)
            (Increase) decrease in inventories                                         (522,145)        181,643
            Decrease in prepaid expenses and other assets                                13,923          19,306
            (Increase) decrease in deposits and prepaid taxes                            (4,000)            700
            Increase in accounts payable and accrued expenses                           431,616         172,588
--------------------------------------------------------------------------------      ---------       ---------
Net Cash Provided by (Used In) Operating Activities                                    (450,181)         39,521
--------------------------------------------------------------------------------      ---------       ---------

Cash Used In Investing Activities
   Payments for property and equipment                                                  (10,651)        (63,497)
--------------------------------------------------------------------------------      ---------       ---------
                                                                                        (10,651)        (63,497)
Net Cash Used In Investing Activities
--------------------------------------------------------------------------------      ---------       ---------

Cash Flows From Financing Activities
   Net proceeds from notes payable - officers                                           253,276          40,306
     Other financing costs                                                              (15,000)           --
   Payments on capital lease                                                             (2,556)         (2,361)
--------------------------------------------------------------------------------      ---------       ---------
Net Cash Provided By Financing Activities                                               235,720          37,945
--------------------------------------------------------------------------------      ---------       ---------

Net Increase (Decrease) In Cash And Cash Equivalents                                   (225,112)         13,969

Cash And Cash Equivalents - Beginning Of Period                                         270,155          54,383
--------------------------------------------------------------------------------      ---------       ---------
Cash And Cash Equivalents - End of Period                                             $  45,043       $  68,352
================================================================================      =========       =========



--------------------------------------------------------------------------------
See the accompanying notes to financial statements.                     Page F18

     1. BASIS OF PRESENTATION


         The accompanying unaudited financial statements of WindsorTech, Inc. ("WTI" or the "Company") as of March 31, 2004 and December 31, 2003 and for the three months ended March 31, 2004 and 2003 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Item 310 of Regulation S-B under the Securities Exchange Act of 1934. Accordingly they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of the Company's management, all adjustments (consisting of only normal recurring adjustments) considered necessary to present fairly the financial position, results of operations or cash flows have been made. Certain reclassifications have been made for consistent presentation.


         The statement of operations for the three months ended March 31, 2004 is not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004. These statements should be read in conjunction with the financial statements and related notes thereto included in our Annual Report on Form 10-KSB for the year ended December 31, 2003.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


                  Business Organization


         The Company was incorporated in August 2001 as a New Jersey corporation and commenced business operations on October 1, 2001. The Company operates out of a 38,000 square foot facility in New Jersey and has satellite sales and business development offices in Florida. On January 30, 2002, the Company merged with and into Delta States Oil, Inc. ("Delta"), a publicly owned corporation incorporated in Delaware on November 17, 1967 under the name Camco Systems, Inc., which was changed in December 1967 to Automated Data Sciences, Inc. and on January 28, 1974 to Delta. Delta, which was previously engaged in oil and gas exploration and drilling operations, had not engaged in any active business since May 4, 1981. Concurrent with the Merger, Delta changed its name to WindsorTech, Inc. See Note 4 below.


         The Company purchases excess, used and off-lease "as-is" and refurbished computer equipment as well as related products from a variety of sources including Fortune 1000 companies and leasing and finance companies. The Company either remarkets those products to brokers, exporters, wholesalers, retailers, value added resellers, schools, corporate end-users or individuals, or disassembles them and separates and sells the components as parts. The unsaleable components, such as metal covers, plastics and other components are recycled. In the first quarter of 2003, the Company completed the implementation of the infrastructure of an asset management group ("AMG"), a new division of the Company, to provide complete computer asset management and recovery services to entities wishing to replenish, dispose of, upgrade or recycle their existing technological assets.


     Estimates


         The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.





                                    Page F19

--------------------------------------------------------------------------------


         Earnings (Loss) Per Share


         Basic earnings (loss) per share is computed on the basis of the weighted average number of common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of all dilutive potential common shares that were outstanding during the period.


         Stock-Based Compensation

         The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB Opinion No. 25, compensation cost is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock. For all options granted, the exercise price is equal to fair market value at the date of grant and, accordingly, no compensation cost has been recognized under these plans.

         Had compensation cost for these plans been determined based on the fair value at the grant dates for awards under these plans, consistent with the alternative method set forth under SFAS No. 123, Accounting for Stock-Based Compensation, the Company's expenses for the three months ended March 31, 2004 and 2003 would have increased. The pro forma amounts are indicated below:

                                        Three Months Ended March 31,
                                        ----------       ------------
                                            2004              2003
                                        ----------       ------------
Net income (loss), as reported          $   83,438       $   (173,316)
Add: Stock-based employee
compensation expense included in
reported net income (loss), net of
related tax effects                           --                 --
  Deduct: Total stock-based
  employee compensation expense
  determined under fair value
  based method for all awards, net
  of related tax effects                (1,051,971)              (288)
                                        ----------       ------------
  Pro forma net loss                    $ (968,533)      $   (173,604)
                                        ==========       ============
Earnings per share:
Basic and diluted - as reported         $    0.005       $     (0.012)
                                        ==========       ============
Diluted - as reported                   $    0.004       $     (0.012)
                                        ==========       ============
Basic and diluted - Pro forma           $   (0.059)      $     (0.012)
                                        ==========       ============


         No options were granted in the three months ended March 31, 2004. The weighted average per share fair value of the options granted was $0.003 for the three months ended March 31, 2003. The fair



                                    Page F20

--------------------------------------------------------------------------------


     value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                       2003
                                                        --------------------

   Risk-free interest rates                                            2.9%
   Expected option lives                                            5 years
   Expected volatilities                                                 0%
   Expected dividend yields                                              0%

         Impact of Recently Issued Accounting Standard

         In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company will be required to apply FIN 46R to variable interests in VIEs created after December 31, 2003. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The Company believes that the adoption of this standard will have no impact on its financial position or results of operations.

3.       INVENTORIES


         Inventories at March 31, 2004 and December 31, 2003 consist of:

                                                  2004                2003
                                             ---------------    ---------------
   Finished goods                                 $445,156        $    276,794
   Inventory in transit                            450,369              96,586
   Allowance for excess and obsolescence           (15,000)            (15,000)
                                             ---------------    ---------------
                                                  $880,525        $    358,380
                                             ===============    ===============


4.       CHANGE IN CONTROL/MERGER

         On January 30, 2002, pursuant to the terms of an Agreement and Plan of Merger among the Company, Delta States Oil, Inc. and Alfred D. Morgan, PhD., the Company was merged with and into Delta in a tax-free merger ("Merger"), and Delta was renamed WindsorTech, Inc. Delta, in consideration for acquiring 100%, or 25,000,000 shares, of the outstanding common stock of WTI, issued an aggregate of 9,000,000 shares of its common stock, allocated equally among Marc Sherman, Edward L. Cummings, Carl C. Saracino, Michael P. Sheerr and David A. Loppert. The exchange ratio was 0.36 Delta shares for each WTI share.


         Following the merger, the surviving Company had 11,999,168 shares of its Common Stock outstanding, 9,000,000, or approximately 75%, of which are owned in equal amounts by Marc Sherman, Edward L. Cummings, Carl C. Saracino, Michael P. Sheerr and David A. Loppert.



                                    Page F21

--------------------------------------------------------------------------------


         Delta, a publicly owned company with approximately 3,300 shareholders, was incorporated in Delaware on November 17, 1967 under the name Camco Systems, Inc., which was changed in December 1967 to Automated Data Sciences, Inc. and on January 28, 1974 to Delta. Delta was previously engaged in oil and gas exploration and drilling operations but had not engaged in any active business since May 4, 1981.


         The business purpose of the merger was to allow the Company to merge into and become part of an entity that would allow it to satisfy requirements for quotation on a recognized stock exchange. The surviving Company, which is a Delaware corporation, is now actively engaged in purchasing and selling large volumes of off-lease/off finance excess, used, refurbished and "as-is" computer equipment and related products and has recently established the Asset Management Group to provide services to companies wishing to maximize the value of their computer equipment coming to the end of its useful or book life.


         For accounting purposes, the Merger of Delta and WTI has been treated as a recapitalization of WTI as the acquirer (reverse acquisition). The historical financial statements of WTI became those of the Registrant and the assets and liabilities of Delta accounted for as required under the purchase method of accounting. Pro forma information giving effect to the acquisition has not been presented since the merger was essentially a capital transaction and not a business combination.


5.       FINANCING

         On April 24, 2002, the Company entered into a secured loan agreement with its principal stockholders. The agreement was amended on September 30, 2002, February 28, 2003 and March 29, 2004 to extend the maturity date. The loans are secured by substantially all of the assets of the Company. Each principal stockholder loaned the Company $110,000 (for an aggregate of $550,000). The loans bear interest at the rate of 12% per annum with interest only payments payable monthly in arrears. As of March 31, 2004, the outstanding principal stockholder loans were $500,000. $100,000 plus all accrued interest is due and payable on January 31, 2005. $400,000 plus all accrued interest is due and payable on January 31, 2006. The loan agreement, as amended, provides, among other standard and customary terms, that when the Company arranges permanent long or short- term financing, the principal stockholder loans will be subordinate to such permanent financing, if required. At maturity, at the election of the principal stockholders, the Company shall repay such loans in cash or in a combination of cash and shares of the Company's Common Stock, with such stock valued at the current "market value" determined by a professional valuation service. The Company and the principal stockholders also entered into an InterCreditor Agreement.





                         PRO FORMA FINANCIAL INFORMATION

         The following pro forma unaudited condensed consolidated statement of our operations for the three months ended March 31, 2004 reflects the effects of our acquisition of Qualtech International Corp and Affiliate (Qualtech), which was completed effective May 1, 2004, and the proceeds from a private placement of 6,000,000 shares of common stock and 6,000,000 warrants, as if those transactions had occurred on January 1, 2004.

         The following pro forma unaudited condensed consolidated statement of our operations for the year ended December 31, 2003 reflects our estimates of the effects of the acquisition of Qualtech, which was completed effective May 1, 2004, and the proceeds from a private placement of 6,000,000 shares of common stock and 6,000,000 warrants, as if those transactions had occurred on January 1, 2003. Under



                                    Page F22

--------------------------------------------------------------------------------

     the terms of the agreement of sale, Qualtech's shareholders received a combination of Windsortech common stock and cash totaling $6.5 million of which $3.25 million is cash and $3.25 million is common stock. The purchase price totaled $6.6 million, consisting of the $6.5 million paid to Qualtech shareholders, and $100,000 of direct acquisition costs.

         In addition to the initial purchase price described in the previous paragraph, additional contingent consideration is payable, based on Qualtech meeting certain objectives. Qualtech's shareholders shall be entitled to receive 5.5 times the average income after taxes for the two year period following the effective date of the merger that exceeds One Million One Hundred Thousand ($1,100,000). A minimum of 50% of this amount is to be paid in cash. The remainder is to be paid in stock or cash at the discretion of WindsorTech. At the end of the first anniversary, if the net income is less than $1,100,000, then no additional consideration is due.

         The following pro forma unaudited condensed consolidated balance sheet at March 31, 2004 reflects the effects of the acquisition of Qualtech, which was completed effective May 1, 2004, and the proceeds from a private placement of 6,000,000 shares of common stock and 6,000,000 warrants, as if those transactions occurred on January 1, 2004. The proceeds from the private placement were used to fund the cash portion of the purchase.

         The purchase price is allocated to the net tangible and intangible assets of Qualtech acquired in the purchase, based on their fair values at the purchase date. Independent valuation specialists have been engaged to assist the management of Windsortech in determining the purchase price allocation. The purchase price allocation reflected in the accompanying unaudited pro forma condensed consolidated financial statements reflect Windsortech's estimate of the purchase price allocation. The initial purchase price allocation reflects $1,600,000 assigned to a customer relationship intangible asset, and $3,984,854 assigned to goodwill. The customer relationship intangible will be amortized over the estimated future life of the customer relationships of 5 years. In accordance with FAS 142, goodwill will not be amortized, but instead tested annually for impairment. A final determination of the purchase price allocation will be made upon completion of the independent valuation specialists' report. The actual amounts recorded, based on this report, may differ materially from management's original estimate.

         This pro forma unaudited financial information does not purport to represent (1) what our actual results of operations would have been had the acquisitions occurred on the dates assumed or (2) what we expect our results of operations to be in the future. They do not reflect any estimates of cost savings or other efficiencies that may be achieved from the integration of Qualtech. We believe that the assumptions used in preparing the proforma unaudited condensed consolidated statements of operations provide a reasonable basis for presenting all of the significant effects of the acquisition.

         You  should  read  the  pro  forma  unaudited  condensed   consolidated
     statements of operations and the accompanying notes together with the historical financial statements of Windsortech and Qualtech International and Affiliate, including the notes thereto, and other financial information pertaining to Windsortech and Qualtech, including the information set forth under "Use of Proceeds," "Description of Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.


                                    Page F23

--------------------------------------------------------------------------------




                                Windsortech, Inc.

       Pro Forma Unaudited Condensed Consolidated Statement of Operations
                    For the Three Months Ended March 31, 2004
                    -----------------------------------------



                                                                Qualtech
                                                             International
                                            Windsortech,    Corporation and
                                                Inc.           Affiliate           Pro forma                 Pro forma
                                               Actual            Actual           Adjustments               Consolidated
                                           ---------------- -----------------  ------------------         -----------------
Revenues                                     $ 2,681,857      $ 5,802,984        $ (428,283)       (a)      $ 8,056,558
Cost of goods sold                             1,911,471        4,930,230          (428,283)       (a)        6,413,418
                                           ---------------- -----------------  ------------------         -----------------
Gross profit                                     770,386          872,754                                     1,643,140
Selling, general and administrative
  expenses                                       637,219          585,593                                     1,222,812
Depreciation and amortization                     25,109            4,854            80,000        (d)
                                                                                                                109,963
Interest expense, net                             16,367            7,597                                        23,964
                                           ---------------- -----------------  ------------------         -----------------
Income before income taxes                        91,691          274,710           (80,000)                    286,401
Provision for income tax                           8,252                            109,884                     118,136
                                           ---------------- -----------------  ------------------         -----------------
Net income (loss)                            $    83,439      $   274,710        $ (189,884)                $   168,265
                                           ================ =================  ==================         =================

Earnings per common share - basic            $     0.005                                                    $     0.007
Weighted average common shares
  outstanding - basic                         16,468,754                          7,957,831        (e)       24,426,585
                                           ================ =================  ==================         =================

Earnings per common share - diluted          $     0.004                                                    $     0.008
Weighted average common shares
  outstanding - diluted                       19,107,521                         13,957,831       (e)(f)     33,065,352
-----------------------------------------  ================ =================  ==================         =================




                                    Page F24

--------------------------------------------------------------------------------






                                Windsortech, Inc.
       Pro Forma Unaudited Condensed Consolidated Statement of Operations
                      For the Year Ended December 31, 2003
                      ------------------------------------



                      Windsortech,          Qualtech
                          Inc.            International
                                          and Affiliate                                 Pro forma             Pro Forma
                         Actual(1)           Actual               Subtotal            Adjustments            As Adjusted

    Revenues             $   7,484,472   $  15,096,387        $  22,580,859             $(618,678) (a)      $   21,962,181
    Cost of goods sold       5,492,061      12,013,397           17,505,458              (618,678) (a)          16,886,780
                       --------------- ------------------- -----------------------  ----------------      ------------------
    Gross profit             1,992,411       3,082,990            5,075,401                                      5,075,401
    Selling, general
      and                    1,988,091       2,638,166            4,626,257                                      4,626,257
      administrative
      expenses
    Depreciation and                                                                                               514,731
      amortization              71,973         122,758              194,731               320,000(d)
    Interest expense            79,656          15,531               95,187                                         95,187
                       --------------- ------------------- -----------------------  ----------------      ------------------
    Income (loss)
      before income           (147,309)        306,535              159,226              (320,000)                (160,774)
      taxes
      Provision for
      income tax                 1,900                                1,900               122,614(g)               124,514
                       --------------- ------------------- -----------------------  ----------------      ------------------
    Net income (loss)    $    (149,209)    $   306,535        $     157,326             $(442,614)          $     (285,288)
                       =============== =================== =======================  ================      ==================

    Earnings (loss)
      per common         $     ( 0.010)                                                                     $       (0.012)
      share - basic
      and diluted
    Weighted average
      common shares
      outstanding -         15,661,593                                                  7,957,831(e)            23,619,424
      basic and
      diluted
                       =============== =================== =======================  ================      ==================




                                    Page F25

--------------------------------------------------------------------------------




                                Windsortech, Inc.
            Pro Forma Unaudited Condensed Consolidated Balance Sheet

                                 March 31, 2004


---------------------------------------------------------------------------------------------------------------------------
                                              Qualtech                             Proforma               Pro Forma As
                            Windsortech,    International        Subtotal          Adjustments               Adjusted
                            Inc. Actual     and Affiliate
                                                Actual
Current Assets
  Cash and cash
    equivalents                  $45,043   $      172,164    $      217,207           $ 350,000  (b)(c)         $567,207
  Accounts receivable            644,264          768,421         1,412,685                                    1,412,685
  Accounts receivable -           94,358                             94,358                                       94,358
    related party
  Inventories                    880,525        1,018,810         1,899,335                                    1,899,335
  Prepaid expenses and            32,982           33,480            66,462                                       66,462
    other current assets
   Deferred income taxes          14,528                             14,528                                       14,528
                          ---------------------------------- -----------------  ------------------      -------------------
     Total Current Assets      1,711,700        1,992,875         3,704,575             350,000                4,054,575

Property and Equipment,          249,032          153,290           402,322                                      402,322
  Net
Deferred Income Taxes            112,492                            112,492                                      112,492
Intangibles                                                                           1,520,000  (d)           1,520,000
Goodwill, net                                                                         3,984,854  (b)           3,984,854
Other Assets                      83,548              940            84,488                                       84,488
                          ---------------------------------- -----------------  ------------------      -------------------
                              $2,156,772     $  2,147,105      $  4,303,877           $5,854,854              $10,158,731
                          ================================== =================  ==================      ===================

Current Liabilities
  Current maturities of
    capital lease           $     6,243      $                 $      6,243       $                     $          6,243
    obligations
  Accounts payable and           601,198          648,648         1,249,846                                    1,249,846
    accrued expenses
  Accrued expenses               179,467          165,281           344,748             400,000  (b)(c)          744,748
  Accrued payroll -              318,328                            318,328                                      318,328
    principal stockholders
  Customer deposits and           31,452          318,030           349,482                                      349,482
    other current
    liabilities
   Notes payable -
   principal                     360,468                            360,468                                      360,468
   stockholders, current
   portion
                          ---------------------------------- -----------------  ------------------      -------------------
     Total Current
       Liabilities             1,497,156        1,131,959         2,629,115             400,000                3,029,115
                          ---------------------------------- -----------------  ------------------      -------------------

Notes payable - Principal        400,000                            400,000                                      400,000
  Stockholders
Capital Lease Obligations          2,159                              2,159                                        2,159




                                    Page F26

---------------------------------------------------------------------------------------------------------------------------


Stockholders Equity
  Common shares                  164,688            2,000           166,688              77,578  (b)(c)          244,266
  Common stock warrants          116,000                            116,000           1,521,261  (b)           1,637,261
  Additional paid-in             658,599                            658,599           4,949,161  (b)(c)        5,607,760
    capital
  Retained earnings             (681,830)       1,013,146           331,316          (1,093,146) (d)           (761,830)
                          ---------------------------------- -----------------  ------------------      -------------------
     Total Stockholders'         257,457        1,015,146         1,272,603           5,454,854                6,727,457
       Equity
                          ---------------------------------- -----------------  ------------------      -------------------

                              $2,156,772     $  2,147,105      $  4,303,877       $   5,854,854         $     10,158,731
                          ================================== =================  ==================      ===================






                                    Page F27

 NOTES TO THE PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


(a)  Intercompany Eliminations

     The intercompany transactions were transactions that were at arms length and were completed prior to the acquisition. At the time of acquisition, there were no amounts that were left in inventory.



(b) Record private placement of 6,000,000 shares of common stock and 6,000,000 warrants:

Cash                                                                               $   3,600,000
Common Stock................................................................
                                                                                         (60,000)
Additional Paid in Capital..................................................          (1,718,739)
Warrants....................................................................          (1,521,261)
Accrued Expenses (Direct Issuance Costs)....................................            (300,000)

(c)  Record the  purchase  of  Qualtech  International  Corp and  Affiliate  for
     $6,600,000 of which $3,250,000 is in cash and $3,250,000 is in stock to the seller and $100,000 in direct acquisition costs:

Cash                                                                               $  (3,250,000)
Common Stock................................................................             (19,578)
Additional Paid in Capital..................................................          (3,230,422)
Accrued Expenses (Direct Acquisition Costs).................................            (100,000)
Book Value of Qualtech......................................................           1,015,146
Intangibles.................................................................           1,600,000
Goodwill....................................................................           3,984,854

(d)  Record Amortization of Intangibles

Intangible (5 yr life)......................................................       $   1,600,000
Divide by 5yrs for annual amortization......................................
                                                                                         320,000
Multiply by 3/12 for 3 months amortization..................................
                                                                                          80,000
Warrants....................................................................          (1,521,261)


(e)  Shares Issued

Barron Partners and Others..................................................           6,000,000
Shares Issued for Purchase of Qualtech .....................................
                                                                                       1,957,831
                                                                                 -------------------

                                                                                       7,957,831

(f)  In the money, Warrants issued

Barron Partners and Others..................................................           6,000,000

(g)  Taxes




     Represents an increase in the tax provision due to Qualtech's earnings, multiplied by the Company's effective income tax rate. Qualtech was an S-Corporation for tax purposes and accordingly no provision was made for federal income taxes on a pre-acquisition historical basis. Amortization is not deducted in computing the pro forma income tax provision.




                                    Page F28

--------------------------------------------------------------------------------




                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE


     On February 4, 2002, our Board of Directors voted to dismiss and replace Milton Reece, CPA ("Reece") with Rubin, Brown, Gornstein & Co. LLP ("RBG") as the Registrant's independent accountants for the transition period ending December 31, 2001.


     The reports of Reece on our financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of our financial statements for each of the two fiscal years ended September 30, 2001 and 2000, and in the subsequent interim period, there were no disagreements with Reece on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Reece, would have caused Reece to make reference to the matter in his report.


     During the two most recent fiscal years and through the subsequent interim period, there have been no reportable events as defined in Regulation S-B Item 304(a)(1)(iv).


     We have provided Reece with a copy of the disclosure contained herein and requested that Reece provide us with a letter addressed to the Securities and Exchange Commission stating whether he agrees with this disclosure. Reece has provided such a letter, which is incorporated herein by reference to Exhibit
16.1 to our Current Report on Form 8-K filed with the Commission on February 13, 2002.


     On February 12, 2002, we engaged RBG as our principal accountants to audit our financial statements for the transition period ended December 31, 2001. During fiscal 2000 and 2001 and in the subsequent interim period, we had not consulted RBG on items that concerned the application of accounting principles generally, or to a specific transaction or group of transactions, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements.


     We do not anticipate engaging RBG for any services other than for audit and tax services.


                       WHERE YOU CAN FIND MORE INFORMATION


     We have filed with the SEC a registration statement on Form SB-2 to register the shares of common stock offered hereby. This prospectus is a part of that registration statement. As allowed by the SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to that registration statement. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement and the exhibits to that registration statement. Statements in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to that exhibit. Each statement in this prospectus relating to a contract or document filed as an exhibit to the registration statement is qualified by the filed exhibits. You can obtain a copy of the registration statement and the exhibits through the SEC, at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549, Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, or the SEC's website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.


     Quotations relating to our common stock appear on NASDAQ, and such reports, proxy statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Such periodic reports, proxy and information statements and other information are available for inspection and copying at the public reference facilities and Internet site of the SEC referred to above.


     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION CONCERNING THIS OFFERING EXCEPT THE INFORMATION AND REPRESENTATIONS WHICH ARE CONTAINED IN THIS PROSPECTUS OR WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IF ANYONE GIVES OR MAKES ANY OTHER INFORMATION OR REPRESENTATION, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE BY ANY PERSON IN ANY CIRCUMSTANCES IN WHICH AN OFFER OR SOLICITATION IS UNLAWFUL.


     YOU SHOULD NOT INTERPRET THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER AS AN INDICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS. YOU SHOULD ALSO BE AWARE THAT THE INFORMATION IN THIS PROSPECTUS MAY CHANGE AFTER THIS DATE.

--------------------------------------------------------------------------------





                               [__________] SHARES





                                  COMMON STOCK






                         -------------------------------


                                   PROSPECTUS


                         -------------------------------





     Until [__________], 2004, (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




--------------------------------------------------------------------------------

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is a Delaware corporation. Our Amended and Restated Certificate of Incorporation provides that the personal liability of the directors of the Company is eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the Delaware General Corporation Law, as the same may be amended and supplemented. In general, paragraph (7) provides that a Delaware corporation's certificate of incorporation may include, among other things, a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Such a provision, however, may not eliminate or limit the liability of a director for: (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful stock dividends, stock purchases or stock redemptions, which are addressed by Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit.

     Moreover, the Company shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify directors and officers under said section from and against any and all of the expenses (including reasonable attorneys' fees), liabilities, or other matters referred to in or covered by said section and the Company may, upon the determination of the Board of Directors of the Company, to the fullest extent permitted by the provisions of
Section 145 of the Delaware General Corporation Law, as the same may be amended or supplemented, indemnify employees or agents of the Company and any and all other persons whom it shall have power to indemnify under said section, from and against any and all of the expenses (including reasonable attorneys' fees), liabilities, or other matters referred to in or covered by said section. The Company may pay and advance expenses (including reasonable attorneys' fees) to directors and officers for matters covered by indemnification to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, and may similarly pay and advance expenses for employees and agents as shall be approved by the Board of Directors of the Company.



                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses (other than underwriting discounts and commissions) which, other than the SEC registration fee, are estimates, payable by the Registrant in connection with the sale and distribution of the shares registered hereby**:

------------------------------------------------------
SEC registration fee..................................      $  6,705.00
Printing, engraving and mailing expenses..............         5,000.00      *
Accounting fees and expenses..........................         5,000.00      *
Legal fees and expenses...............................        15,000.00      *
Miscellaneous expenses................................         1,440.00      *
                                                            -----------
     Total............................................      $ 33,145.00



-------------
*     Estimated
** The selling shareholders will pay any sales commission or underwriting discount and fees incurred in connection with the sale of shares registered hereunder.

--------------------------------------------------------------------------------


                    RECENT SALES OF UNREGISTERED SECURITIES.

     The following table lists all unregistered securities sold/issued by us in the last three years pursuant to Item 701 of Regulation S-B.

     These shares were issued to the persons listed below in connection with (1) the formation of WindsorTech, (2) the Merger, (3) for services rendered to Delta, (4) in lieu of compensation, or (4) the purchase of shares under a Confidential Private Placement Memorandum and, unless otherwise indicated, were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.




                                                          Number of                                        Number of Common
Name/Entity/Nature              Date Issued      Note      Persons                Issued For                         Shares
------------------              -----------      ----                             ----------                         ------


Edward L. Cummings               October-01       1           1              Capital Contribution                  5,000,000

David A. Loppert                 October-01       1           1              Capital Contribution                  5,000,000
Carl Saracino                    October-01       1           1              Capital Contribution                  5,000,000
Michael P. Sheerr                October-01       1           1              Capital Contribution                  5,000,000
Marc Sherman                     October-01       1           1              Capital Contribution                  5,000,000

Edward L. Cummings               January-02       2           1              Merger Consideration                  1,800,000
David A. Loppert                 January-02       2           1              Merger Consideration                  1,800,000
Carl Saracino                    January-02       2           1              Merger Consideration                  1,800,000
Michael P. Sheerr                January-02       2           1              Merger Consideration                  1,800,000
Marc Sherman                     January-02       2           1              Merger Consideration                  1,800,000

Leonard P. Stone                 Jan - 2002       3           1                   Finders Fee                        450,000
William J. Barbera               Jan - 2002       3           1                   Finders Fee                        180,000

Frederic E. Smithline            January-02       4           1                Services Rendered                     600,000

Brian Cockerham                 December-02       5           1                  Compensation                          5,000
Edward L. Cummings              December-02       5           1                  Compensation                        500,000
Erik Cummings                   December-02       5           1                  Compensation                         50,000
David Harris                    December-02       5           1                  Compensation                        150,000
Robert Jackson                  December-02       5           1                  Compensation                        150,000
David A. Loppert                December-02       5           1                  Compensation                        500,000
Eleanor McDonald                December-02       5           1                  Compensation                          5,000
Wayne Neuls                     December-02       5           1                  Compensation                          5,000
Lou Nuccio                      December-02       5           1                  Compensation                         50,000



                                       58



                                                          Number of                                        Number of Common
Name/Entity/Nature              Date Issued      Note      Persons                Issued For                         Shares
------------------              -----------      ----                             ----------                         ------

Carl Saracino                   December-02       5           1                  Compensation                        500,000
Michael P. Sheerr               December-02       5           1                  Compensation                        500,000
Marc Sherman                    December-02       5           1                  Compensation                        500,000

Stanley Adelman                   July-03         6           1           Private Placement of Shares                  5,000
Harvey Albert                     July-03         6           1           Private Placement of Shares                 15,000
Mike Belisle & Linda A. Gary      July-03         6           2           Private Placement of Shares                 71,429
Bismark Intervest, Inc.           July-03         6           1           Private Placement of Shares                300,000
Edward L. Cummings                July-03         6           1           Private Placement of Shares                 61,200
John R. Doss                      July-03         6           1           Private Placement of Shares                300,000
Steven Gadon & Barbara Gadon      July-03         6           2           Private Placement of Shares                 85,000
Andrew L. Granat                  July-03         6           1           Private Placement of Shares                 15,000
Alan J. Haber                     July-03         6           1           Private Placement of Shares                  3,000
Barry S. Hanburger                July-03         6           1           Private Placement of Shares                  2,500
Bernard & Carol Harris, JT
TEN WROS                          July-03         6           2           Private Placement of Shares                  2,000
John D. Wright, cust for
Jonathan Martin Harris, Minor     July-03         6           1           Private Placement of Shares                  1,000
Rodney D. and Linda L.
Johnson, JT TEN WROS              July-03         6           2           Private Placement of Shares                  2,000
Craig G. Langweiler               July-03         6           1           Private Placement of Shares                 10,000
Monte Lang & Lillian M Lang,
JT TEN WROS                       July-03         6           2           Private Placement of Shares                 30,000
Max & Delayne Loppert, JT
TEN WROS                          July-03         6           2           Private Placement of Shares                 70,000
Anne E. B. Loppert, Minor,
David A. Loppert, Custodian       July-03         6           1           Private Placement of Shares                 43,500
Jeffrey E. B. Loppert,
Minor, David A. Loppert,
Custodian                         July-03         6           1           Private Placement of Shares                 43,500
Martin Miller                     July-03         6           1           Private Placement of Shares                  2,857
Robert & Penni Parker, JT
TEN WROS                          July-03         6           1           Private Placement of Shares                 14,300
RBC Dain Rauscher Custodian,
FBO Harvey Albert IRA             July-03         6           1           Private Placement of Shares                 20,000
Lois G. Rosenberg                 July-03         6           1           Private Placement of Shares                    500
Paul Rosen & Wendy Rosen          July-03         6           2           Private Placement of Shares                 85,000
Carl Saracino                     July-03         6           1           Private Placement of Shares                 15,000






                                       59






                                                          Number of                                        Number of Common
Name/Entity/Nature              Date Issued      Note      Persons                Issued For                         Shares
------------------              -----------      ----                             ----------                         ------
Philip & Lilyan Sherman, JT
TEN WROS                          July-03         6           2           Private Placement of Shares                 20,000
Michael P. Sheerr                 July-03         6           1           Private Placement of Shares                 44,000
Alexandra J. Sherman, Minor,
Marc Sherman Custodian            July-03         6           1           Private Placement of Shares                 28,433
Maximilian B. Sherman,
Minor, Marc Sherman Custodian     July-03         6           1           Private Placement of Shares                 28,433
Zachary T. Sherman, Minor,
Marc Sherman Custodian            July-03         6           1           Private Placement of Shares                 28,434
Jonathan E. Stoll                 July-03         6           1           Private Placement of Shares                  2,500
Gail M. Thompson                  July-03         6           1           Private Placement of Shares                  1,000
Jack B. Tull Sr.                  July-03         6           1           Private Placement of Shares                  3,000
John D. & Dorothy J. Wright,
JT TEN WROS                       July-03         6           2           Private Placement of Shares                  1,000
Bismark Intervest, Inc.         September-03      6           1           Private Placement of Shares                100,000
Edith Newman Revocable Trust    September-03      6           1           Private Placement of Shares                 20,000
Paul Lee Newman Roth IRA        September-03      6           1           Private Placement of Shares                 50,000
Paul Lee Newman                 September-03      6           1           Private Placement of Shares                 30,000
Barron Partners LP                 May-04         7           1           Private Placement of Shares              4,833,333
Michael H. Weiss                   May-04         7           1           Private Placement of Shares                 83,400
Guerrilla Partners LP              May-04         7           1           Private Placement of Shares                716,600
Guerrilla IRA Partners LP          May-04         7           1           Private Placement of Shares                 83,400
Odin Partners LP                   May-04         7           1           Private Placement of Shares                116,600
Bismark Intervest, Inc.            May-04         7           1           Private Placement of Shares                166,667
Joel L. Owens                      May-04         8           1              Merger Consideration                  1,715,911
Jolene L. Owens                    May-04         8           1              Merger Consideration                    241,920




1. Represents shares issued to the founders and initial shareholders of WindsorTech in exchange for a capital contribution of $50,000 paid by each in cash. At the time of issuance, WindsorTech was not a public reporting entity, and the shares were exempt from registration pursuant to Section 4(2) of the Securities Act. The certificates representing the shares were legended to indicate that they were restricted. These shares were exchanged for the Merger Consideration shares issued in January 2002 as discussed in note 2 below and were subsequently cancelled.

2. Represents shares issued in connection with the Merger in a transaction negotiated by the WTI shareholders in connection with the Merger, which Merger transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The Merger Agreement included an acknowledgment that the sale was not registered, that the WTI shareholders were acquiring the shares for investment and not for resale, and that such shareholder acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. The shares were issued in exchange for 5,000,000 shares from each of the stockholders of WindsorTech, Inc. (New Jersey corporation) as merger consideration. Each share was valued at $0.0278.

3.   Represents shares, valued at $0.0278 per share, issued as a transaction fee
     in  connection  with  the  Merger,   which

--------------------------------------------------------------------------------


     transaction was exempt from registration pursuant to Section 4(2) of the Act. The certificates representing the shares were legended to indicate that they were restricted. Mr. Stone and Mr. Barbera introduced the WindsorTech shareholders to Alfred Morgan, the principal stockholder of Delta and received the shares as a finders fee for making such introduction.

4. Represents shares issued to for past legal services rendered to Delta in lieu of cash. The shares issued by Delta prior to the Merger were valued by Delta at $0.01 per share. The certificate representing the shares was legended to indicate that they were restricted.

5. Represents shares issued in lieu of cash compensation. Each share was valued at $0.026. The certificates representing the shares were legended to indicate that they were restricted. The shares issued to each of Mr. Cummings, Loppert, Saracino, Sheerr and Sherman are reflected in the Summary Compensation Table on page 48, under the "Bonus" column in 2002.

6. Represents an aggregate of 1,354,586 restricted shares of our common stock sold to 33 investors for a total of $474,105, or $.35 per share, which transaction was exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act. The investors were either accredited investors or sophisticated investors, and the total offering was to less than 35 non-accredited investors. There was no general solicitation or advertising for the sale of these shares, and the investors had access to or were provided with relevant financial and other information relating to us. The certificates representing the shares were legended to indicate that they were restricted.

7. Represents an aggregate of 6,000,000 restricted shares of our common stock sold to 6 investors for a total of $3,600,000, or $.60 per share which transaction was exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act. The investors were either accredited investors or sophisticated investors, and the total offering was to less than 10 non-accredited investors. There was no general solicitation or advertising for the sale of these shares, and the investors had access to or were provided with relevant financial and other information relating to us. The certificates representing the shares were legended to indicate that they were restricted.

8. Represents shares issued in connection with the acquisition of Qualtech International Corporation and Affiliate, valued at $1.66 per share, which transaction was exempt from registration pursuant to Section 4(2) of the Act. The certificates representing the shares were legended to indicate that they were restricted.





EXHIBITS





INDEX TO EXHIBITS

Exhibit Number   Description
---------------- ---------------------------------------------------------------

         2.1 Agreement and Plan of Merger by and between WindsorTech, Inc., Delta States Oil, Inc. and Alfred D. Morgan, Ph. D dated January 29, 2002 (incorporated herein by reference to Exhibit
                  99.1 to the Registrant's Current Report on Form 8-K filed with the Commission on February 13, 2002 (Commission file number 00000-07539)).

         2.2 Agreement and plan of Merger by and among Windsortech, Inc., Qualtech International Corporation and Qualtech Service Group, Inc. dated May 1, 2004.

         3.1 Certificate of Amendment of Certificate of Incorporation of WindsorTech, Inc. **

         3.2 Amended and Restated ByLaws of WindsorTech, Inc. (Incorporated herein reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-QSB filed with the Commission on August 19, 2002 (Commission file number 000-07539)).

         3.3 Action by Consent in Writing of a Majority of Stockholders dated May 19, 2004 concerning Amended and Restated By Laws.

--------------------------------------------------------------------------------


Exhibit Number   Description
---------------- ---------------------------------------------------------------


         4.1 Specimen common stock Certificate of WindsorTech, Inc. (Incorporated herein reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB filed with the Commission on August 19, 2002 (Commission file number 000-07539)).

         4.2 Form of Stock Purchase Agreements with Barron Partners, L.P., Guerrilla Capital, and Odin Partners et al. dated May 26, 2004.

         4.3 Form of Registration Rights Agreements with Barron Partners, L.P., Guerrilla Capital, and Odin Partners et al. dated May 26, 2004.

         4.4*** Form of Common Stock Purchase Warrant at $1.50 per share dated May 28, 2004.

         4.5*** Form of Common Stock Purchase Warrant at $3.60 per share dated May 28, 2004.

         4.6*** Form of Registration Rights Agreement with Joel Owens and Jolene Owens dated May 1, 2004.

         5.1***   Opinion of Burger, Trailor & Farmer, P.A.

         10.1*    Employment and Non-Compete Agreement - Edward L. Cummings **

         10.2*    Employment and Non-Compete Agreement - David A. Loppert **

         10.3*    Employment and Non-Compete Agreement - Carl C. Saracino **

         10.4*    Employment and Non-Compete Agreement - Michael P. Sheerr **

         10.5*    Employment and Non-Compete Agreement - Marc Sherman **

         10.6*    2002 Flexible  Stock Plan  (Incorporated  herein  reference to
                  Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-QSB filed with the Commission on April 16, 2002 (Commission file number 000-07539)).

         10.7 Promissory Note executed by the Company. As of April 24, 2002 this note was paid in full (Incorporated herein reference to
                  Exhibit  10.7 to the  Registrant's  Quarterly  Report  on Form
                  10-QSB filed with the Commission on August 19, 2002 (Commission file number 000-07539)).

         10.8 Loan Agreement by and among Marc Sherman, Edward L. Cummings, David A. Loppert, Carl C. Saracino, Michael P. Sheerr and WindsorTech, Inc., on and as of April 24, 2002 (Incorporated herein reference to Exhibit 10.8 to the Registrant's Quarterly Report on Form 10-QSB filed with the Commission on August 19, 2002 (Commission file number 000-07539)).

         10.9 Lease Agreement (Incorporated herein reference to Exhibit 10.9 to the Registrant's Quarterly Report on Form 10-QSB filed with the Commission on August 19, 2002 (Commission file number 000-07539)).

         10.10    Amendment to Loan Agreement by and among Marc Sherman,  Edward
                  L. Cummings, David A. Loppert, Carl C. Saracino, Michael P. Sheerr and WindsorTech, Inc., on and as of March 31, 2002 (Incorporated herein reference to Exhibit 10.10 to the Registrant's Quarterly Report on Form 10-QSB filed with the Commission on November 4, 2002 (Commission file number 000-07539)).

--------------------------------------------------------------------------------

Exhibit Number   Description
---------------- ---------------------------------------------------------------


         10.11 Second Amendment to Loan Agreement by and among Marc Sherman, Edward L. Cummings, David A. Loppert, Carl C. Saracino, Michael P. Sheerr and WindsorTech, Inc., on and as of February 28, 2003 (Incorporated herein reference to Exhibit 10.11 to the Registrant's Quarterly Report on Form 10-QSB filed with the Commission on May 13, 2003 (Commission file number 000-07539)).

         10.12    Employment and Non-Compete Agreement - Joel Owens

         16.1 Letter from Milton Reece, CPA ("Reece") concurring with the statements made by the Registrant in the Current Report on Form 8-K reporting Reece's resignation as the Registrant's principal accountant (incorporated herein by reference to Exhibit 16 to the Registrant's Current Report on Form 8-K filed with the Commission on February 13, 2002 (Commission file number 000-07539)).

         21.1     List  of  Subsidiaries  (Qualtech  International   Acquisition
                  Corporation and Qualtech Services Acquisition Corporation

         23.1***  Consent of Rubin, Brown, Gornstein & Co. LLP

         23.2     Consent of Burger,  Trailor & Farmer,  P.A.  (Included  within
                  Exhibit 5.1)

         24.1     Power of Attorney (included on signature page)

         *        Management contract or compensatory plan.

         ** Incorporated herein by reference to the same numbered exhibit in the Registrant's Transition Report on Form 10-KSB filed with the Commission on April 1, 2002 (Commission file number 000-07539).

         ***      Attached hereto.

         There are no other documents required to be filed as an Exhibit as required by Item 601 of Regulation S-B.


UNDERTAKINGS.

          A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in connection with the securities precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          B.   We Hereby undertake:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement



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

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               (i)  To include any  prospectus  required by Section  10(a)(3) of the Securities Act of 1933

               (ii) To specify  in the  prospectus  any facts or events  arising after the effective date of the registration statement, or most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, and increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b)(Section 230.424(b)of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii)To include any  additional or changed  material  information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining and liability under the Securities Act of 1933, each such post-effective amendment shale be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


--------------------------------------------------------------------------------


                                       64
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                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Palm Beach, State of Florida.

                                               WINDSORTECH, INC.
                                               (Registrant)

Dated:   June 25, 2004                         By:       /s/ MARC SHERMAN
                                                    ----------------------------
                                                           Marc Sherman
                                                     Chief Executive Officer

Dated:   June 25, 2004                                /s/ EDWARD L. CUMMINGS
                                                    ----------------------------
                                                        Edward L. Cummings
                                                     Chief Financial Officer



                                POWER OF ATTORNEY


         The undersigned constitutes and appoints Edward L. Cummings as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign the WindsorTech, Inc. registration statement on Form SB-2 and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and each or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof.


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.




               Signature                                 Title                                  Date
               ---------                                 -----                                  ----
           /s/ MARC SHERMAN                  Chairman of the Board, Chief                   June 25, 2004
---------------------------------------     Executive Officer and President
            (Marc Sherman)

        /s/ EDWARD L. CUMMINGS            Vice President, Treasurer and Chief               June 25, 2004
---------------------------------------      Financial Officer (Principal
          Edward L. Cummings                Financial Officer and Principal
                                            Accounting Officer) and Director

         /s/ SETH A. GROSSMAN                          Director                             June 25, 2004
---------------------------------------
           Seth A. Grossman

         /s/ R. KEITH ELLIOTT                          Director                             June 25, 2004
---------------------------------------
           R. Keith Elliott







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